EXHIBIT 10.1

PURCHASE AND SALE AGREEMENT AND ESCROW INSTRUCTIONS

between

GASLAMP HOLDINGS, LLC

as Seller

and

CWI MISSION VALLEY HOTEL, LLC

as Purchaser

Courtyard by Marriott — Mission Valley

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5.5.8	Other Income	24
5.5.9	Other Expenses	24
5.5.10	Ticket and Gift Shop Inventory	25
5.5.11	House Banks	25
5.5.12	Delayed Adjustments	25
5.5.13	Proration Allocation	25
5.5.14	Survival	25
5.6	Guest Property	25
5.6.1	Safe Deposit Boxes	25
5.6.2	Baggage Inventory	26
5.7	Closing Costs	26
5.8	California Real Estate Withholding	26
5.9	Distribution of Funds and Documents Following Close of Escrow	26
5.10	Possession	27

VI. ADDITIONAL COVENANTS AND INDEMNITIES		27
6.1	Purchaser’s Covenants	27
6.1.1	Indemnification	27
6.1.2	Seller’s Accounts Receivable	28
6.2	Seller’s Covenants	28
6.2.1	Indemnification	28
6.2.2	Termination of Management Agreements	29
6.2.3	Operation of the Hotel	29
6.3	Employee Matters	29
6.4	Transition	30
6.5	No Obligations of Escrow Holder	30

VII. REPRESENTATIONS AND WARRANTIES		30
7.1	By Purchaser	30
7.1.1	Organization and Standing	30
7.1.2	Due Authorization	30
7.1.3	Lack of Conflict	31
7.1.4	Solvency/Bankruptcy	31
7.2	By Seller	31
7.2.1	Organization and Standing	31
7.2.2	Due Authorization	31
7.2.3	Lack of Conflict	31
7.2.4	Non-Foreign Seller	31
7.2.5	Solvency/Bankruptcy	32
7.2.6	Tax Returns	32
7.2.7	Financial Information	32
7.2.8	Litigation	32
7.2.9	Foreign Persons	32
7.2.10	Existing Management Agreement	32
7.2.11	Employees	33
7.2.12	Contracts	33
7.2.13	Environmental Matters	33

ii

7.2.14	Permits	33
7.2.15	Condemnation Actions; Special Assessments	33
7.2.16	Bankruptcy	33

VIII. CONDITIONS PRECEDENT TO CLOSE OF ESCROW		34
8.1	Conditions to Seller’s Obligations	34
8.2	Conditions to Purchaser’s Obligations	34
8.3	Failure of Conditions to Close of Escrow	35

IX. LIQUIDATED DAMAGES		35
9.1	Default by Purchaser	35
9.2	Default by Seller	36

X. BROKERS		37

XI. NOTICES		37

XII. MISCELLANEOUS		38
12.1	Governing Law	38
12.2	Professional Fees and Costs	38
12.3	Exhibits and Schedules a Part of This Agreement	39
12.4	Executed Counterparts	39
12.5	Assignment	39
12.6	IRS - Form 1099-S	39
12.7	Successors and Assigns	39
12.8	Time is of the Essence	39
12.9	Entire Agreement	40
12.10	Further Assurances	40
12.11	Waiver	40
12.12	Headings	40
12.13	Risk of Loss	40
12.13.1	Risk of Loss	40
12.13.2	Material Loss	41
12.13.3	Nonmaterial Loss	41
12.13.4	Eminent Domain	41
12.14	Construction of Agreement	42
12.15	Tax Deferred Exchange	42
12.16	No Public Disclosure	43
12.17	Covenants, Representations and Warranties	43
12.18	Confidentiality	43
12.19	Limitation on Liability	44
12.20	No Third-Party Beneficiaries	45
12.21	Electronic and Facsimile Signatures	45
12.22	Purchaser Audit Rights	45
12.23	Waiver of Jury Trial	46

XIII. EXECUTION		47

iii

PURCHASE AND SALE AGREEMENT AND ESCROW INSTRUCTIONS

This PURCHASE AND SALE AGREEMENT AND ESCROW INSTRUCTIONS (the “Agreement”) is dated this  16th day of October, 2012 (the “Effective Date”), and is made by and between GASLAMP HOLDINGS, LLC, a California limited liability company (“Seller”), and CWI MISSION VALLEY HOTEL, LLC, a Delaware limited liability company (“Purchaser”).

RECITALS

Subject to the terms and conditions hereof, Seller desires to sell, assign, transfer, convey and deliver to Purchaser, and Purchaser desires to acquire from Seller, all of Seller’s right, title and interest in the Property (as defined herein below), together with all rights, benefits, privileges and appurtenances pertaining thereto, for such consideration as is hereinafter set forth.

AGREEMENT

NOW, THEREFORE, for valuable consideration, including the performance of the promises, covenants, representations and warranties hereinafter set forth, the parties, intending to be legally and equitably bound, agree as follows:

I.

DEFINITIONS

As used in this Agreement, the following terms have the meanings ascribed to them in this Article I:

“Additional Deposit.”  As set forth in Section 2.2.1 hereof.

“Alcoholic Beverages.”  All unopened wine, beer and other alcoholic beverages located at the Real Property and held for consumption and/or sale in the operation of the Hotel.

“Assignment of Contracts.”  As set forth in Section 5.2(d) hereof.

“Assignment of Intangibles.”  As set forth in Section 5.2(c) hereof.

“Bill of Sale.”  As set forth in Section 5.2(b) hereof.

“Bookings.”  All contracts or reservations for the use or occupancy of guest rooms, meeting rooms and/or banquet facilities of the Hotel for periods on and after the Closing Date which are made in Seller’s ordinary course of business for the Hotel.

“Casualty.”  As set forth in Section 12.13.1 hereof.

“Casualty Notice.”  As set forth in Section 12.13.1 hereof.

“Casualty Renovation Cost.”  As set forth in Section 12.13.1 hereof.

“Close of Escrow.”  As set forth in Section 5.1 hereof.

“Closing Date.”  As set forth in Section 5.1 hereof.

“Contracts.”  All (a) leases of furniture and equipment, contracts and agreements used and/or executed in connection with the ownership and/or operation of the Hotel and/or the Property, as described on Schedule “A” attached hereto, (b) equipment leases and contracts with the franchisor under the Franchise Agreement and/or its affiliates executed in connection with, or as a requirement under, the Franchise Agreement (including any property management and reservation software systems), (c) all contracts, agreements and other obligations terminable on not more than thirty (30) days prior notice without penalty, and (d) all other contracts and agreements (including the Bookings) entered into by Seller in the ordinary course of business after the date hereof as permitted, and disclosed to Purchaser as required, by the terms of this Agreement, but excluding the Franchise Agreement.

“Cooperating Party.”  As set forth in Section 12.15 hereof.

“Cut-Off Time.”  As set forth in Section 5.5.4 hereof.

“Deed.”  As set forth in Section 5.2(a) hereof.

“Due Diligence Materials.”  As set forth in Section 4.3 hereof.

“Due Diligence Period.”  As set forth in Section 4.3 hereof.

“Earnest Money Deposit.”  The Initial Deposit and the Additional Deposit, and all interest accrued thereon.

“Effective Date.”  As set forth in the Preamble.

“Environmental Damages.”  As set forth in Section 4.5(g) hereof.

“Environmental Reports.”  As set forth in Section 7.2.13 hereof.

“Environmental Requirements.”  As set forth in Section 4.5(h) hereof.

“Escrow.”  As set forth in Section 3.1 hereof.

“Escrow Holder.”  First American Title Insurance Company — New York Division, 633 Third Avenue, New York, NY 10017, Attention:  Jill Siegel, Telephone No. (212) 551-9458, Telecopier No. (212) 331-1411, E-mail address: jsiegel@firstam.com.

“Evolution.” Evolution Hospitality, LLC, a California limited liability company.

“Exchangor.”  As set forth in Section 12.15 hereof.

“Excluded Assets.”  The Proprietary Computer Systems, all marks and intangible property proprietary to Seller and/or Evolution, the marks “Courtyard by Marriott” and “Marriott” and all derivatives thereof, all items of Personal Property, Inventory and Intangible

Property that include the marks “Courtyard by Marriott” and “Marriott” and all logos of the franchisor under the Franchise Agreement, the Excluded Documents, cash, cash equivalents, checks and other funds, including, without limitation, till money, house banks, Seller’s Accounts Receivable, notes, securities and other evidence of indebtedness held at the Hotel as of the Cut-Off Time, and balances on deposit to the credit of Seller with banking institutions, all of which shall be retained by Seller.

“Excluded Documents.”  All (a) internal memoranda, correspondence, analyses, documents or reports prepared by or for Seller or any affiliate or agent of Seller in connection with the sale of the Property, (b)  tax returns and financial statements of Seller (exclusive of operating statements of the Hotel which shall be available for review by Purchaser) for or in connection with its ownership or operation of the Property, (c) communications between Tarsadia, Seller or any affiliate of either of them, and their attorneys or other agents or representatives, (d) employee personnel files of Seller and any manager of the Hotel (including Evolution), (e) appraisals, assessments or other valuations of the Property in the possession of Seller or Tarsadia, (f) original bills, invoices, receipts and checks relating to expenses incurred prior to the Closing Date (provided that Purchaser shall be entitled to copies of such items), and (g) any confidential or proprietary information of Tarsadia in Seller’s possession, in each case however embodied.

“Extension Deposit”  As set forth in Section 5.1 hereof.

“Food Inventory.”  All unopened food, food stuffs, menu stock and non-alcoholic beverages located at the Real Property and held for consumption and/or sale in the operation of the Hotel.

“Franchise Agreement.”  That certain Franchise Agreement between Marriott International, Inc., as franchisor, and Gaslamp Holdings, LLC, as franchisee, for the Hotel.

“Franchisor Approval.”  As set forth in Section 2.4 hereof.

“Franchisor Approval Period.”  As set forth in Section 2.4 hereof.

“Good Funds.”  A deposit of cashier’s check, certified funds, or confirmed wire transfer of funds.

“Hazardous Materials.”  As set forth in Section 4.5(i) hereof.

“Hotel.”  The hospitality business (including restaurant and lounge services and businesses) operated and conducted by Seller on the Real Property.

“Improvements.”  The buildings, structures, and other permanent improvements located on the Land, including, without limitation, electrical distribution systems, HVAC systems, walkways, driveways, parking lots, recreational facilities, plumbing, swimming pool, lighting, and mechanical equipment and fixtures installed thereon, and all rights, benefits and privileges appurtenant thereto.

“Independent Contract Consideration.”  As set forth in Section 2.2.3 hereof.

“Initial Deposit.”  As set forth in Section 2.2.1 hereof.

“Intangible Property.”  All (a) fictitious business names and logos used by Seller in the operation of the Hotel and which are identified exclusively with the Hotel, but excluding the names “Courtyard by Marriott,” “Marriott,” and all derivatives thereof, (b) local (Area Code 619) telephone and facsimile exchange numbers identified exclusively with the Hotel, (c) transferable licenses, permits and warranties now in effect with respect to the Property, specifically excluding, however, the Liquor Licenses, and the Franchise Agreement, (d) transferable certificates (including the Certificate of Occupancy for the Real Property), licenses, permits and warranties now in effect with respect to the Property (specifically excluding, however, the Liquor Licenses) at no cost to Seller, and (e) all other intangible property located at the Real Property and used by Seller exclusively in connection with the ownership and operation of the Hotel, but excluding the Excluded Assets, the Excluded Documents, the Proprietary Computer Systems and the Proprietary Information.

“Intermediary.”  As set forth in Section 12.15 hereof.

“Inventory.”  The Food Inventory, and all unopened operating inventories, materials and supplies used in connection with the operation of the Hotel and located thereat and not held for sale to the general public, including linens, bath towels, paper goods and guest supplies, but excluding the Alcoholic Beverages.

“Land.”  The land more particularly described on Exhibit “B” attached hereto and upon which the Improvements are located.

“Land Rights.”  All easements, rights-of-way, strips, zones, licenses, transferable hereditaments, privileges, tenements and appurtenants belonging to the Land, and any right or interest in any open or proposed highways, streets, roads, avenues, alleys, easements, strips, gores and rights-of-way in, across, in front of, contiguous to, abutting or adjoining the Land, and other rights and benefits running with the Land and/or the owner of the Land.

“Latent Defects.”  As set forth in Section 4.5(c) hereof.

“Liabilities.”  As set forth in Section 12.15 hereof.

“Liquor Licenses.”  The liquor licenses relating to the operation of the restaurant and lounge businesses at the Real Property, as may be described in Section 2.5 hereof.

“Liquor Transfer Agreement.”  As set forth in Section 2.5 hereof.

“Non-Foreign Affidavit.”  As set forth in Section 5.2(e) hereof.

“Notice.”  As set forth in Article XI hereof.

“Opening of Escrow.”  As set forth in Section 3.1 hereof.

“Permits.”  As set forth in Section 4.5(a) hereof.

“Permitted Exceptions.”  As set forth in Section 4.2.1 hereof.

“Personal Property.”  All (a) keys and combinations to all doors, cabinets, enclosures and other locks on or about the Real Property, (b) Restaurant Equipment, furniture, equipment, appliances, televisions, telephone systems, artwork, machinery, tools, trade fixtures and other personal property owned by Seller, located on the Real Property, and which are used exclusively in connection with the operation of the Hotel and/or the Real Property, (c) copies of files maintained or generated by Seller in the course of Seller’s operation of the Hotel (excluding the Excluded Documents and other materials proprietary to Seller) which are located on the Real Property, and (d) all other personal property located at the Real Property with respect to which Seller is the owner thereof and which is used by Seller exclusively in connection with the ownership and operation of the Hotel and/or the Real Property; but excluding, however, (i) the Inventory and the Alcoholic Beverages, and related items, (ii) cash, cash equivalents and Seller’s Accounts Receivable, (iii) the personal property owned by any tenant or guest on the Real Property, (iv) the Liquor Licenses, (v) all refunds and claims for refunds for real property and personal property taxes in connection with the Property for any period prior to the Close of Escrow, and (vi) all tax and utilities and other deposits.

“Property.”  The Land, the Improvements, the Land Rights, the Hotel, the Personal Property, the Inventory, Seller’s rights under the Contracts, and the Intangible Property.

“Proprietary Computer Systems.”  The computer software, hardware, programs, processes and procedures set forth on Schedule “C” attached hereto.

“Proprietary Information.”  As set forth in Section 12.18 hereof.

“Purchase Price.”  As set forth in Section 2.2 hereof.

“Real Property.”  The Land, the Improvements and the Land Rights.

“Regulations.”  As set forth in Section 4.5(a) hereof.

“Reports.  As set forth in Section 4.5(d) hereof.

“Restaurant Equipment.”  All equipment, furniture, fixtures, utensils, glassware, silverware and china used in connection with the operation of all restaurants and lounges on the Real Property.

“Seller’s Accounts Receivable.”  All accounts receivable and other sums owing Seller in connection with the operation of the Hotel existing on and prior to the Close of Escrow.

“Seller’s Post-Closing Obligations.”  As set forth in Section 12.19 hereof.

“Survey.”  As set forth in Section 4.2.1 hereof.

“Tarsadia.”  Tarsadia Investments, LLC, a California limited liability company.

“Title Commitment.”  As set forth in Section 4.1 hereof.

“Title Insurer.”  First American Title Insurance Company — National Commercial Services, 633 Third Avenue, New York, NY 10017, Attention:  Jennifer D. Panciera, Telephone No. (212) 850-0653, Telecopier No. (646) 487-6940, E-mail address: JPanciera@firstam.com.

“Title Policy.”  As set forth in Section 4.2.1 hereof.

“WARN Act.”  As set forth in Section 6.3 hereof.

II.

SALE AND PURCHASE OF PROPERTY

2.1                               Purchase of Property.  As of the Close of Escrow, and subject to the terms and conditions of this Agreement, Seller shall sell, assign, convey, transfer and deliver to Purchaser, and Purchaser shall purchase and acquire from Seller, all of Seller’s right, title and interest in and to the Property, free and clear of all monetary liens and encumbrances (other than the Contracts and the Permitted Exceptions), at the purchase price provided in Section 2.2 hereof.

2.2                               Purchase Price and Terms of Payment.  The purchase price for the Property (“Purchase Price”) shall be Eighty-Five Million Dollars ($85,000,000.00), reduced by an amount equal to the purchase price for the Liquor Licenses and the Alcoholic Beverages, and shall consist of and be payable as follows:

2.2.1                     Earnest Money Deposit.  On or before three (3) business days after the date of the execution hereof by Purchaser, Seller and Escrow Holder, Purchaser shall deliver to Escrow Holder, in Good Funds, the sum of Three Million Dollars ($3,000,000.00) (the “Initial Deposit”).  The Initial Deposit shall become non-refundable to Purchaser (except as otherwise provided in this Agreement) if Purchaser does not terminate this Agreement prior to the expiration of the Due Diligence Period pursuant to the provisions of Section 4.4 hereof.

Unless Purchaser has elected to terminate this Agreement in accordance with the provisions of Section 4.4 hereof, prior to the expiration of the Due Diligence Period, Purchaser shall deposit with Escrow Holder, in Good Funds, the additional sum of Three Million Dollars ($3,000,000.00) (the “Additional Deposit”), for an Earnest Money Deposit of Six Million Dollars ($6,000,000.00).

The Earnest Money Deposit shall be held by Escrow Holder in accordance with the terms of this Agreement.  At such time as Purchaser is required hereunder to deposit the Additional Deposit, the Earnest Money Deposit shall become non-refundable to Purchaser, except in the event of an (a) uncured default by Seller of its material obligations under this Agreement, (b) failure of a condition precedent to Purchaser’s obligations as set forth in this Agreement, or (c) except as otherwise specifically provided in this Agreement.  The Earnest Money Deposit shall be applied to the Purchase Price on the Close of Escrow.

2.2.2                     Balance of Purchase Price.  Not later than 11:00 AM California time on the Closing Date, Purchaser shall deposit with Escrow Holder, in Good Funds, the balance of the Purchase Price, reduced or increased by such amounts required to take into account such prorations, credits, costs or other adjustments which are required by this Agreement and which can be computed and determined as of the time for the required deposit hereunder.

2.2.3                     Independent Contract Consideration.  Contemporaneously with the delivery of the Initial Deposit, Purchaser shall deliver to Escrow Holder, in Good Funds, by wire transfer, the sum of One Thousand Dollars ($1,000.00) (the “Independent Contract Consideration”), which amount Seller and Purchaser bargained for and agreed to as consideration for Seller’s execution, delivery and performance of this Agreement.  The Independent Contract Consideration is in addition to and independent of any other consideration or payment provided for in this Agreement, and shall be released to Seller by Escrow Holder upon receipt thereof, and is nonrefundable.

2.3                               Assumption of the Contracts.  As additional consideration, Purchaser shall, on and as of the Close of Escrow, at its sole cost and expense, assume and agree to pay all sums and perform, fulfill and comply with all other covenants and obligations which are to be paid, performed and complied with by Seller under the Contracts which first arise on and after the Close of Escrow.  Seller shall indemnify, defend, protect and hold Purchaser harmless from all breaches, claims, liabilities, losses and damages (including attorneys’ fees and related costs, whether or not legal proceedings are instituted) arising under the Contracts for all periods prior to the Close of Escrow.  Purchaser shall indemnify, defend, protect and hold Seller, Tarsadia, Evolution and their affiliates, harmless from all breaches, claims, liabilities, losses and damages (including attorneys’ fees and related costs, whether or not legal proceedings are instituted) arising under the Contracts (including, without limitation, those arising from or as a result of the assignment and assumption thereof) for all periods on and after the Close of Escrow.

2.4                               Franchise Agreement.  Purchaser shall, at its election, either assume the Franchise Agreement or cause the cancellation/termination thereof (without fee, liability or penalty to Seller), all at Purchaser’s sole cost and expense, and in each case with the full release of Seller (and any guarantors) from liability under the Franchise Agreement for all periods after the Close of Escrow.  Seller agrees to cooperate with Purchaser’s efforts to apply for and obtain either the assignment and assumption of the Franchise Agreement or a new franchise agreement, including Purchaser’s preparation of a property improvement plan, all at no cost or expense to Seller.  Within fifteen (15) days of the Effective Date, Purchaser shall submit to Marriott International, Inc. its application for the assignment and assumption of the Franchise Agreement or for a new franchise, and shall diligently pursue the processing thereof, in good faith using commercially reasonable efforts to cause Franchisor to commit in writing, in form and substance reasonable acceptable to the parties, to (a) terminate the Franchise Agreement, with no cost, expense or liability to Seller, and (b) allow Purchaser to receive a license to continue operating the Hotel as a Courtyard by Marriott after the Close of Escrow pursuant to a new franchise agreement in the form and substance acceptable to Purchaser (in Purchaser’s reasonable discretion) (collectively, the “Franchisor Approval”). If Purchaser has not obtained the Franchisor Approval by the last day of the Due Diligence Period, Purchaser may elect to terminate this Agreement and cancel the Escrow in accordance with the provisions of Section 4.4 hereof.

2.5                               Liquor Licenses and Alcoholic Beverages.  The Liquor Licenses and Alcoholic Beverages located at the Hotel shall be conveyed to Purchaser (or its designee) pursuant to a separate purchase and sale agreement (the “Liquor Transfer Agreement”) in the form and content attached hereto as Exhibit “D,” to be executed by Purchaser and Seller concurrently herewith, which shall reflect a purchase price for the Liquor Licenses of Fifteen Thousand Dollars ($15,000.00), and for the Alcoholic Beverages a purchase price equal to Seller’s cost thereof.

Notwithstanding anything to the contrary in this Agreement, title to the Alcoholic Beverages shall be conveyed to Purchaser by Seller, without the necessity of any further action by Seller, on the date (but not sooner than the Close of Escrow) that Purchaser obtains its temporary liquor licenses as described hereinabove.

III.

ESCROW

3.1                               Opening of Escrow.  Purchaser and Seller shall open an escrow (the “Escrow”) with Escrow Holder by depositing with Escrow Holder the Initial Deposit and three (3) copies of this Agreement duly executed (in counterparts or otherwise) by Seller and Purchaser.  The time when Escrow Holder so receives the Initial Deposit and the copies of this Agreement, fully executed by the parties and executes and delivers copies thereof to Seller and Purchaser, shall be deemed the “Opening of Escrow.”  Purchaser and Seller shall execute and deliver to Escrow Holder, in a timely fashion, such instruments and funds as are reasonably necessary to close the Escrow and consummate the sale and purchase of the Property (or the exchange thereof, if applicable) in accordance with the terms and provisions of this Agreement.

3.2                               Intentionally Omitted.

3.3                               Additional Escrow Holder Requirements.  If there are any requirements imposed by Escrow Holder relating to the duties or obligations of Escrow Holder, or if Escrow Holder requires any other additional instructions, the parties agree to make such deletions, substitutions and additions to this Agreement which do not cause more than a ministerial or de minimis change to this Agreement or its intent. Any such changes requested by Escrow Holder shall be subject to written approval of the parties, which approval shall not be unreasonably withheld or conditioned.

3.4                               Deposit of Funds.  Except as otherwise provided in this Agreement, all funds deposited into the Escrow by Purchaser shall be immediately deposited by Escrow Holder into Treasury Bills or other short-term United States Government obligations, in repurchase contracts for the same, or in a federally insured money market account, subject to the control of Escrow Holder in a bank or savings and loan association, or such other institution approved by Purchaser; provided, however, that such funds must be readily available as necessary to comply with the terms of this Agreement and Escrow Holder’s escrow instructions (including the return of the Earnest Money Deposit (or any portion thereof then on deposit with Escrow Holder) and the Extension Deposit (if then on deposit with Escrow Holder) to Purchaser in accordance with this Agreement), and for the Escrow to close within the time specified in Section 5.1 of this Agreement.  Except as may be otherwise specifically provided herein, interest on amounts placed by Escrow Holder in any such investments or interest bearing accounts shall accrue to the benefit of Purchaser, and Purchaser shall promptly provide to Escrow Holder Purchaser’s completed and executed W-9 with Purchaser’s Tax Identification Number and Escrow Holder’s Investment Instructions.

3.5                               Release of Funds by Escrow Holder.  Escrow Holder’s obligation under this Agreement to release the Earnest Money Deposit, the Extension Deposit and any other funds, prior to the Close of Escrow is subject to such funds having cleared through the bank, savings and loan, or other financial institution on which such funds are drawn.  Escrow Holder shall make such payments only in strict accordance with the provisions of this Agreement, and Purchaser and Seller agree to save and hold Escrow Holder harmless in disbursing and releasing the funds as specified in this Agreement.  Purchaser and Seller represent to Escrow Holder that the release instructions set forth in this Agreement are made of their own free will, under no duress, and with full understanding of the consequences thereof, not relying on any information furnished or statements made by Escrow Holder.

IV.

CONDITION OF TITLE

4.1                               Title Commitment.  Within five (5) business days after the Opening of Escrow, Purchaser shall obtain from Title Insurer a current commitment for a C.L.T.A. Owner’s Policy of Title Insurance (standard coverage) issued by Title Insurer (the “Title Commitment”) reflecting the status of title to the Real Property and all exceptions, including easements, licenses, restrictions, rights-of-way, leases, covenants, reservations and other conditions, if any, affecting the Real Property, which would appear in a C.L.T.A. Owner’s Policy of Title Insurance (standard coverage) if used, and committing to issue the C.L.T.A. Owner’s Policy of Title Insurance (standard coverage) to Purchaser in the full amount of the Purchase Price.  Accompanying the Title Commitment, Purchaser shall obtain, to the extent available, legible copies of the documents affecting the Real Property referred to in the Title Commitment.

4.2                               Title Insurance Policy.

4.2.1                     Title Policy.  Effective as of the Close of Escrow, but conditioned upon the Close of Escrow, Purchaser shall obtain from Title Insurer a C.L.T.A. Owner’s Policy of Title Insurance (standard coverage) (the “Title Policy”), with liability in the amount of the Purchase Price for the Real Property insuring fee title in the Land and Improvements and Seller’s interest in the Land Rights as vested in Purchaser subject only to the following matters affecting title (“Permitted Exceptions”).

(a)                                 All general and special property taxes and assessments not yet delinquent, and all improvement and assessment bonds;

(b)                                 Supplemental taxes assessed as a result of the sale of the Real Property by Seller to Purchaser pursuant to the provisions of California Revenue and Taxation Code Chapter 3.5 (commencing with Section 75);

(c)                                  Subject to the provisions of Section 4.4 hereof, all liens, covenants, conditions, restrictions, easements, rights of way, and all other exceptions to title as referenced in the Title Commitment, except (subject to the provisions of Section 4.2.2 hereof) monetary liens and encumbrances (other than as caused by Purchaser) which Seller shall remove at or prior to the Close of Escrow;

(d)                                 All exceptions to title disclosed by or in, or arising from or in connection with, the Survey (and any updates thereto) of the Real Property for the Title Policy (including, without limitation, easements, encroachments and zoning);

(e)                                  All security interests recorded in connection with the Contracts;

(f)                                   Rights of parties in possession not shown by the public records, easements or claims of easements not shown by the public records, but with respect to which Purchaser has knowledge thereof;

(g)                                  Governmental laws, codes, ordinances and restrictions now or hereafter in effect so far as these affect the Property or any part thereof, including, without limitation, zoning ordinances (and amendments and additions relating thereto) and the Americans with Disabilities Act of 1990, as amended, and any and all other matters, known or unknown, relating to the Property, or its condition, use, value or operation;

(h)                                 Any exceptions created by Purchaser or its agents, employees and/or contractors, including without limitation, any exceptions arising by reason of the entry on the Real Property by Purchaser or by its agents, employees and/or contractors; and

(i)                                     All preprinted exceptions and exclusions contained in the Title Policy.

At Purchaser’s election, Purchaser may obtain an A.L.T.A. Owner’s Policy of Title Insurance (extended coverage); provided, however, that Purchaser’s ability to obtain an A.L.T.A. Owner’s Policy of Title Insurance (extended coverage) shall not be a condition precedent to Purchaser’s obligations hereunder and shall not extend the Closing Date or delay the Close of Escrow.  In addition, Purchaser shall have the right to obtain from Title Insurer such endorsements to the Title Policy and/or such additional liability protection as Purchaser may elect to obtain; provided, however, that Purchaser’s ability to obtain such title endorsements and/or such additional liability protection shall not be a condition precedent to Purchaser’s obligations hereunder and shall not extend or delay the Close of Escrow.  Purchaser shall be solely responsible for negotiating with Title Insurer with respect to such A.L.T.A. Owner’s Policy of Title Insurance (extended coverage) and/or with respect to such title endorsements and/or such additional liability protection as may be requested by Purchaser, if any.

Seller will deliver to Purchaser a copy of any survey of the Real Property in its possession, without warranty, and Purchaser shall be solely responsible for, and shall assume the risk of, obtaining a survey (or updating Seller’s survey) of the Real Property (the “Survey”) acceptable to Title Insurer for purposes of issuing the Title Policy.

4.2.2                     Involuntary Encumbrances.  If, on the Closing Date, title to the Real Property, or any portion thereof, is subject to an involuntary monetary lien not consented to by Seller, Purchaser shall notify Seller and Escrow Holder of the same, in writing, and the Close of Escrow shall be delayed as provided herein, and, notwithstanding any other provision of this Agreement, Seller shall not be deemed to be in default of its obligations under this Agreement.  Upon receipt of such Notice specifying the lien, encumbrance or other matter and Purchaser’s objection thereto, Seller, within five (5) business days thereafter, may elect any of the following, which election shall be in writing delivered to Purchaser and Escrow Holder:

(i)                                     Deliver to Escrow Holder an instrument, in proper form for recording and reasonably acceptable in form and substance to Purchaser and Title Insurer, canceling such matters, together with any other instruments necessary thereto and the cost of recording and canceling the same, and Title Insurer will issue its Title Policy free of such matters;

(ii)                                  Cause Title Insurer to “insure over” such lien(s), encumbrance(s) or other matter(s), unless a reasonable person would conclude that such lien(s), encumbrance(s) or other matter(s) is or would be a material defect to Purchaser’s title; or

(iii)                               Terminate this Agreement and cancel the Escrow, and cause to be refunded to Purchaser the Earnest Money Deposit (or any portion then on deposit with Escrow Holder) and the Extension Deposit (if then on deposit with Escrow Holder), and directing Escrow Holder to release to Purchaser all additional funds and instruments deposited by Purchaser with Escrow Holder, with Seller being obligated for all cancellation fees.  In such event, Purchaser and Seller shall execute such other instruments and documents as may be necessary to effectuate the termination of this Agreement and the cancellation of the Escrow, whereupon the obligations and liabilities of Seller and Purchaser shall terminate.  Notwithstanding the foregoing, however, Seller shall provide Purchaser with two (2) business days’ Notice prior to so terminating this Agreement and canceling the Escrow, during which two (2) business day period Purchaser may waive and withdraw its objection(s) to close the purchase of the Property and accept title thereto in its then existing condition, without reduction of or credit to the Purchase Price, thereby waiving the title defects without further recourse against or liability to Seller, in which case Seller shall be precluded from exercising its rights under this Subsection (iii).

In the event Seller elects alternative (i) or (ii) hereof, Seller may elect to extend the Closing Date and the Close of Escrow to a date not to exceed the earlier of the date which is three (3) business days after such title defects are cured or sixty (60) days from the original Closing Date.  Upon the expiration of the curative periods set forth herein, if Seller has not cured such involuntary encumbrances, Purchaser shall have the right, upon Notice delivered to Seller and Escrow Holder, to terminate this Agreement and cancel the Escrow, in which case Purchaser shall be refunded the Earnest Money Deposit (or so much thereof then on deposit with Escrow Holder) and the Extension Deposit (if then on deposit with Escrow Holder), and Escrow Holder shall release to Purchaser all additional funds and instruments deposited by Purchaser with Escrow Holder, with Seller being obligated for all cancellation fees.  In such event, Purchaser and Seller shall execute such other instruments and documents as may be necessary to effectuate the termination of this Agreement and the cancellation of the Escrow, whereupon the obligations and liabilities of Seller and Purchaser shall terminate.

4.2.3                     Voluntary Encumbrances.  If, on the Closing Date, title to the Real Property, or any portion thereof, is subject to an voluntary lien resulting from Seller’s action or inaction, Purchaser shall notify Seller and Escrow Holder of the same, in writing, and, Seller shall be obligated to have the same cured prior to the Closing Date or Seller shall be deemed to be in default of its obligations under this Agreement and Purchaser shall have the right, upon

Notice delivered to Seller and Escrow Holder, to terminate this Agreement and cancel the Escrow and pursue all rights and remedies set forth herein whereupon Purchaser shall be refunded the Earnest Money Deposit (or so much thereof then on deposit with Escrow Holder) and the Extension Deposit (if then on deposit with Escrow Holder), and Escrow Holder shall release to Purchaser all additional funds and instruments deposited by Purchaser with Escrow Holder, with Seller being obligated for all cancellation fees.

4.3                               Inspection and Due Diligence Review.  Purchaser shall have the right, in its sole discretion, until 3:00 p.m. California time on November 7, 2012, to satisfy itself, in its sole discretion, as to the condition and extent of the Property (the “Due Diligence Period”).  Subject to the prior termination of this Agreement, during the term of this Agreement Seller shall use commercially reasonable efforts to cooperate and provide Purchaser with reasonable and continuing access to the Real Property upon one (1) business day prior Notice to Seller for the purpose of Purchaser’s inspection and due diligence review.  In connection with such review, during normal business hours during the Due Diligence Period, Purchaser shall be afforded the opportunity to review reasonably available records, including non-proprietary financial reports, the instruments evidencing the Contracts pertaining to the Hotel which are in or under Seller’s control and relate to the operation of the Hotel, upon reasonable Notice, except that Seller shall have no obligation to deliver or make available to Purchaser, and Purchaser shall have no right to review, the Excluded Documents (except as otherwise provided in Section 12.22 hereof).  Neither Purchaser nor any of its employees, agents or representatives shall contact or otherwise discuss this transaction and /or the operation of the Hotel with any on-site employees of the Hotel other than the General Manager, the Director of Sales, and the Chief Engineer (but only upon not less than two (2) business days prior Notice to Seller and, at the election of Seller, only in the presence of a representative of Seller).

Purchaser acknowledges that prior to the Effective Date of this Agreement, Seller has delivered to Purchaser, or Seller has provided Purchaser with access to, the information, documents, agreements and reports relating to the operation of the Property by Seller, as identified on Schedule “E” attached hereto (collectively the “Due Diligence Materials”).  Purchaser shall have until the expiration of the Due Diligence Period to review and approve the Due Diligence Materials.

During the Due Diligence Period, Purchaser shall also have the opportunity to conduct a Phase I environmental audit/study of the Real Property, provided such Phase I environmental audit/study is not invasive or intrusive.  Any environmental audit/study proposed to be undertaken by Purchaser shall be subject to Seller’s written approval prior to the commencement thereof.  As a condition to any such consent, Purchaser shall obtain and maintain such public liability insurance in an amount of Two Million Dollars ($2,000,000.00) affecting the Real Property, naming Seller as an additional insured.

Purchaser, at all times, will conduct such due diligence in compliance with all applicable laws, and in a manner so as to not cause damage, loss, cost or expense to Seller, the Property or the tenants or guests of the Property, and without unreasonably interfering with or disturbing any employee, tenant or guest at the Property.  Purchaser shall not reveal to any governmental agency or any other third party (other than Purchaser’s employees, agents, attorneys, lenders and advisors) not approved by Seller the results of or any other information acquired pursuant to its inspections.  Purchaser will promptly restore any damage to the Property caused by Purchaser’s inspection to substantially the same condition which existed immediately preceding such inspections and examinations and will keep the Property free and clear of any mechanic’s liens or materialmen’s liens in connection with such inspections and examinations.

The cost of the inspections and tests undertaken pursuant to this Section 4.3 shall be borne solely by Purchaser.  Purchaser shall indemnify, protect, defend, and hold Seller, Seller’s lenders, Tarsadia, Evolution, and their affiliates, owners, agents and employees harmless from and against any obligation, liability, claim (including any claim for damage to property or injury to or death of any persons), lien or encumbrance, loss, damage, cost or expense, including reasonable attorneys’ fees, whether or not legal proceedings are instituted, first occurring or arising from the acts or omissions of Purchaser or its agents, employees or contractors in connection with, or as a result of, such inspections, tests or examinations of the Property; provided, however, that the foregoing indemnification and defense obligation shall not be applicable to conditions existing prior to such inspections and testing unless, and only to the extent, exacerbated by the conduct or actions of Purchaser or its representatives and contractors.

Purchaser covenants and agrees that all such information and materials (including the Due Diligence Materials) disclosed and/or delivered to it by Seller, or Seller’s agents, employees and representatives, are confidential and proprietary information, and that Purchaser shall hold the same in strict confidence, and shall not disclose the same to anyone other than its employees and advisors on a “need-to-know” basis subject to the confidentiality restrictions set forth herein.  Purchaser also agrees that, in the event the transactions contemplated in this Agreement are not consummated as provided herein, Purchaser shall return all such information and documentation, and all copies thereof, to Seller promptly upon Seller’s request.

Except as expressly provided in this Agreement, Seller makes no representations or warranties as to the truth, accuracy or completeness of the Due Diligence Materials or any materials, data or other information, if any, supplied to Purchaser in connection with Purchaser’s inspection of the Property (e.g., that such materials are complete, accurate or the final version thereof, or that all such materials are in Seller’s possession).  It is the parties’ express understanding and agreement that any such materials are to be provided only for Purchaser’s convenience in making its own examination and determination prior to the expiration of the Due Diligence Period as to whether it wishes to purchase the Property, and, in doing so, Purchaser shall rely exclusively on its own independent investigation and evaluation of every aspect of the Property and not on any materials supplied by Seller.  Purchaser expressly disclaims any intent to rely on any such materials provided to it by Seller in connection with its inspection and agrees that it shall rely solely on its own independently developed or verified information.

The obligations of Purchaser under this Section 4.3 (including its indemnification obligations) shall survive the Close of Escrow or the termination of this Agreement.

4.4                               Notice of Non-Satisfaction.  Prior to the expiration of the Due Diligence Period, by Notice delivered to Seller and Escrow Holder, Purchaser may in its sole and absolute discretion, for any reason or for no reason, terminate this Agreement and cancel the Escrow, in which case the Initial Deposit shall be promptly refunded to Purchaser, and Purchaser shall return to Seller all materials (including the Due Diligence Materials) delivered to it pursuant to the provisions of Section 4.3 hereof, and neither Seller nor Purchaser shall have any further obligations under this Agreement (except as otherwise provided in this Agreement).

If Purchaser fails to provide a Notice of its election to so terminate this Agreement and cancel the Escrow within the Due Diligence Period as provided for herein, Purchaser shall be deemed to have approved the state of the Property and the condition of title, and shall be deemed to have irrevocably waived its rights to terminate this Agreement and cancel the Escrow pursuant to this Section 4.4.

4.5                               Condition of the Property.

(a)                                 EXCEPT FOR THE REPRESENTATIONS AND WARRANTIES OF SELLER EXPRESSLY SET FORTH IN THIS AGREEMENT OR IN ANY CLOSING DOCUMENTS TO BE DELIVERED BY SELLER TO PURCHASER AT THE CLOSE OF ESCROW, BY ENTERING INTO THIS AGREEMENT, PURCHASER HAS AGREED TO, AND WILL, PERFORM (AND PURCHASER REPRESENTS AND WARRANTS TO SELLER THAT PURCHASER IS CAPABLE OF PERFORMING) A SOPHISTICATED, EXPERT, THOROUGH AND INDEPENDENT INVESTIGATION, ANALYSIS AND EVALUATION OF THE PROPERTY, AND PURCHASER AGREES THAT PURCHASER SHALL BE CHARGED WITH KNOWLEDGE OF ALL INFORMATION WHICH IS OR SHOULD HAVE BEEN ACQUIRED BY PURCHASER AS A RESULT OF SUCH AN INVESTIGATION, ANALYSIS, EVALUATION, AND THE MATERIALS DELIVERED BY SELLER TO PURCHASER.  PRIOR TO THE EXPIRATION OF THE DUE DILIGENCE PERIOD, PURCHASER WILL HAVE DETERMINED, SUBJECT TO THE TERMS AND CONDITIONS OF THIS AGREEMENT, THAT THE PROPERTY IS ACCEPTABLE TO PURCHASER.  PRIOR TO THE EXPIRATION OF THE DUE DILIGENCE PERIOD, PURCHASER WILL HAVE HAD ACCESS TO AND WILL HAVE CONDUCTED ITS OWN THOROUGH AND INDEPENDENT INSPECTION, INVESTIGATION, ANALYSIS AND EVALUATION OF ALL INSTRUMENTS, RECORDS AND DOCUMENTS WHICH PURCHASER MAY DETERMINE TO BE APPROPRIATE OR ADVISABLE TO REVIEW IN CONNECTION WITH PURCHASER’S ACQUISITION OF THE PROPERTY AND THE TRANSACTIONS CONTEMPLATED BY THIS AGREEMENT, INCLUDING THOSE RELATING TO ALL ZONING REGULATIONS AND OTHER GOVERNMENTAL REQUIREMENTS (INCLUDING, WITHOUT LIMITATION, ANY IMPACT THEREOF ON PURCHASER’S INTENDED USE AND/OR DEVELOPMENT OF THE PROPERTY, INCLUDING PURCHASER’S ABILITY TO OBTAIN ANY SUCH APPROVALS, PERMITS AND VARIANCES, AND ANY AMENDMENTS, WAIVERS, MODIFICATIONS, USES AND CHANGES THERETO), SITE AND PHYSICAL CONDITIONS, TITLE MATTERS, THE DUE DILIGENCE MATERIALS DELIVERED TO PURCHASER BY SELLER, AND ALL OTHER MATTERS AFFECTING THE USE, OCCUPANCY, VALUE, AND CONDITION OF THE PROPERTY, AND PURCHASER WILL EITHER HAVE DETERMINED, SUBJECT TO THE TERMS AND CONDITIONS OF THIS AGREEMENT, THAT THE INFORMATION AND DATA CONTAINED THEREIN OR EVIDENCED THEREBY ARE SATISFACTORY TO PURCHASER, OR TERMINATED THIS AGREEMENT PRIOR TO THE EXPIRATION OF THE DUE DILIGENCE PERIOD.  PURCHASER SPECIFICALLY ACKNOWLEDGES THAT PURCHASER IS NOT RELYING ON SELLER TO INDICATE THE RELATIVE IMPORTANCE OR MATERIALITY OF ANY

OF THE INSTRUMENTS, RECORDS, DOCUMENTS AND OTHER INFORMATION MADE AVAILABLE TO PURCHASER FOR REVIEW AND PURCHASER SHALL MAKE ITS OWN DETERMINATION AS TO THE LEVEL OF SCRUTINY IT APPLIES TO SUCH INSTRUMENTS, RECORDS AND DOCUMENTS MADE AVAILABLE TO PURCHASER.

PURCHASER ACKNOWLEDGES THAT SELLER WAS NOT THE DEVELOPER OR THE ORIGINAL OWNER OF THE PROPERTY OR THE HOTEL.  PURCHASER FURTHER ACKNOWLEDGES THAT, PRIOR TO THE EXPIRATION OF THE DUE DILIGENCE PERIOD, PURCHASER WILL HAVE THOROUGHLY INSPECTED AND EXAMINED, AND UNCONDITIONALLY AND IRREVOCABLY APPROVED AND ASSUMED ALL LIABILITY FOR, ALL ELEMENTS COMPRISING THE PROPERTY, AND ALL FACTORS RELATED TO THEIR USE AND OPERATION (BOTH CURRENT AND INTENDED USES), INCLUDING, WITHOUT LIMITATION, THE MATERIALS DELIVERED OR MADE AVAILABLE TO PURCHASER IN CONNECTION WITH THE PROPERTY, THE CONTRACTS, UTILITIES, PHYSICAL AND FUNCTIONAL ASPECTS OF THE PROPERTY, THE CONSTRUCTION AND CONDITION OF THE PROPERTY, ALL MATTERS AFFECTING AND RELATING TO TITLE, AND MUNICIPAL AND OTHER LEGAL REQUIREMENTS SUCH AS TAXES, ASSESSMENTS AND BONDS, ZONING, USE PERMITS, BUSINESS PERMITS, LICENSES, AND SIMILAR ENTITLEMENTS, INVESTIGATIONS OR ANALYSES OF PRESENT AND FUTURE LAWS, STATUTES, RULES, REGULATIONS, ORDINANCES, LIMITATIONS, RESTRICTIONS OR REQUIREMENTS CONCERNING THE USE, DENSITY, LOCATION AND SUITABILITY OF THE PROPERTY OR ANY EXISTING OR PROPOSED DEVELOPMENT, BUILDOUT, REDEVELOPMENT, CHANGE IN USE, AND CONDITION THEREOF (COLLECTIVELY “REGULATIONS”), INCLUDING, BUT NOT LIMITED TO: ZONING, SUBDIVISION, ENVIRONMENTAL AND OTHER SUCH REGULATIONS; THE NECESSITY AND AVAILABILITY OF ANY GENERAL OR SPECIFIC PLAN AMENDMENTS, REZONING, ZONE VARIANCES, CONDITIONAL USE PERMITS, BUILDING PERMITS, ENVIRONMENTAL IMPACT REPORTS, PARCEL OR SUBDIVISION MAPS, OR ANY OTHER GOVERNMENTAL PERMITS, APPROVALS, ENTITLEMENTS OR ACTS IN RESPECT OF THE PROPERTY (COLLECTIVELY “PERMITS”); THE NECESSITY OR EXISTENCE OF ANY DEDICATIONS, FEES, CHARGES, COSTS OR ASSESSMENTS THAT MAY BE IMPOSED IN CONNECTION WITH ANY REGULATIONS OR THE OBTAINING OF ANY PERMITS; THE ECONOMIC VALUE OF THE PROPERTY, AND THE SIZE, DIMENSIONS, LOCATION AND TOPOGRAPHY OF THE REAL PROPERTY; THE AVAILABILITY OR ADEQUACY OF THE ACCESS TO THE REAL PROPERTY AND OF PARKING; THE EXTENT OF INFRASTRUCTURE OR OTHER IMPROVEMENTS, IF ANY, REQUIRED TO BE BUILT BY PURCHASER ON, NEAR OR CONCERNING THE REAL PROPERTY IN ORDER TO DEVELOP AND BUILDOUT THE REAL PROPERTY; THE EXTENT OR CONDITION OF ANY GRADING OR OTHER SITE WORK ALREADY PERFORMED OR HEREAFTER REQUIRED FOR PURCHASER’S PROPOSED DEVELOPMENT AND BUILDOUT; ANY SURFACE, SOIL, SUBSOIL, GEOLOGIC OR GROUND WATER CONDITIONS OR OTHER PHYSICAL CONDITIONS OF OR AFFECTING THE REAL PROPERTY, SUCH AS AIRCRAFT OVERFLIGHT, TRAFFIC, CLIMATE, DRAINAGE AND AIR; THE POSSIBILITY OF FUTURE FEES AND ASSESSMENTS OR INCREASES IN EXISTING FEES AND ASSESSMENTS BY ONE OR MORE GOVERNMENTAL ENTITIES OR

DISTRICTS; AND ALL OTHER MATTERS CONCERNING THE CONDITION, USE, DEVELOPMENT OR SALE OF THE PROPERTY.  PURCHASER HEREBY ACKNOWLEDGES THAT NONE OF THE FOREGOING, AND THE FAILURE OF PURCHASER TO OBTAIN ANY OF THE FOREGOING, AS THE CASE MAY BE, SHALL BE THE BASIS FOR PURCHASER’S RIGHT TO TERMINATE THIS AGREEMENT OR OBTAIN AN ADJUSTMENT TO THE PURCHASE PRICE, AND PURCHASER HEREBY RELEASES AND FOREVER DISCHARGES SELLER FROM ANY AND ALL CLAIMS, LOSSES, DAMAGES, LIABILITIES OR OBLIGATIONS ARISING OUT OF OR IN ANY WAY RELATED TO ALL OF THE ITEMS LISTED IN THIS SECTION, WHICH RELEASE AND DISCHARGE FROM LIABILITY SHALL SURVIVE THE CLOSE OF ESCROW.

PURCHASER ACKNOWLEDGES AND AGREES THAT PURCHASER’S FAILURE TO TERMINATE THIS AGREEMENT AND CANCEL THE ESCROW PRIOR TO THE EXPIRATION OF THE DUE DILIGENCE PERIOD SHALL BE CONCLUSIVELY DEEMED PURCHASER’S AFFIRMATION THAT IT HAS COMPLETED ITS INVESTIGATIONS AND DUE DILIGENCE REVIEW OF THE PROPERTY AND, SUBJECT TO ITS RELIANCE ON THE RESPRESENTATIONS AND WARRANTIES OF SELLER EXPRESSLY SET FORTH IN THIS AGREEMENT OR IN ANY CLOSING DOCUMENTS TO BE DELIVERED BY SELLER TO PURCHASER AT THE CLOSE OF ESCROW, HAS APPROVED THE CONDITION AND STATE THEREOF.

(b)                                 EXCPET FOR THE REPSRESNTATIONS AND WARRANTIES OF SELLER EXPRESSLY SET FORTH IN THIS AGREEMENT OR IN ANY CLOSING DOCUMENTS TO BE DELIVERED BY SELLER TO PURCHASER AT CLOSE OF ESCROW, PURCHASER FURTHER ACKNOWLEDGES THAT PURCHASER HAS SUBSTANTIAL EXPERIENCE WITH REAL PROPERTY, HOTELS AND HOTEL OPERATIONS, AND THAT PURCHASER WILL ACQUIRE THE PROPERTY IN “AS IS, WHERE IS, WITH ALL FAULTS” CONDITION, AND SOLELY IN RELIANCE ON PURCHASER’S OWN INSPECTION AND EXAMINATION.  PURCHASER WAIVES ANY OBLIGATION ON THE PART OF SELLER, OR ANY OTHER PERSON, TO DISCLOSE ANY DEFECTS OR OTHER DEFICIENCIES OR LIABILITIES IN OR WITH RESPECT TO THE PROPERTY.

(c)                                  EXCEPT FOR THE REPRESENTATIONS AND WARRANTIES OF SELLER EXPRESSLY SET FORTH IN THIS AGREEMENT OR IN ANY CLOSING DOCUMENTS TO BE DELIVERED BY SELLER TO PURCHASER AT CLOSE OF ESCROW, IT IS EXPRESSLY UNDERSTOOD AND AGREED THAT SELLER MAKES NO REPRESENTATIONS, WARRANTIES OR GUARANTIES OF ANY KIND, NATURE OR SORT, EXPRESS OR IMPLIED, WITH RESPECT TO THE COMPLIANCE OF THE PROPERTY WITH APPLICABLE LAWS, THE ABSENCE OF VIOLATIONS OF LAWS, THE PHYSICAL CONDITION, PAST, PRESENT OR FUTURE OPERATION AND/OR PERFORMANCE, OR VALUE, OF THE PROPERTY.  SELLER CONVEYS THE PROPERTY TO PURCHASER “AS IS AND WHERE IS, WITH ALL FAULTS,” AND PURCHASER ACKNOWLEDGES THAT SELLER MAKES NO REPRESENTATIONS, GUARANTIES OR WARRANTIES WHATSOEVER, EXPRESS OR IMPLIED, AS TO THE QUALITY, CHARACTER, EXTENT, PERFORMANCE, CONDITION OR SUITABILITY OF THE PROPERTY FOR ANY PURPOSE, INCLUDING, WITHOUT LIMITATION, ANY

WARRANTY OR GUARANTY OF MERCHANTABILITY OR FITNESS FOR ANY PURPOSE.  PURCHASER ACKNOWLEDGES THAT PURCHASER SHALL BE SOLELY RESPONSIBLE AND LIABLE FOR ASCERTAINING THE TRANSFERABILITY OF ALL LICENSES, PERMITS AND OTHER GOVERNMENTAL CONSENTS FOR THE OWNERSHIP, USE AND OPERATION OF THE PROPERTY, AND SHALL BE SOLELY RESPONSIBLE FOR OBTAINING THE TRANSFERS THEREOF.

EXCEPT FOR THE REPRESENTATIONS AND WARRANTIES OF SELLER EXPRESSLY SET FORTH IN THIS AGREEMENT OR IN ANY CLOSING DOCUMENTS TO BE DELIVERED BY SELLER TO PURCHASER AT CLOSE OF ESCROW, PURCHASER FURTHER WAIVES ANY AND ALL WARRANTIES, GUARANTIES, CONDITIONS OR LIABILITIES, EXPRESS OR IMPLIED, ARISING BY LAW OR OTHERWISE (INCLUDING, WITHOUT LIMITATION, ANY OBLIGATION OF SELLER WITH RESPECT TO CONSEQUENTIAL DAMAGES) AND ALL TORT LIABILITY, INCLUDING, WITHOUT LIMITATION, LIABILITY ARISING FROM NEGLIGENCE OR STRICT LIABILITY.  PURCHASER ALSO ACKNOWLEDGES THAT SOME DEFECTS MAY BECOME APPARENT ONLY AFTER THE CLOSE OF ESCROW AND HEREBY RELEASES SELLER FROM BLAME AND ALL LIABILITY FOR SUCH “LATENT DEFECTS.”  PURCHASER HEREBY COVENANTS NOT TO BRING ANY ACTION AGAINST SELLER BASED ON ANY OF THESE CLAIMS.  THIS SECTION SHALL SURVIVE THE CLOSE OF ESCROW.

EXCEPT WITH REPSECT TO THE REPRESENTATIONS AND WARRANTIES OF SELLER EXPRESSLY SET FORTH IN THIS AGREEMENT, PURCHASER’S INSPECTION, INVESTIGATION AND SURVEY OF THE PROPERTY, DURING THE DUE DILIGENCE PERIOD, SHALL BE IN LIEU OF ANY NOTICE OR DISCLOSURE REQUIRED BY SECTION 25359.7 OF THE CALIFORNIA HEALTH AND SAFETY CODE, OR BY ANY OTHER PROVISION OF THE CALIFORNIA CIVIL CODE, OR PURSUANT TO ANY OTHER APPLICABLE LAW, INCLUDING, WITHOUT LIMITATION, LAWS REQUIRING DISCLOSURE BY SELLER OF FLOOD, FIRE, SEISMIC HAZARDS, LEAD PAINT, MELLO ROOS, LANDSLIDE AND LIQUEFACTION, OTHER GEOLOGICAL HAZARDS, RAILROAD AND OTHER UTILITY ACCESS, SOIL CONDITIONS AND OTHER CONDITIONS WHICH MAY AFFECT THE USE OF THE REAL PROPERTY, AND PURCHASER HEREBY WAIVES ANY REQUIREMENT FOR A NOTICE PURSUANT TO THOSE PROVISIONS AND HEREBY ACKNOWLEDGES AND AGREES THAT IT IS FAMILIAR WITH SUCH DISCLOSURE REQUIREMENTS AND WILL CONDUCT ITS OWN DUE DILIGENCE WITH RESPECT TO ALL MATTERS COVERED THEREBY, AND HEREBY RELEASES SELLER FROM LIABILITY IN CONNECTION THEREWITH.  PURCHASER SHALL BE DEEMED TO HAVE APPROVED ALL CONDITIONS PERTAINING TO THE PROPERTY UNLESS IT CANCELS THE ESCROW IN ACCORDANCE HEREWITH ON OR BEFORE THE END OF THE DUE DILIGENCE PERIOD.

PURCHASER ACKNOWLEDGES THAT SELLER MAY BE REQUIRED TO DISCLOSE IF THE REAL PROPERTY LIES WITHIN THE FOLLOWING NATURAL HAZARD AREAS OR ZONES:  (A) A SPECIAL FLOOD HAZARD AREA (ANY TYPE ZONE “A” OR “V”) DESIGNATED BY THE FEDERAL EMERGENCY MANAGEMENT

AGENCY (CAL. GOV. CODE § 8589.3); (B) AN AREA OF POTENTIAL FLOODING SHOWN ON A DAM FAILURE INUNDATION MAP DESIGNATED PURSUANT TO CAL. GOV. CODE § 8589.5 (CAL. GOV. CODE § 8589.4); (C) A VERY HIGH FIRE HAZARD SEVERITY ZONE DESIGNATED PURSUANT TO CAL. GOV. CODE § 51178 OR 51179 (IN WHICH EVENT THE OWNER MAINTENANCE OBLIGATIONS OF CAL. GOV. CODE § 51182 WOULD APPLY) (CAL. GOV. CODE § 51183.5); (D) A WILDLAND AREA THAT MAY CONTAIN SUBSTANTIAL FOREST FIRE RISKS AND HAZARDS DESIGNATED PURSUANT TO CAL. PUB. RESOURCES CODE § 4125 (IN WHICH EVENT (I) THE REAL PROPERTY OWNER WOULD BE SUBJECT TO THE MAINTENANCE REQUIREMENTS OF CAL. PUB. RESOURCES CODE § 4291 AND (II) IT WOULD NOT BE THE GOVERNMENT’S RESPONSIBILITY TO PROVIDE FIRE PROTECTION SERVICES TO ANY BUILDING OR STRUCTURE LOCATED WITHIN THE WILDLAND AREA EXCEPT, IF APPLICABLE, PURSUANT TO CAL. PUB. RESOURCES CODE § 4129 OR PURSUANT TO A COOPERATIVE AGREEMENT WITH A LOCAL AGENCY FOR THOSE PURPOSES PURSUANT TO CAL. PUB. RESOURCES CODE § 4142) (CAL. PUB. RESOURCES CODE § 4136); (E) AN EARTHQUAKE FAULT ZONE (CAL PUB. RESOURCES CODE § 2621.9); OR (F) A SEISMIC HAZARD ZONE (AND, IF APPLICABLE, WHETHER A LANDSLIDE ZONE OR LIQUEFACTION ZONE) (CAL. PUB. RESOURCES CODE § 2694).

THERE IS A POSSIBILITY THAT THE REAL PROPERTY LIES WITHIN ONE OR MORE OF THE ABOVE-REFERENCED NATURAL HAZARD AREAS OR ZONES.  BY PURCHASER’S EXECUTION OF THIS AGREEMENT, PURCHASER (A) ACKNOWLEDGES PURCHASER’S RECEIPT OF THE FOREGOING NOTICE GIVEN PURSUANT TO SECTIONS 8589.3, 8589.5, 51178, 51179, 51182, AND 51183.5 OF THE CALIFORNIA GOVERNMENT CODE AND SECTIONS 4125, 4291, 4129, 4142, 4136, 2621.9 AND 2694 OF THE CALIFORNIA PUBLIC RESOURCES CODE, (B) ASSUMES ALL RISKS ASSOCIATED THEREWITH, AND (C) AS OF THE CLOSE OF ESCROW, AND AFTER RECEIVING ADVICE OF PURCHASER’S LEGAL COUNSEL, WAIVES ANY AND ALL RIGHTS OR REMEDIES WHATSOEVER, EXPRESS, IMPLIED, STATUTORY, OR BY OPERATION OF LAW, PURCHASER MAY HAVE AGAINST SELLER, INCLUDING REMEDIES FOR ACTUAL DAMAGES ARISING OUT OF OR RESULTING FROM THE REAL PROPERTY’S LOCATION WITHIN SUCH NATURAL HAZARD AREAS OR ZONES.  THE PROVISIONS OF THIS SECTION 4.5(C) SHALL SURVIVE THE CLOSE OF ESCROW.

(d)                                 EXCEPT FOR THE REPRESENTATIONS AND WARRANTIES OF SELLER EXPRESSLY SET FORTH IN THIS AGREEMENT OR IN ANY CLOSING DOCUMENTS TO BE DELIVERED BY SELLER TO PURCHASER AT CLOSE OF ESCROW, PURCHASER ALSO ACKNOWLEDGES AND AGREES THAT, ALTHOUGH SELLER HAS PROVIDED TO PURCHASER CERTAIN REPORTS, STUDIES AND SURVEYS FOR OR REGARDING THE REAL PROPERTY (THE “REPORTS”), SELLER HAS NOT VERIFIED THE ACCURACY THEREOF AND MAKES NO REPRESENTATIONS OR WARRANTIES REGARDING THE MATTERS SET FORTH THEREIN, IT BEING THE RESPONSIBILITY OF PURCHASER TO VERIFY THE ACCURACY OF SUCH REPORTS.  PURCHASER AGREES THAT SELLER HAS NO LIABILITY OR RESPONSIBILITY FOR THE ACCURACY OR CONTENTS OF ANY SUCH REPORTS.  PURCHASER HEREBY RELEASES AND FOREVER DISCHARGES

SELLER FROM ANY AND ALL CLAIMS, LOSSES, DAMAGES, LIABILITIES OR OBLIGATIONS ARISING OUT OF OR IN ANY WAY RELATED TO ALL OF THE ITEMS LISTED IN THIS PARAGRAPH, WHICH RELEASE AND DISCHARGE FROM LIABILITY SHALL SURVIVE THE CLOSE OF ESCROW.

FURTHERMORE, EXCEPT AS TO THOSE REPRESENTATIONS AND WARRANTIES EXPRESSLY SET FORTH IN THIS AGREEMENT, PURCHASER ACKNOWLEDGES THAT SELLER HAS NOT AND DOES NOT MAKE ANY REPRESENTATIONS OR WARRANTIES IN CONNECTION WITH THE INTEGRATION OF HAZARDOUS MATERIALS UPON OR WITHIN THE REAL PROPERTY.  IN THAT REGARD, PURCHASER WILL, PRIOR TO THE EXPIRATION OF THE DUE DILIGENCE PERIOD, CONDUCT ITS OWN INVESTIGATION AND OBTAIN ITS OWN ENVIRONMENTAL ASSESSMENT REPORT TO DETERMINE IF THE REAL PROPERTY CONTAINS ANY HAZARDOUS OR TOXIC WASTE, MATERIALS, DISCHARGE, DUMPING OR CONTAMINATION, WHETHER SOIL, GROUNDWATER OR OTHERWISE, WHICH VIOLATES ANY FEDERAL, STATE, LOCAL OR OTHER GOVERNMENTAL LAW, REGULATION OR ORDER OR REQUIRES REPORTING TO ANY GOVERNMENTAL AUTHORITY.

(e)                                  SELLER SHALL HAVE NO OBLIGATION OR DUTY TO EXPEND FUNDS FOR, OR OTHERWISE BE RESPONSIBLE TO CONDUCT OR PERFORM, ANY CLEAN-UP REQUIREMENT(S) AS IMPOSED BY ANY FEDERAL, STATE OR LOCAL GOVERNMENT LAW, REGULATION, ORDINANCE OR AGENCY FOR THE REMOVAL OF ANY HAZARDOUS MATERIALS CONTAMINATION FROM THE REAL PROPERTY.

(f)                                   EXCEPT AND ONLY TO THE EXTENT OF THE REPRESENTATIONS AND WARRANTIES OF SELLER AS SET FORTH IN SECTION 7.2 OF THIS AGREEMENT, PURCHASER, FOR ITSELF AND ITS OWNERS, SUCCESSORS AND ASSIGNS, HEREBY RELEASES AND FOREVER DISCHARGES SELLER AND TARSADIA, EVOLUTION, AND THEIR PAST, PRESENT AND FUTURE MEMBERS, AFFILIATES, EMPLOYEES, AGENTS, ATTORNEYS, ASSIGNS, AND SUCCESSORS-IN-INTEREST FROM ALL PAST, PRESENT AND FUTURE CLAIMS, DEMANDS, OBLIGATIONS, LOSSES AND CAUSES OF ACTION OF ANY NATURE WHATSOEVER, WHETHER NOW KNOWN OR UNKNOWN, DIRECT OR INDIRECT, FORESEEN OR UNFORESEEN, SUSPECTED OR UNSUSPECTED, WHICH ARE BASED UPON OR ARISE OUT OF OR IN CONNECTION WITH THE CONDITION OF THE PROPERTY, THE MATTERS ADDRESSED IN SUBSECTIONS (a), (b), (c), (d) AND (e) OF THIS SECTION 4.5, AND WITH RESPECT TO ANY ENVIRONMENTAL DAMAGES OR ENVIRONMENTAL REQUIREMENTS, INCLUDING, WITHOUT LIMITATIONS, THE PHYSICAL, STRUCTURAL, GEOLOGICAL, MECHANICAL AND ENVIRONMENTAL (SURFACE AND SUBSURFACE) CONDITION OF THE REAL PROPERTY (INCLUDING THE IMPROVEMENTS THEREON) OR ANY LAW OR REGULATION RELATING TO HAZARDOUS MATERIALS, INCLUDING, BUT NOT LIMITED TO, LOSSES IN CONNECTION WITH PROPERTY DAMAGE, CLAIMS BY GOVERNMENTAL AGENCIES, DIMINUTION IN VALUE AND PERSONAL INJURY LOSSES.  PURCHASER EXPRESSLY UNDERSTANDS AND ACKNOWLEDGES THAT IT IS POSSIBLE THAT UNKNOWN PROBLEMS, CONDITIONS OR LOSSES MAY EXIST WITH RESPECT TO

THE PROPERTY AND THAT PURCHASER EXPLICITLY TOOK SUCH RISKS INTO ACCOUNT IN DETERMINING THE PURCHASE PRICE FOR THE PROPERTY AND ITS ELECTION TO PROCEED WITH THE PURCHASE THEREOF, AND THAT A PORTION OF SUCH CONSIDERATION, HAVING BEEN BARGAINED FOR BETWEEN THE PARTIES WITH THE KNOWLEDGE OF THE POSSIBILITY OF SUCH UNKNOWN PROBLEMS, CONDITIONS OR CLAIMS, WAS GIVEN IN EXCHANGE FOR A FULL ACCORD, SATISFACTION AND DISCHARGE OF ALL SUCH PROBLEMS, CONDITIONS AND LOSSES.  WITHOUT LIMITING THE FOREGOING, THIS RELEASE SPECIFICALLY APPLIES TO ALL LOSSES AND CLAIMS ARISING UNDER THE COMPREHENSIVE ENVIRONMENTAL RESPONSE, COMPENSATION AND LIABILITY ACT OF 1980, AS AMENDED, THE SUPERFUND AMENDMENTS AND REAUTHORIZATION ACT OF 1986, (42 U.S.C. SECTIONS 9601 ET SEQ.), THE RESOURCES CONSERVATION AND RECOVERY ACT OF 1976, (42 U.S.C. SECTIONS 6901 ET SEQ.), THE CLEAN WATER ACT, (33 U.S.C. SECTIONS 466 ET SEQ.), THE SAFE DRINKING WATER ACT, (14 U.S.C. SECTION 1401-1450), THE HAZARDOUS MATERIALS TRANSPORTATION ACT, (49 U.S.C. SECTIONS 1801 ET SEQ.), THE TOXIC SUBSTANCE CONTROL ACT, (15 U.S.C. SECTIONS 2601-2629), THE CALIFORNIA HAZARDOUS WASTE CONTROL LAW, (CALIFORNIA HEALTH AND SAFETY CODE SECTIONS 25100-25600), THE PORTER-COLOGNE WATER QUALITY CONTROL ACT (CALIFORNIA HEALTH AND SAFETY CODE SECTIONS 13000 ET SEQ.), AND ANY OTHER FEDERAL, STATE OR LOCAL LAW OF SIMILAR EFFECT, AS WELL AS ANY AND ALL COMMON LAW CLAIMS.  IN ACCORDANCE WITH THE FOREGOING, PURCHASER WAIVES ALL RIGHTS UNDER CALIFORNIA CIVIL CODE SECTION 1542 (AND ALL SIMILAR STATUTES IN ALL OTHER STATES) WHICH STATES IN FULL AS FOLLOWS:

“A GENERAL RELEASE DOES NOT EXTEND TO CLAIMS WHICH THE CREDITOR DOES NOT KNOW OR SUSPECT TO EXIST IN HIS OR HER FAVOR AT THE TIME OF EXECUTING THE RELEASE, WHICH IF KNOWN BY HIM OR HER MUST HAVE MATERIALLY AFFECTED HIS OR HER SETTLEMENT WITH THE DEBTOR.”

BY INITIALING THIS AGREEMENT CLAUSE, PURCHASER ACKNOWLEDGES THAT THIS SECTION HAS BEEN READ AND FULLY UNDERSTOOD, AND THAT PURCHASER HAS HAD THE CHANCE TO ASK QUESTIONS OF ITS COUNSEL ABOUT ITS MEANING AND SIGNIFICANCE.

SELLER’S INITIALS	PURCHASER’S INITIALS

(g)                                  “Environmental Damages” means all claims, judgments, damages, losses, penalties, fines, liabilities (including strict liability), encumbrances, liens, costs, and expenses of investigation and defense of any claim, whether or not such claim is ultimately defeated, and of any good faith settlement of judgment, of whatever kind or nature, contingent or otherwise matured or unmatured, foreseeable or unforeseeable, including without limitation reasonable attorneys’ fees and disbursements and consultants’ fees, any of which are incurred at any time as a result of the existence of Hazardous Materials upon, about, beneath the Real Property or migrating or threatening to migrate to or from the Real Property, or the existence of a violation of Environmental Requirements pertaining to the Real Property, regardless of whether the existence of such Hazardous Materials or the violation of Environmental Requirements arose prior to the present ownership or operation of the Real Property.

(h)                                 “Environmental Requirements” means all applicable present and future statutes, regulations, rules, ordinances, codes, licenses, permits, orders, approvals, plans, authorizations, concessions, franchises, and similar items, of all governmental agencies, departments, commissions, boards, bureaus, or instrumentalities of the United States, states and political subdivisions thereof and all applicable judicial, administrative, and regulatory decrees, judgments, and orders relating to the protection of human health or the environment.

(i)                                     “Hazardous Materials” means any substance gas, material, chemical, biological/microbial matter, or waste (i) the presence of which requires investigation or remediation under any federal, state or local statute, regulation, ordinance or policy; or (ii) which is defined as a “hazardous waste” or “Hazardous Material” under any federal, state or local statute, regulation or ordinance, including without limitation the Comprehensive Environmental Response, Compensation and Liability Act (42 U.S.C. Section 9601 et seq.) and the Resource Conservation and Recovery Act (42 U.S.C. Section 6901 et seq.) and amendments thereto and regulations promulgated thereunder; or (iii) which is toxic, explosive, corrosive, infectious or otherwise hazardous or is regulated by any federal, state or local governmental authority; (iv) without limitation which contains polychlorinated biphenyls (PCBs), asbestos or urea formaldehyde; and (v) mold and fungi.

The provisions of this Section 4.5 shall survive the Close of Escrow.

V.

CLOSING

5.1                               Closing Date.  The “Closing Date” for purposes of this Agreement shall be November 27, 2012, or such earlier or later date as may be agreed upon, in writing, by Seller and Purchaser, and shall be the date on which the Close of Escrow occurs.

Provided Purchaser is not otherwise in default of any of its obligations under this Agreement, upon the election of Purchaser, Notice of which is delivered to Seller and Escrow Holder not later than three (3) business days prior to the Closing Date, and upon the concurrent delivery by Purchaser to Escrow Holder, in Good Funds, of the additional sum of One Million Dollars ($1,000,000.00) (the “Extension Deposit”), which shall be nonrefundable to Purchaser (subject to the same qualifications applicable to the non-refundability of the Earnest Money Deposit), Purchaser may, on a one time basis only, extend the Closing Date to not later than December 12, 2012.  The Extension Deposit shall be credited to the Purchase Price upon the Close of Escrow.

The “Close of Escrow” for purposes of this Agreement is defined as the earlier of : (a) when the Deed is recorded in the Official Records of San Diego County, California, by Escrow Holder; or (b) (i) when Title Insurer is irrevocably committed to issue the Title Policy as contemplated in this Agreement, (ii) Escrow Holder holds for the account of Seller and

Purchaser the items and funds to be delivered to Seller and Purchaser through the Escrow as contemplated by this Agreement, and (iii) Seller and Purchaser have authorized the Deed to be released for recording.

If the Escrow has not closed on or before the Closing Date or any extension thereof, Escrow Holder may nevertheless proceed in accordance with Escrow Holder’s General Provisions.  In the event the Escrow and this Agreement are canceled and terminated, upon Escrow Holder’s request, the parties shall pay to Escrow Holder all title and escrow cancellation charges; provided, however, that as an agreement between the parties not to concern Escrow Holder, it is agreed that if termination of the Escrow is caused by the default of one party then such party shall be responsible for all escrow and title cancellation charges, and if the termination occurs where neither party is in default or where both parties are in default, then each party shall be responsible for one-half (½) of all title and Escrow cancellation charges.

5.2                               Action Prior to the Close of Escrow by Seller.  Seller agrees that, provided Purchaser has complied with its obligations under Section 5.3 hereof, on or before 5:00 p.m. California time on the business day immediately preceding the Closing Date, Seller will deposit with Escrow Holder such funds and other items and instruments (executed and acknowledged, if appropriate) as may be necessary in order for Escrow Holder to comply with this Agreement, including, without limitation, the following:

(a)                                 A Grant Deed, in the form attached hereto as Exhibit “F”, prepared and executed by Seller and acknowledged before a Notary Public in the manner provided under the laws of the State of California, assigning, conveying and transferring to Purchaser the Real Property, subject only to the Permitted Exceptions (the “Deed”);

(b)                                 Two (2) duplicate originals of a Bill of Sale, in the form attached hereto as Exhibit “G”, prepared and executed by Seller, assigning, conveying and transferring to Purchaser, without representation or warranty, all of Seller’s right, title and interest in and to the Personal Property and the Inventory (the “Bill of Sale”);

(c)                                  Two (2) duplicate originals of an Assignment of Intangible Property, in the form attached hereto as Exhibit “H, prepared and executed by Seller, assigning and conveying to Purchaser, at no cost or expense to Seller, and without representation or warranty, all of Seller’s right, title and interest in the Intangible Property (the “Assignment of Intangibles”);

(d)                                 Two (2) duplicate originals of an Assignment and Assumption of Contracts, in the form attached hereto as Exhibit “I, prepared and executed by Seller, assigning and conveying to Purchaser, at no cost or expense to Seller, and without representation or warranty, all of Seller’s right, title and interest under the Contracts (the “Assignment of Contracts”);

(e)                                  A Non-Foreign Affidavit signed by Seller in the form to be prepared by Escrow Holder (the “Non-Foreign Affidavit”); and

(f)                                   Such other funds, instruments or documents as may be necessary to effect or carry out the covenants and obligations to be performed by Seller pursuant to this Agreement.

5.3                               Action Prior to the Close of Escrow by Purchaser.  Purchaser agrees that on or before 11:00 a.m. California time on the Closing Date, Purchaser will deposit with Escrow Holder all additional funds (in Good Funds) and/or documents (executed and acknowledged, if appropriate) which are necessary to comply with the terms of this Agreement, including without limitation:

(a)                                 The funds referred to in Section 2.2.2 hereof;

(b)                                 Two (2) duplicate originals of the Assignment of Contracts executed by Purchaser;

(c)                                  Two (2) duplicate originals of the Assignment of Intangibles executed by Purchaser; and

(d)                                 Such other funds, instruments or documents as may be necessary to effect or carry out the covenants and obligations to be performed by Purchaser pursuant to this Agreement.

5.4                               Recording of Deed.  Escrow Holder will cause the Deed to be dated and recorded in the Official Records of the County of San Diego, State of California, and all other conveyance documents deposited with Escrow Holder dated as of Close of Escrow, when Title Insurer is irrevocably committed to issue the Title Policy to be issued as contemplated in this Agreement, and Escrow Holder holds for the account of Seller and Purchaser the items and funds (if any) to be delivered to Seller and Purchaser through the Escrow, after payment of costs, expenses, disbursements and prorations chargeable to Seller or Purchaser pursuant to the provisions of this Agreement.

The amount of any documentary transfer taxes will not be posted on the Deed, but will be properly reported by a separate tax affidavit filed by Escrow Holder with the Deed.

5.5                               Prorations.

5.5.1                     Taxes.  All non-delinquent real estate and personal property general and special taxes and assessments for the Property for the current assessment year shall be prorated as of the Closing Date.  It is understood that any supplemental property tax bill issued as a result of the sale of the Property pursuant to the provisions of this Agreement, shall be borne by Purchaser.  Notwithstanding anything to the contrary in this Agreement, Seller shall retain all right, title and interest in and to any and all property tax (both real property and personal property) refunds and claims for refunds with respect to the Property for any period prior to the Closing Date.  Seller shall be responsible for, and shall pay, all sales, use and other transfer taxes imposed in connection with the sale and transfer of the Personal Property, the Inventory and the Intangible Property.

5.5.2                     Advance Reservations.  At the Close of Escrow, Seller shall provide Purchaser with a schedule of post-closing confirmed Bookings for the Hotel.  Purchaser shall honor all such confirmed and Bookings, provided that such Bookings were booked by Seller in a manner consistent with normal business practices.

5.5.3                     Utility Service.  Seller shall request each utility company providing utility service to the Real Property to cause all utility billings to be closed and billed as of the Closing Date in order that utility charges may be separately billed for the period prior to the Closing Date and the period on and after the Closing Date.  In the event any such utility charges are not separately billed, the same shall be prorated.  In connection with any such proration, it shall be presumed that utility charges were uniformly incurred during the billing period in which the Close of Escrow occurs.

5.5.4                     Revenue From Operations.  As to the Hotel, all revenues from operations, including, without limitation, guest room rentals, revenue from the minibars (if any), banquet rooms rentals, vending machines, coin telephones, and other income-producing equipment arising through 12:01 a.m. California time on the Close of Escrow (the “Cut-Off Time”) shall belong to Seller.  All revenues from operations, including, without limitation, guest room rentals, revenue from the minibars (if any), banquet rooms rentals, vending machines, coin telephones, and other income producing equipment arising after the Cut-Off Time shall belong to Purchaser.  Revenue from guest room rentals for the evening before the date of the Close of Escrow through to the day of the Close of Escrow shall be shared by Purchaser and Seller equally.  All prepaid rentals, room rental deposits, and all other deposits for advance reservations and Bookings for the period after the Cut-Off Time, shall be credited to Purchaser.

5.5.5                     Accounts Payable and Operating Expenses.  All obligations and liabilities (for services and materials ordered, or otherwise) and accounts payable for the Hotel and the Real Property owing as of the Closing Date for merchandise, equipment, tour agents’ and travel agents’ commissions, advertisements, supplies and other materials and services shall be prorated between Seller and Purchaser as of the Closing Date.  Seller shall receive a credit for all prepaid expenses.

5.5.6                     Miscellaneous Permits and Taxes.  All water and sewer charges, taxes (other than ad valorem property taxes), including license taxes or fees for licenses (other than the Liquor Licenses) which are assignable or transferable without added cost and have a value which will survive Close of Escrow, including, but not limited to, and any unpaid taxes payable in arrears, shall be prorated as of the Closing Date.  Seller will be credited for that portion of taxes and fees paid by Seller allocable to the period after the Closing Date.

5.5.7                     Contracts.  All payments and receipts, as applicable, under the Contracts shall be prorated between Purchaser and Seller as of the Closing Date.  Seller shall receive a credit for all prepayments and deposits thereunder.  Seller shall retain all rebates, credit enhancements, and other sums received from any party to any of the Contracts.

5.5.8                     Other Income.  All other income derived by Seller from the Property accruing or relating to the period up to and including the Cut-Off-Time shall be paid to Seller.  All other income derived by Seller from the Property accruing or relating to the period on and after the Cut-Off-Time shall be paid to Purchaser.

5.5.9                     Other Expenses.  All other expenses and obligations not otherwise specified in this Section 5.5 incurred in the ownership of the Property and operation of the Hotel shall be prorated between Seller and Purchaser as of the Closing Date.

5.5.10              Ticket and Gift Shop Inventory.  Seller shall receive a credit for all theme park and other ticket and admission passes, as well as all gift shop and other inventory (but excluding the Inventory), held by Seller and/or Evolution for sale at the Hotel, in an amount equal to Seller’s/Evolution’s actual cost thereof.

5.5.11              House Banks.  On the Close of Escrow, Seller shall receive a credit through the Escrow for an amount equal to all till money, cash-on-hand, and all sums in house banks for the Hotel, in which case all right, title and interest to the till money, cash-on-hand and house banks shall be assigned and conveyed by Seller to Purchaser.  In the event Seller and Purchaser are unable to agree upon the amount of the till money, cash-on-hand and house banks, the provisions of this Section 5.5.11 shall be inapplicable, and title to the till money, cash-on-hand and house banks shall remain with Seller.  The failure of Purchaser and Seller to agree on the amounts of the till money, cash-on-hand and house banks shall not be deemed a condition precedent to the obligations of Seller and Purchaser under this Agreement.

5.5.12              Delayed Adjustments.  If, at any time following the Closing Date, the amount of an item listed in this Section 5.5 shall prove to be incorrect, the party in whose favor the error was made shall pay to the other party within fifteen (15) days after request the sum necessary to correct such error upon receipt of proof of such error, provided that such proof is delivered to the party from whom payment is requested on or before one hundred eighty (180) days after the Close of Escrow.  The acceptance of the closing statement by either party shall not prevent later readjustment pursuant to this Section 5.5.12.  After the Close of Escrow, each party shall have reasonable access to the books and records of the other party with respect to all matters set forth in this Section 5.5 for the purposes of determining the accuracy of all adjustments and the performance of the obligations of the parties under this Section 5.5.

5.5.13              Proration Allocation.  For proration purposes, the date of the Close of Escrow shall be charged to Purchaser.

5.5.14              Survival.  The provisions of this Section 5.5 shall survive the Close of Escrow.

5.6                               Guest Property.  Property of guests of the Hotel in Seller’s care, possession or control (excluding that in guest rooms) on the Closing Date shall be handled in the following manner:

5.6.1                     Safe Deposit Boxes.  On the day prior to the Closing Date, Seller shall send written notice to guests in the Hotel who have safe deposit boxes advising them of the sale of the Hotel to Purchaser and the procedures to be followed pursuant to this Section 5.6.1.  On the Closing Date, Seller shall deliver to Purchaser all keys to the safe deposit boxes in the Hotel, all receipts and agreements relating to such safe deposit boxes, and a complete list of the name and room number of each depositor.  Each box in use by a Hotel guest shall then be sealed by representatives of Seller and Purchaser.  At Purchaser’s option, guests may be requested to remove and verify the contents of the sealed boxes prior to the Close of Escrow.  All such removals and verifications shall be under the supervision of a representative to be agreed upon between Purchaser and Seller.  Purchaser shall be responsible for all boxes once the seal is broken, and for the contents of all boxes which are verified.  Seller shall be responsible for any claims pertaining to any property allegedly deposited in a safe deposit prior to the Closing Date, the seal of which was not broken.  Each of Seller and Purchaser shall indemnify and hold the other harmless from and against all claims and losses arising from such indemnifying party’s obligations under this Section 5.6.1.

5.6.2                     Baggage Inventory.  All guest baggage and other guest property checked and left in the possession, care and control of Seller shall be listed in an inventory to be prepared in duplicate and signed by Seller’s and Purchaser’s representatives on the Closing Date.  Purchaser shall be responsible from and after the Closing Date for all baggage (and the contents thereof) and other guest property listed in inventory.  Purchaser agrees to indemnify and save and hold Seller harmless from and against any claim arising out of or with respect to the baggage listed in the inventory, and Seller agrees to indemnify and save and hold Purchaser harmless from and against any claim arising prior to the Closing Date out of or with respect to any guest baggage or other guest property not listed in the inventory.

5.7                               Closing Costs.  Seller shall pay for the cost of the premium for the Title Policy, except that, notwithstanding the foregoing, Purchaser shall pay (a) the cost of that portion of the premium for the Title Policy which is in excess of the cost of the premium for a C.L.T.A. Owner’s Policy of Title Insurance (standard coverage) for the Real Property, and shall also pay all additional costs for acquiring any additional endorsements to the Title Policy not otherwise included with a C.L.T.A. Owner’s Policy of Title Insurance (standard coverage), and (b) all costs of any survey (or update to the Survey) required for the Title Policy.  Seller and Purchaser shall each pay one-half of all documentary transfer taxes for the Deed.  Seller shall pay the recording fee for the Deed.  Each of Seller and Purchaser shall pay its respective escrow fees for the Escrow.

5.8                               California Real Estate Withholding.  Seller and Purchaser appoint Escrow Holder was the withholding agent for purposes of compliance with California Revenue and Taxation Code Section 18662.  Prior to the Close of Escrow, Seller will provide Escrow Holder with all information and documentation reasonably required to determine the amount, if any, to be withheld from the proceeds of the sale transaction contemplated herein for payment to the California Franchise Tax Board pursuant to said Revenue and Taxation Code Section, including California Form 593-W or California Form 593-C, whichever is applicable to Seller as of Close of Escrow.

5.9                               Distribution of Funds and Documents Following Close of Escrow.  Following Close of Escrow, Escrow Holder shall distribute the documents as follows:

To Seller:

(a)                                 The cash portion of the Purchase Price as set forth in Section 2.2, less costs, offsets and prorations in accordance with the provisions of this Agreement;

(b)                                 One (1) fully executed duplicate original of the Bill of Sale;

(c)                                  One (1) fully executed executed duplicate original of the Assignment of Intangibles;

(d)                                 One (1) fully executed duplicate original of the Assignment of Contracts;

(e)                                  A copy of the Title Policy issued to Purchaser;

(f)                                   One (1) duplicate original or conformed copy as appropriate, of any other document to be received by Seller through Escrow pursuant to the provisions of this Agreement; and

(g)                                  One (1) copy of any other document delivered to Escrow Holder by Purchaser or Seller pursuant to the terms of this Agreement.

To Purchaser:

(a)                                 Any excess funds deposited by Purchaser which remain after disbursement to Seller;

(b)                                 One (1) conformed copy of the Deed, the original to be mailed to Purchaser following the recordation thereof;

(c)                                  One (1) fully executed duplicate original of the Bill of Sale;

(d)                                 One (1) fully executed duplicate original of the Assignment of Intangibles;

(e)                                  One (1) fully executed duplicate original of the Assignment of Contracts;

(f)                                   One (1) duplicate original or conformed copy as appropriate, of any other document to be received by Purchaser through Escrow pursuant to the provisions of this Agreement;

(g)                                  One (1) copy of any other document delivered to Escrow Holder by Purchaser or Seller pursuant to the terms of this Agreement; and

(h)                                 The original of the Title Policy.

5.10                        Possession.  Purchaser shall be entitled to sole possession of the Property on the Close of Escrow, subject to the possessory rights of any guests of the Hotel.

VI.

ADDITIONAL COVENANTS AND INDEMNITIES

6.1                               Purchaser’s Covenants.

6.1.1                     Indemnification.  Purchaser covenants to defend, indemnify and hold harmless Seller, Tarsadia, Evolution, and their respective affiliates, owners, employees, agents and representatives, successors and assigns from and against any and all claims, penalties, liabilities, obligations, fines, losses, causes of action, fees, injuries, damages, liens, proceedings, judgments, actions, rights, demands, costs and expenses (including, without limitation, reasonable attorneys’ fees and court and litigation costs) (a) arising from the acts and omissions of Purchaser and its agents, employees or contractor occurring in connection with or as a result of, any inspections, tests or examinations of or to the Property performed by Purchaser or at the request of Purchaser but expressly excluding (i) any pre-existing conditions at the Hotel so long as following the discovery of such pre-existing condition, Purchaser does not exacerbate such conditions through its actions, or (ii) matters to the extent caused by Seller or Evolution or any of their respective agents, employees or contractors, (b) arising from the use, management, operation, rental, maintenance and ownership of the Property, based upon acts, conduct or omissions occurring, on or after the Closing Date, including, without limitation, with respect to the Contracts, (c) caused by or arising out of any material misrepresentation by Purchaser in connection with this Agreement, (d) arising under the Franchise Agreement (if assumed by Purchaser) for all periods on and after the Close of Escrow (including, without limitation, for damages, liquidated damages, fees, penalties and other sums), (e) arising from the use of the names “Courtyard by Marriott” and “Marriott” any materials referencing “Courtyard by Marriott” and “Marriott,” logos of “Marriott,” and all derivatives thereof on and after the Close of Escrow, (f) arising from any breach of this Agreement by Purchaser or any instrument or agreement required delivered or to be delivered pursuant to the provisions of this Agreement, including under the WARN Act and (g) arising under the Contracts (including, without limitation, those arising from or as a result of the assignment and assumption thereof) for all periods on and after the Close of Escrow.  This indemnity shall survive the Close of Escrow.

6.1.2                     Seller’s Accounts Receivable.  On the Closing Date, Seller shall deliver to Purchaser an update of Seller’s Accounts Receivable list.  Thereafter, Purchaser shall promptly remit to Seller all sums received by Purchaser in payment of any of Seller’s Accounts Receivables.  All sums received by Purchaser from a customer, guest or patron owing Seller under a Seller Account Receivable shall be credited, first, to the sums owing Seller, and then, to the extent any sums remain, to Purchaser.  For a period of two (2) years after the Close of Escrow, Seller shall have the right, from time to time, to inspect and audit the books and records of the Hotel that pertain to income and collections, at Seller’s sole cost (unless it is determined from such audit or inspection that Purchaser has withheld Seller’s Accounts Receivable, then Purchaser shall pay the costs of such audit and inspection), and Purchaser shall provide full and complete access thereto to Seller upon not less than three (3) business days prior Notice, to verify receipt and payment of Seller’s Accounts Receivable.

6.2                               Seller’s Covenants.

6.2.1                     Indemnification.  Seller covenants to defend, indemnify and hold harmless Purchaser and its affiliates, owners, employees, agents and representatives from and against any and all claims, liabilities, obligations, fines, losses, causes of action, fees, injuries, damages, liens, proceedings, judgments, actions, rights, demands, costs and expenses (including, without limitation, reasonable attorneys’ fees and court and litigation costs) (a) arising from the ownership and operations of the Property during the period of Seller’s ownership thereof (except as to, and specifically excluding, the matters set forth in Section 6.1.1 hereof, Environmental Damages, Environmental Requirements, and the matters addressed in Section 4.5 hereof), (b) arising under the Contracts, and the Franchise Agreement prior to the Closing Date (other than arising as a result of the transaction contemplated in this Agreement and the assignment thereof to Purchaser), (c) caused by or arising out of any material misrepresentation by Seller in connection with this Agreement, (d) arising from any breach of this Agreement by Seller or any instrument or agreement required to be delivered or to be delivered pursuant to the provisions of this Agreement, and (e) arising under the Contracts for all periods prior to the Close of Escrow.  This indemnity shall survive the Close of Escrow.

6.2.2                     Termination of Management Agreements.  Prior to the Close of Escrow, Seller shall terminate, at Seller’s sole cost and expense, and at no cost or expense to Purchaser, all management agreements affecting the Hotel, and Seller shall indemnify Purchaser from and against all claims and liabilities with respect thereto.

6.2.3                     Operation of the Hotel.  Seller, during the term of this Agreement, shall carry on the business and operations of the Hotel in substantially the same manner as heretofore carried on by it.  Prior to the Closing Date, Seller shall maintain (or replace with policies of like amounts) all existing insurance policies insuring the Property and the operation of the Hotel.  Seller may enter into, extend, amend, modify or terminate any of the Contracts as Seller deems appropriate to operate, service and maintain the Property consistent with normal business practices; provided, however, that so long as Purchaser is not in default of any of its obligations under this Agreement, (a) from the date of this Agreement to the expiration of the Due Diligence Period, Seller shall provide to Purchaser copies of new contracts or leases which are not consistent with normal business practices, which Seller has entered into, or intends to enter into, and (b) from and after the expiration of the Due Diligence Period, Seller shall not, without the consent of Purchaser (which consent shall not be unreasonably withheld, conditioned or delayed), enter into (i) any leases of furniture, fixtures or equipment for the Hotel, or (ii) any contract or lease other than consistent with past practices.

6.3                               Employee Matters.  On the Closing Date, Seller shall pay (or cause to be paid) all employee salaries, wages, fringe benefits and other compensation, including any applicable federal, state and local taxes, for any employees of the Hotel which have accrued up to the Cut-Off Time.  Seller shall terminate all of the Hotel employees effective at 3:00 p.m. California time on the Closing Date.  Seller shall indemnify, defend and hold harmless Purchaser against any and all labor or employment claims, liabilities or obligations (including, without limitation, attorneys’ fees and costs) which arise or accrue before, or arise out of events occurring before, the Closing Date, which indemnity shall survive the Close of Escrow.

As of the Close of Escrow, but effective at 3:00 p.m. California time on the Closing Date, Purchaser shall hire not less than eighty percent (80%) of the employees of the Hotel, at substantially the same terms as Seller had provided prior to the Closing Date, for a period of not less than ninety (90) days.  Purchaser shall indemnify, defend and hold harmless Seller, Tarsadia, Evolution, and their affiliates, owners and employees against any and all labor or employment claims, liabilities or obligations (including, without limitation, attorneys’ fees and costs) which arise or accrue from or after, or arise out of events occurring from or after the Close of Escrow, including, without limitation, all claims arising as a result of the transactions contemplated in this Agreement and from the termination by Purchaser of any Hotel employee or personnel performing services at or for the Hotel, the failure of Purchaser to offer employment to any such employees or personnel, and Purchaser’s decision to continue or discontinue any employment policy or practice of Seller in existence or effect at the Hotel prior to the Close of Escrow, which indemnity shall survive the Close of Escrow.  The foregoing indemnity shall not include coverage for any claims, liabilities or obligations predicated on matters which occurred prior to the Close of Escrow even though such claims, liabilities or obligations were first instituted or brought to the attention of Seller or Purchaser after the Close of Escrow, it being expressly understood and agreed by Seller that any such claims or liabilities or obligations shall remain the responsibility of Seller, and Seller shall satisfy all such claims, liabilities and obligations.  The foregoing indemnity shall survive the Close of Escrow.

Purchaser acknowledges that Seller is not giving any notice under, or otherwise complying with, the Worker Adjustment and Retraining Notification Act and/or any applicable state law counterpart (together with all rules and regulations promulgated thereunder, the “WARN Act”).  Purchaser agrees to hire a sufficient number of the Hotel employees, and on such terms and conditions, as to avoid any violation of the WARN Act in the absence of such notice, and agrees to indemnify and defend Seller and Tarsadia, and hold them harmless, from and against any and all loss, damage, liability, claim, cost or expense (including, without limitation, reasonable attorneys’ fees) incurred by any of such parties as a result of the failure to give such notice or otherwise comply with the WARN Act.

6.4                               Transition.  Solely for the purpose of assisting Purchaser in connection with Purchaser’s transition to ownership and replacement of the Hotel’s manager upon the Close of Escrow, Seller shall permit Purchaser to establish and maintain a “shadow management operation” with respect to the Property comprised of no more than four (4) individuals within the five (5) calendar days preceding the Closing Date; provided, however, that Purchaser and its shadow management operation and employees (a) shall not unreasonably interfere with the normal management and operation of the Property, (b) shall repair any damage to the physical condition of the Property caused by Purchaser or its employees or agents in any such shadow management operation, and (c) shall not be deemed to have assumed management responsibilities of the Property prior to the Close of Escrow by virtue of any shadow management operation.  Seller shall otherwise use its reasonable efforts to assist and cause the Hotel’s manager to use his reasonable efforts to assist, Purchaser and its hotel manager in a smooth transition of ownership and operation of the Hotel during the shadow management operation period.

6.5                               No Obligations of Escrow Holder.  Escrow Holder shall not be concerned with the provisions of this Article VI.

VII.

REPRESENTATIONS AND WARRANTIES

7.1                               By Purchaser.  Purchaser represents and warrants to Seller that as of the date hereof and the Close of Escrow:

7.1.1                     Organization and Standing.  Purchaser is a limited liability company, duly organized, validly existing, and in good standing under the laws of the State of Delaware, is duly qualified to do business in the State of California, and has the full power and authority to enter into this Agreement and to carry out the transactions contemplated hereby to be carried out by it.

7.1.2                     Due Authorization.  The performance of this Agreement and the transactions contemplated hereunder by Purchaser have been duly authorized by all necessary action on the part of Purchaser, and this Agreement is binding on and enforceable against

Purchaser in accordance with its terms.  Purchaser shall, on or prior to the Closing Date, furnish Seller with certified resolutions evidencing that Purchaser has been duly authorized to enter into and perform this Agreement and the transactions contemplated hereunder.  No further consent of any shareholder, creditor, board of directors, governmental authority or other party to such execution, delivery and performance hereunder is required.  The person(s) signing this Agreement, and any document pursuant hereto on behalf of Purchaser, has full power and authority to bind Purchaser.

7.1.3                     Lack of Conflict.  Neither the execution of this Agreement nor the consummation of the transactions contemplated hereby will violate any restriction, court order, judgment, law, regulation, charter, bylaw, instrument or agreement to which Purchaser is subject.

7.1.4                     Solvency/Bankruptcy.  Purchaser has not (i) made any general assignment for the benefit of creditors, (ii) filed any voluntary petition in bankruptcy or suffered the filing of an involuntary petition in bankruptcy by Purchaser’s creditors, (iii) suffered the appointment of a receiver to take possession of all, or substantially all, of Purchaser’s assets, (iv) suffered the attachment or other judicial seizure of all, or substantially all, of Purchaser’s assets, (v) admitted in writing its inability to pay its debts as they come due, or (vi) made any offer of settlement, extension or compromise to its creditors generally, and has not considered doing or undertaking, and has no current plans to do or undertake, any of the foregoing.  Furthermore, Purchaser has not taken, and does not contemplate taking, against it any such actions.

7.2                               By Seller.  Seller represents and warrants to Purchaser that as of the date hereof and Close of Escrow:

7.2.1                     Organization and Standing.  Seller is a limited liability company, duly organized, validly existing, and in good standing under the laws of the State of California, and has the full power and authority to enter into this Agreement and to carry out the transactions contemplated hereby to be carried out by it.

7.2.2                     Due Authorization.  The performance of this Agreement and the transactions contemplated hereunder by Seller have been duly authorized by all necessary action on the part of Seller, and this Agreement is binding on and enforceable against Seller in accordance with its terms.  Seller shall, on or prior to the Closing Date, furnish Purchaser with certified resolutions evidencing that Seller has been duly authorized to enter into and perform this Agreement and the transactions contemplated hereunder.  No further consent of any member, manager, creditor, governmental authority or other party to such execution, delivery and performance hereunder is required.  The person(s) signing this Agreement, and any document pursuant hereto on behalf of Seller, has full power and authority to bind Seller.

7.2.3                     Lack of Conflict.  Neither the execution of this Agreement nor the consummation of the transactions contemplated hereby will violate any restriction, court order, judgment, law, regulation, charter, bylaw, instrument, or agreement to which Seller or the Property (or any portion thereof) are subject.

7.2.4                     Non-Foreign Seller.  Seller is not a foreign seller as defined in the “Foreign Investment in Real Property Tax Act.”

7.2.5                     Solvency/Bankruptcy.  Seller has not (i) made any general assignment for the benefit of creditors, (ii) filed any voluntary petition in bankruptcy or suffered the filing of an involuntary petition in bankruptcy by Seller’s creditors, (iii) suffered the appointment of a receiver to take possession of all, or substantially all of Seller’s assets, (iv) suffered the attachment or other judicial seizure of all or substantially all, of Seller’s assets, (v) admitted in writing its inability to pay its debts as they come due, or (vi) made an offer of settlement, extension or composition to its creditors generally, and has not considered doing or undertaking, and has no current plans to do or undertake any of the foregoing.  Furthermore, Seller has not and does not contemplate taking or having taken against it, any such actions.

7.2.6                     Tax Returns.

(a)                                 Seller has duly and timely filed (on a timely basis since its inception) all federal, state and local tax returns required to be filed by it with the appropriate governmental authority(ies), and all such returns are true, complete and correct in all material respects.  Seller is taxed as a partnership and itself pays no income taxes.

(b)                                 All sales and use taxes required to be paid or collected by Seller in the ownership and operation of the Hotel have been or will be collected and paid, in the ordinary course of business, to the appropriate governmental authority(ies) through the Close of Escrow.

(c)                                  Neither Seller nor, to Seller’s knowledge, Evolution, (i) has received written notice for underpayment, audit or appeal of any real estate taxes or reassessment of any real estate tax valuations with respect to the Hotel (other normal annual increases), (ii) is a party to any pending proceeding to contest any taxes with respect to the Hotel, or (iii) has received any written notice of any special assessments pending with respect to the Hotel, in each case which has not been otherwise resolved or completed.

7.2.7                     Financial Information.  To Seller’s knowledge, the financial information provided to Purchaser regarding the Hotel represents, in all material respects, correct and complete copies of all such financial information as it exists in Seller’s records and presents fairly the results of the operations of the Hotel for the periods indicated.

7.2.8                     Litigation.  To Seller’s knowledge, neither Seller nor the Real Property is a party to any litigation or other proceeding affecting the Real Property which, if, adversely determined, would have a material adverse effect on the operation of the Hotel thereon (consistent with Seller’s operation), nor has Seller received any written notice that any such litigation or other proceedings are to be instituted.

7.2.9                     Foreign Persons.  Seller and its owners, and their respective principals, shall not transfer the proceeds obtained as a result of this Agreement to any person or entity listed on the Office of Foreign Assets Control list as “Terrorist” and “Specially Designated Nationals and Blocked Persons,” or otherwise be in violation of the International Money Laundering Abatement and Financial Anti-Terrorism Act of 2001.

7.2.10              Existing Management Agreement.  No management agreement affecting the Property exists other than the existing Management Agreement with Evolution which will be terminated at the Closing, at Seller’s sole cost and expense.

7.2.11              Employees.  All employees of the Hotel are employees of Evolution.  Seller does not employ any employees in connection with the operation of the Hotel and is not a party to any written employment, or collective bargaining agreement, or compensation agreement or union contract. To Seller’s knowledge, there are no union organization efforts pending or threatened with respect to any of the Hotel employees.

7.2.12              Contracts.  The copies of the Contracts delivered by Seller to Purchaser are true and correct copies thereof and represent all material contracts, space leases, equipment leases and other material agreements used/or executed in connection with the ownership and operation of the Hotel.  Seller is not, to Seller’s knowledge, in material default under any of the terms and provision thereof, nor has it sent or, to Seller’s knowledge, received any written notice of default except as has been provided to Purchaser.

7.2.13              Environmental Matters.  Seller has provided Purchaser with complete copies of all environmental site assessment reports,  and remediation or compliance studies or audits (the “Environmental Reports”) as they exist in Seller’s files, which are in the possession, custody or control of Seller or its agents.  Except for any and all matters that are set forth in the Environmental Reports, to Seller’s knowledge, neither Seller nor Evolution has, during its ownership or operation of the Hotel, as the case may be, stored, produced or disposed of any Hazardous Materials on the Real Property, other than such products typically used in the operations of the hotels similar to the Hotel.  Seller has received no written notice from any governmental authority alleging or otherwise asserting that the Hotel or the operation of the Hotel are in violation of any law, rule or regulation relating to Hazardous Materials.  Seller has not received any written notice from any governmental agency, board or department that Seller does not have all required governmental permits and licenses, if any, relating to Hazardous Materials.

7.2.14              Permits.  All Permits maintained by or behalf of Seller for the operation of the Hotel are (a) set forth on Schedule 7.2.14 to this Agreement, and (b) in full force and effect.  To Seller’s knowledge, as of the date hereof, there exist no material violations of any Permit.

7.2.15              Condemnation Actions; Special Assessments.  Seller has no knowledge of any pending or threatened condemnation actions with respect to the Real Property.

7.2.16              Bankruptcy.  No bankruptcy or other insolvency proceeding, voluntary or involuntary, relating to Seller or the Land or the Hotel is pending or threatened against Seller.

Wherever the phrase “to Seller’s knowledge” or any similar phrase stating or implying a limitation on the basis of knowledge appears in this Agreement, unless specifically otherwise qualified, such phrase shall mean only the present actual knowledge of John Blem, without any duty of inquiry, any imputation of the knowledge of another to him, or independent investigation of the relevant matter by any of such individual(s), and without any personal liability.  Wherever the phrase “in Seller’s possession”, “in the possession of Seller” or similar phrase appears in this Agreement, such phrase shall be deemed to mean only to the extent the material or other item referred to by such phrase is located at the Hotel or in Seller’s offices in Orange County, California.

Notwithstanding any provision of this Agreement to the contrary, should any of the foregoing representations and warranties of Seller become false or inaccurate prior to the Close of Escrow, and Seller discloses the same to Purchaser, in writing, prior to the Close of Escrow, then Purchaser’s sole recourse shall be to either (i) terminate this Agreement and cancel the Escrow, in which case the Earnest Money Deposit (or any portion then on deposit with Escrow Holder) and the Extension Deposit (if then on deposit with Escrow Holder) shall be returned to Purchaser and neither Seller nor Purchaser will have any further liability or obligation under this Agreement (except for those obligations which survive in accordance with their terms), or (ii) proceed with the closing, without reservation, in which case Purchaser shall be deemed to have waived all claims against Seller and Tarsadia with respect to such false or inaccurate representation and warranty.

VIII.

CONDITIONS PRECEDENT TO CLOSE OF ESCROW

8.1                               Conditions to Seller’s Obligations.  The obligation of Seller to close the Escrow shall be subject to the satisfaction or Notice of its waiver (delivered to Purchaser and Escrow Holder), in whole or in part, by Seller of each of the following conditions precedent:

(a)                                 Except by reason of a default by Seller, Escrow Holder is in a position to and will deliver to Seller the instruments and funds accruing to Seller pursuant to the provisions of this Agreement;

(b)                                 There is no existing uncured material breach of any of the covenants, representations, warranties or obligations of Purchaser set forth in this Agreement that has not been waived by Seller;

(c)                                  Purchaser shall not be in material default of any of its obligations under the Liquor Transfer Agreement; and

(d)                                 Seller (and all guarantors) have been released from all obligations under the Franchise Agreement by the franchisor thereunder.

The foregoing conditions contained in this Section 8.1 are intended solely for the benefit of Seller.  Seller shall at all times have the right to waive any condition precedent, provided that such waiver is in writing and delivered to Purchaser and Escrow Holder.

8.2                               Conditions to Purchaser’s Obligations.  The obligations of Purchaser to close the Escrow shall be subject to the satisfaction or Notice of its waiver (delivered to Seller and Escrow Holder), in whole or in part, by Purchaser of each of the following condition precedent:

(a)                                 Except by reason of a default by Purchaser, Escrow Holder is in a position to and will deliver to Purchaser the instruments and funds, if any, accruing to Purchaser pursuant to the provisions of this Agreement;

(b)                                 The “Seller” under the Liquor Transfer Agreement shall not be in material default of its obligations thereunder;

(c)                                  The existing management agreement for the Hotel shall be terminated by Seller and Evolution; and

(d)                                 There is no existing uncured material breach of any of the covenants, representations, warranties or obligations of Seller set forth in this Agreement that has not been waived by Purchaser.

The foregoing conditions contained in this Section 8.2 are intended solely for the benefit of Purchaser.  Purchaser shall at all times have the right to waive any condition precedent, provided that such waiver is in writing and delivered to Seller and Purchaser.

8.3                               Failure of Conditions to Close of Escrow.  Escrow Holder shall be responsible for confirming, on or before the Close of Escrow, that the conditions to the Close of Escrow set forth in Sections 8.1 and 8.2 hereof, and as set forth elsewhere in this Agreement, have been satisfied.  Purchaser and Seller hereby agree to deliver their Notices to Escrow Holder, on or before the Close of Escrow, of the satisfaction or waiver of all other conditions to the Close of Escrow hereunder, and, in the event that both Purchaser and Seller specifically notify and instruct Escrow Holder, in writing, to proceed to the Close of Escrow hereunder, all such other conditions to the Close of Escrow hereunder that are not otherwise satisfied shall be deemed to have been waived by both Purchaser and Seller.  Escrow Holder shall not proceed to the Close of Escrow hereunder unless both Purchaser and Seller specifically notify and instruct Escrow Holder to do so.

IX.

LIQUIDATED DAMAGES

9.1                               Default by Purchaser.  IN THE EVENT THE CLOSING AND THE CONSUMMATION OF THE TRANSACTION HEREIN CONTEMPLATED DOES NOT OCCUR AS HEREIN PROVIDED BY REASON OF ANY DEFAULT OF PURCHASER, PURCHASER AND SELLER AGREE THAT IT WOULD BE IMPRACTICAL AND EXTREMELY DIFFICULT TO ESTIMATE THE DAMAGES WHICH SELLER MAY SUFFER.  THEREFORE, PURCHASER AND SELLER DO HEREBY AGREE THAT A REASONABLE ESTIMATE OF THE TOTAL DAMAGES THAT SELLER WOULD SUFFER IN THE EVENT THAT PURCHASER DEFAULTS AND FAILS TO COMPLETE THE PURCHASE OF THE PROPERTY IS AND SHALL BE, AS SELLER’S SOLE AND EXCLUSIVE REMEDY (WHETHER AT LAW OR IN EQUITY), AN AMOUNT EQUAL TO THE EARNEST MONEY DEPOSIT AND THE EXTENSION DEPOSIT (IF DUE OR OTHERWISE DEPOSITED WITH ESCROW HOLDER).  SAID AMOUNT SHALL BE THE FULL, AGREED AND LIQUIDATED DAMAGES FOR THE FAILURE OF PURCHASER TO CLOSE AND CONSUMMATE THE TRANSACTIONS HEREIN CONTEMPLATED.  ALL OTHER CLAIMS TO DAMAGES OR OTHER REMEDIES IN CONNECTION WITH PURCHASER’S FAILURE TO CLOSE AND CONSUMMATE THE TRANSACTIONS CONTEMPLATED HEREIN ARE EXPRESSLY WAIVED BY SELLER; HOWEVER, SELLER RESERVES ITS RIGHTS TO LEGAL AND EQUITABLE DAMAGES AND REMEDIES FOR ANY OTHER DEFAULT BY PURCHASER HEREUNDER.  THE PAYMENT OF SUCH AMOUNT AS LIQUIDATED DAMAGES IS NOT INTENDED AS A FORFEITURE OR PENALTY WITHIN THE MEANING OF CALIFORNIA CIVIL CODE

SECTIONS 3275 OR 3369, BUT IS INTENDED TO CONSTITUTE LIQUIDATED DAMAGES TO SELLER PURSUANT TO CALIFORNIA CIVIL CODE SECTION 1671, 1676 AND 1677.  SELLER HEREBY WAIVES THE PROVISIONS OF CALIFORNIA CIVIL CODE SECTION 3389.  UPON DEFAULT BY PURCHASER, THIS AGREEMENT SHALL BE TERMINATED AND NEITHER PARTY SHALL HAVE ANY FURTHER RIGHTS OR OBLIGATIONS HEREUNDER, EACH TO THE OTHER, EXCEPT ANY INDEMNIFICATION OBLIGATIONS, THE RIGHTS OF SELLER RESERVED HEREIN, AND FOR THE RIGHT OF SELLER TO COLLECT SUCH LIQUIDATED DAMAGES FROM PURCHASER AND ESCROW HOLDER.  IN THE EVENT PURCHASER FAILS TO AUTHORIZE ESCROW HOLDER TO RELEASE THE EARNEST MONEY DEPOSIT AND THE EXTENSION DEPOSIT (IF DUE OR OTHERWSIE DEPOSITED WITH ESCROW HOLDER) WITHIN FIVE (5) BUSINESS DAYS OF THE DEMAND OF SELLER WHEREIN SELLER ALLEGES THE DEFAULT AND NONPERFORMANCE BY PURCHASER, THEN, WITH RESPECT TO SUCH ALLEGED DEFAULT AND NON-PERFORMANCE BY PURCHASER, THE PROVISIONS OF THIS ARTICLE IX SHALL BE VOIDABLE AT THE ELECTION OF SELLER.

SELLER’S INITIALS	PURCHASER’S INITIALS

9.2                               Default by Seller.  IN THE EVENT THE CLOSING AND THE CONSUMMATION OF THE TRANSACTION HEREIN CONTEMPLATED DOES NOT OCCUR AS HEREIN PROVIDED BY REASON OF ANY DEFAULT OF SELLER, PURCHASER AND SELLER AGREE THAT IT WOULD BE IMPRACTICAL AND EXTREMELY DIFFICULT TO ESTIMATE THE DAMAGES WHICH PURCHASER MAY SUFFER.  THEREFORE, PURCHASER AND SELLER DO HEREBY AGREE THAT, IN THE EVENT OF SUCH DEFAULT, IN ADDITION TO ATTORNEYS’ FEES AND COSTS PURSUANT TO SECTION 12.2 HEREOF, PURCHASER MAY, AS ITS SOLE RECOURSE AND REMEDY (AT LAW OR IN EQUITY), EITHER:  (a) PURSUE AN ACTION AGAINST SELLER FOR SPECIFIC PERFORMANCE; OR (b) RECEIVE (i) THE RETURN OF THE EARNEST MONEY DEPOSIT AND THE EXTENSION DEPOSIT (IF OTHERWISE DEPOSITED WITH ESCROW HOLDER), AND (ii) REIMBURSEMENT OF OUT-OF-POCKET EXPENSES ACCORDING TO PROOF NOT TO EXCEED AN AGGREGATE OF TWO HUNDRED THOUSAND DOLLARS ($200,000.00); PROVIDED, HOWEVER,THAT IF SELLER INTENTIONALLY BREACHES ITS OLBIGATION TO CONVEY THE PROEPRTY TO PURCHASER IN ACCORDANCE WITH THE TERMS OF THIS AGREEMENT, THEN SELLER SHALL PAY TO PURCHASER THE SUM OF THREE MILLION DOLLARS ($3,000,000.00), SAID AMOUNT SHALL BE THE FULL, AGREED AND LIQUIDATED DAMAGES FOR THE INTENTIONAL FAILURE OF SELLER TO CLOSE AND CONSUMMATE THE TRANSACTIONS HEREIN CONTEMPLATED.  ALL OTHER CLAIMS TO DAMAGES OR OTHER REMEDIES IN CONNECTION WITH SELLER’S FAILURE TO CLOSE AND CONSUMMATE THE TRANSACTIONS CONTEMPLATED HEREIN (OTHER THAN AS SPECIFIED IN (a) AND (b) HEREOF) ARE EXPRESSLY WAIVED BY PURCHASER.  THE REFUND OF THE EARNEST MONEY DEPOSIT AND EXTENSION DEPOSIT (IF OTHERWISE DEPOSITED WITH ESCROW HOLDERS) AS LIQUIDATED DAMAGES IS NOT INTENDED AS A FORFEITURE OR PENALTY WITHIN THE MEANING OF CALIFORNIA CIVIL CODE SECTIONS 3275 OR

3369, BUT IS INTENDED TO CONSTITUTE LIQUIDATED DAMAGES TO PURCHASER PURSUANT TO CALIFORNIA CIVIL CODE SECTION 1671.  PURCHASER HEREBY WAIVES THE PROVISIONS OF CALIFORNIA CIVIL CODE SECTION 3389.  UPON DEFAULT BY SELLER, IF THIS AGREEMENT IS TERMINATED BY PURCHASER, NEITHER PARTY SHALL HAVE ANY FURTHER RIGHTS OR OBLIGATIONS HEREUNDER, EACH TO THE OTHER, EXCEPT ANY INDEMNIFICATION OBLIGATIONS, THE RIGHTS OF PURCHASER RESERVED HEREIN, AND FOR THE RIGHT OF PURCHASER TO COLLECT SUCH LIQUIDATED DAMAGES FROM SELLER.

SELLER’S INITIALS	PURCHASER’S INITIALS

X.

BROKERS

Seller and Purchaser each agree to indemnify, protect, defend and hold the other harmless from and against any claims, actions, suits or demands for payment of any commission, finder’s fee or other sum initiated by any broker, commission agent or other person which such party or its representatives has engaged or retained or with which it has had discussions concerning, in connection with the transaction contemplated by this Agreement or the sale of the Property by Seller.  Notwithstanding the foregoing, however, Seller shall pay a commission to Jones Lang LaSalle pursuant to a separate agreement.

XI.

NOTICES

Except as otherwise expressly provided in this Agreement, all notices, requests, demands and other communications hereunder (“Notice”) shall be in writing and shall be deemed delivered by (i) hand delivery upon receipt, (ii) registered mail or certified mail, return receipt requested, postage prepaid, upon delivery to the address indicated in the Notice, (iii) by confirmed telecopy or facsimile transmission when sent, or (iv) overnight courier (next business day delivery) on the next business day at 12:00 noon, whichever shall occur first, as follows:

To Seller:                                                                                                                                                                                             Gaslamp Holdings, LLC
Attention:  Manager
620 Newport Center Drive
Fourteenth Floor
Newport Beach, CA  92660
Telecopier:  (949) 610-8216

With a Copy to:                                                                                                                                                         TARSADIA INVESTMENTS, LLC
Attention:  Edward G. Coss, Esq.
620 Newport Center Drive
Fourteenth Floor
Newport Beach, CA  92660
Telecopier:  (949) 610-8222

To Escrow Holder:                                                                                                                                           First American Title Insurance Co.
New York Division
Attention: Jill Siegel
633 Third Avenue
New York, NY 10017
Telecopier: (212) 331-1411

To Purchaser:                                                                                                                                                                     CWI Mission Valley Hotel, LLC
Attention: Michael G. Medzigian
272 E. Deerpath Road, Suite 320
Lake Forest, IL 60045
Telecopier:  (847) 482-8696

With a Copy to:                                                                                                                                                         Paul Hastings LLP
Attention: Rick S. Kirkbride
515 South Flower Street, 25th Fl.
Los Angeles, CA 90071
Telecopier:  (213) 996-3261

Any correctly addressed Notice that is refused, unclaimed or undelivered because of an act or omission of the party to be notified shall be considered to be effective as of the first day that the Notice was refused, unclaimed or considered undeliverable by the postal authorities, messenger or overnight delivery service.  The parties hereto shall have the right from time to time, and at any time, to change their respective addresses and each shall have the right to specify as its address any other address within the United States of America, by giving to the other party at least thirty (30) days prior Notice thereof, in the manner prescribed herein; provided, however, that to be effective, any such change of address must be actually received (as evidenced by a return receipt).  Telephone numbers and email addresses, if listed, are listed for convenience purposes only and not for the purposes of giving Notice pursuant to this Agreement.

XII.

MISCELLANEOUS

12.1                        Governing Law.  This Agreement shall be governed by and construed in accordance with the laws of the State of California.  If any legal action is necessary to enforce the terms and conditions of this Agreement, the parties hereby agree that the Superior Court of California, County of Orange, shall be the sole jurisdiction and venue for the bringing of the action.

12.2                        Professional Fees and Costs.  If a lawsuit, arbitration or other proceedings are instituted by any party to enforce any of the terms or conditions of this Agreement against any other party hereto, the prevailing party in such litigation, arbitration or proceedings shall be entitled, as an additional item of damages, to such reasonable attorneys’ and other professional fees and costs (including, but not limited to, witness fees), court costs, arbitrators’ fees, arbitration administrative fees, travel expenses, and other out-of pocket expenses or costs of such other proceedings.  For the purposes of this section, any party receiving an arbitration award or a judgment for damages or other amounts shall be deemed to be the prevailing party, regardless of amount of the damage awarded or whether the award or judgment was based on all or some of such party’s claims or causes of action, and any party against whom a lawsuit, arbitration or other proceeding is instituted and later voluntarily dismissed by the instituting party shall be deemed to be the prevailing party.

12.3                        Exhibits and Schedules a Part of This Agreement.  The Exhibits and Schedules attached hereto are incorporated in this Agreement by reference and are hereby made a part hereof.

12.4                        Executed Counterparts.  This Agreement may be executed in any number of counterparts and by different parties hereto in separate counterparts, each of which when so executed and delivered shall be deemed an original, but all such counterparts together shall constitute but one and the same instrument; signature pages may be detached from multiple separate counterparts and attached to a single counterpart so that all signature pages are physically attached to the same document.  This Agreement shall become effective upon the due execution and delivery of this Agreement to the parties hereto.

12.5                        Assignment.  Purchaser may not, and shall have no right or power to, assign, convey and otherwise transfer all or any part of its interest or rights herein without the prior written consent of Seller, which consent may be withheld in Seller’s sole discretion, and any attempted assignment without Seller’s written consent shall be void, invalid and unenforceable.  Notwithstanding the foregoing, however, Purchaser may assign and transfer all of its rights and obligations under this Agreement to one (1) or more wholly owned subsidiary(ies) thereof, or to an entity that is controlled by, controls or is under common control with Purchaser, provided, however, that Purchaser shall not be released of its obligations under this Agreement as a result of any such assignment.  Any assignment as permitted in the preceding sentence shall be conditioned upon Purchaser delivering to Seller and Escrow Holder, within forty-eight (48) hours of any such assignment, Notice thereof, together with a copy of such assignee’s organizational and formation documents and instruments, a Certificate of Good Standing for such assignee, and copies of the resolutions of Purchaser and such assignee authorizing such assignment.  As a further condition to any such permitted assignment, Purchaser shall cause its assignee to execute an assignment and assumption agreement of Purchaser’s obligations under this Agreement (in form and content reasonably and mutually acceptable), and such other documents and instruments as Escrow Holder may reasonably request.

12.6                        IRS - Form 1099-S.  For purposes of complying with Section 6045 of the Internal Revenue Code of 1986, as amended, Escrow Holder shall be deemed the “person responsible for closing the transaction” and shall be responsible for obtaining the information necessary to file with the Internal Revenue Service Form 1099-S, “Statement for Recipients of Proceeds from Real Estate, Broker and Barter Exchange Transactions.”

12.7                        Successors and Assigns.  Subject to the provisions of Section 12.5 hereof, this Agreement shall be binding upon and inure to the benefit of the parties’ respective successors and permitted assigns.

12.8                        Time is of the Essence.  Time is of the essence of this Agreement.

12.9                        Entire Agreement.  This Agreement, and Exhibits and Schedules and other documents and instruments attached to or referenced herein, contain all representations and the entire understanding and agreement between the parties hereto with respect to the purchase and sale of the Property, and all prior and contemporaneous understandings, letters of intent, agreements and representations, whether oral or written, are entirely superseded.  In executing this Agreement, each of Seller and Purchaser expressly disclaim any reliance on any oral or written representations, warranties, comments, statements or assurances made by Seller, Purchaser, and any of their respective affiliates, and their respective agents, employees, representatives, attorneys or brokers, as an inducement or otherwise, to Purchaser’s and Seller’s respective execution hereof.  No amendment of this Agreement shall be binding unless in writing and executed by the parties hereto.

12.10                 Further Assurances.  Whenever and so often as requested by a party, the other party will promptly execute and deliver or cause to be executed and delivered all such other and further instruments, documents or assurances, and promptly do or cause to be done all such other and further things as may be necessary and reasonably required in order to further and more fully vest in such requesting party all rights, interests, powers, benefits privileges and advantages conferred or intended to be conferred upon it by this Agreement, or to effectuate the termination of this Agreement and cancellation of the Escrow (if otherwise permitted hereunder).  The terms of this section shall survive the Close of Escrow and/or termination of this Agreement.

12.11                 Waiver.  The failure or delay (without regard to the length of time of such failure or delay) by either party to enforce or insist on the strict performance of any covenant, term, obligation, provision, right, option or condition hereunder, or to pursue any action, claim or right arising from any breach, default, or non-performance of any term, obligation or provision of this Agreement, shall not constitute or be construed as a waiver or forgiveness of such covenant, term, obligation, provision, right, option, condition, breach, default or non-performance.  To be binding upon and against a party, any waiver must (a) be in writing, (b) be delivered to the party in whose favor the waiver is made (in accordance with the provisions of Article XI hereof), and (c) identify and specify, in reasonable detail, the covenant, term, obligation, provision, right, option, condition, breach, default or non-performance being waived; any purported waiver not complying therewith shall not be effective or binding on the parties hereto.  In addition, any previous waiver for the benefit of a party may not be relied upon or be enforced by such party’s successors and assigns, and shall not be binding on the waiving party.  Under no circumstances shall a waiver by either party complying with the provisions hereof constitute or be construed as a continuing waiver of any subsequent failure, default, breach or non-performance of any covenant, term, obligation, provision, right, option or condition under this Agreement.

12.12                 Headings.  The headings of this Agreement are for purposes of convenience only and shall not limit or define the meaning of the provisions of this Agreement.

12.13                 Risk of Loss.

12.13.1       Risk of Loss.  Until the Closing Date, Seller shall bear the risk of loss should there be damage to any of the Improvements by fire or other casualty (collectively “Casualty”).  If, prior to the Closing Date, any of the Improvements shall be damaged by any Casualty, Seller shall promptly deliver to Purchaser a Notice (“Casualty Notice”) of such event.  Upon Purchaser’s receipt of a Casualty Notice, Seller and Purchaser shall meet promptly to estimate the cost to repair and restore the Improvements to good condition and to replace the damaged Personal Property (the “Casualty Renovation Cost”).  If the parties are unable to agree on the cost of restoration, the matter will be submitted to an engineer designated by Seller and an engineer designated by Purchaser, each licensed to practice in the state in which the Land is located, and the engineers shall resolve the dispute.  Each party hereto shall bear the costs and expenses of its own engineer.

12.13.2       Material Loss.  If the Casualty Renovation Cost exceeds (i) ten percent (10%) of the Purchase Price in the event the Casualty is insured against, or (ii) five percent (5%) of the Purchase Price in the event the Casualty is not insured against, either party hereto may, at its option, elect to terminate this Agreement by Notice to the other party within five (5) days after the date that the Casualty Renovation Cost is determined, in which case the Earnest Money Deposit (or any portion then on deposit with Escrow Holder) and the Extension Deposit (if then on deposit with Escrow Holder) shall be delivered to Purchaser, and neither party shall have any further rights or obligations hereunder, except for any continuing confidentially and indemnity obligations as provided in this Agreement.  If both parties hereto fail to timely make its election to terminate this Agreement, then the Close of Escrow shall take place as provided herein without reduction of the Purchase Price, and Seller shall assign the insurance proceeds to Purchaser.

12.13.3       Nonmaterial Loss.  If the Casualty Renovation Cost is (i) ten percent (10%) or less of the Purchase Price in the event the Casualty is insured against, or (ii) five percent (5%) or less of the Purchase Price in the event the Casualty is not insured against, then, in any such event, neither party hereto shall have any right to terminate this Agreement, but the Closing shall take place as provided herein without reduction of the Purchase Price, and Seller shall assign the insurance proceeds to Purchaser.

12.13.4       Eminent Domain.  If, prior to the Close of Escrow, (i) any portion of the Property or the Real Property is taken by condemnation or eminent domain so as to interfere with the operation of the Hotel (more than a de minimus amount), (ii) any portion of the parking areas on the Land which results in there being insufficient parking for the operation of the Hotel as established by applicable governmental codes and regulations, or (iii) any access-way to the Land or any building with guest rooms is taken by condemnation or eminent domain, at the election of Purchaser (in its sole and absolute discretion), (A) this Agreement shall, upon the giving of Notice of such event or of the condemning authorities’ intention so to take the Real Property, terminate, and Purchaser shall receive a full and prompt refund of all sums deposited by them with Escrow Holder and/or Seller (including, without limitation, the Earnest Money Deposit (or any portion then on deposit with Escrow Holder) and the Extension Deposit (if then on deposit with Escrow Holder), or (B) the transaction contemplated herein shall proceed to close and Purchaser shall be entitled to, and Seller shall assign to Purchaser, all awards and proceeds paid or to be paid for such taking.  If, prior to the Close of Escrow, there is any taking by condemnation or eminent domain which does not entitle Purchaser to terminate this Agreement pursuant to the immediately prior sentence and Purchaser accepts title to the Real Property subject to such taking, in which event at the Close of Escrow all of the proceeds of any award or payment made or to be made by reason of such taking shall be assigned by Seller to Purchaser, and any money theretofore received by Seller in connection with such taking shall be paid over to Purchaser, whereupon Purchaser shall pay the Purchase Price without abatement by reason of such taking.  Seller shall not settle, agree to, or accept any award or payment in connection with a taking of less than all of the Land and/or Improvements without obtaining Purchaser’s prior written consent in each case, which consent shall not be unreasonably withheld or delayed.

12.14                 Construction of Agreement.  The parties hereto have negotiated this Agreement at length, and have had the opportunity to consult with, and be represented by, their own competent counsel.  This Agreement is, therefore, deemed to have been jointly prepared.  In determining the meaning of, or resolving any ambiguity with respect to, any word, phrase or provision of this Agreement, no uncertainty or ambiguity shall be construed or resolved against any party under any rule of construction, including the party primarily responsible for the drafting and preparation of this Agreement.

The words “herein,” “hereof,” “hereunder” and words of similar reference shall mean this Agreement.  The words “this Agreement” include the exhibits, schedules addenda and any future written modifications, unless otherwise indicated by the context.  All words in this Agreement shall be deemed to include any number or gender as the context or sense of the Agreement requires.  The words “will,” “shall” and “must” in this Agreement indicate a mandatory obligation.  The use of the words “include,” “includes” and “including” followed by one or more examples is intended to be illustrative and is not a limitation on the scope of the description or term for which the examples are provided.  All dollar amounts set forth in this Agreement are stated in United States Dollars, unless otherwise specified.  The words “day” and “days” refer to calendar days unless otherwise stated.  The words “business day” refer to a day other than a Saturday, Sunday or legal holiday on which banking institutions are closed.  The words “month” and “months” refer to calendar months unless otherwise stated.  The words “year” and “years” refer to calendar years unless otherwise stated.

12.15                 Tax Deferred Exchange.  Seller and Purchaser (the “Cooperating Party”) each agree to fully cooperate with the other (and any owner of such other party) (the “Exchangor”) (including cooperation with any Intermediary (as defined herein) selected by Exchangor) to structure the acquisition of the Property and/or the Real Property as an exchange of property held for productive use in a trade or business or for investment within the meaning of Section 1031 of the Internal Revenue Code of 1986 (as amended), and upon request, Cooperating Party agrees to execute additional escrow instructions, documents, agreements or instruments to effect the exchange; provided, however, that Cooperating Party shall incur no additional costs or expenses in this transaction, or be required to incur any additional liability, acquire, accept or hold title to any property (other than the Property) or to agree to the extension of the Closing Date, as a result of or in connection with any such exchange, unless because of Cooperating Party’s default hereunder or under any agreement executed by reason of this Section 12.15.

Exchangor agrees to indemnify, defend or hold Cooperating Party harmless from and against any and all additional costs, expenses, claims, demands, liabilities, losses, obligations, damages, recoveries, and deficiencies (such categories being collectively referred to herein as “Liabilities”) in excess of those Liabilities that Cooperating Party would otherwise have if the transaction contemplated in this Agreement closes as a sale transaction, and that Cooperating Party may incur or suffer, as a result of or in connection with (i) the structuring of the transaction contemplated in this Agreement as an exchange under Internal Revenue Code

Section 1031 and/or (ii) the execution of any documents in connection with the exchange.  Exchangor’s foregoing indemnity shall not indemnify Cooperating Party for any Liabilities arising as a result of or in connection with any default by Cooperating Party under this Agreement or any default by Cooperating Party under any of the documents or agreements entered into by Cooperating Party in connection with the exchange or for any negligence or willful misconduct on the part of Cooperating Party.  Implementation of the exchange(s) contemplated in this Section 12.15 shall not be a condition to the Close of Escrow.

Exchangor, at its election, may substitute for any one or more of them, one or more persons or entities (“Intermediary”) as a party(ies) to the Escrow and this Agreement, in which event the Intermediary shall assume and perform the obligations of Exchangor under this Agreement (but without the release of liability of Exchangor for such performance), and Cooperating Party agrees to accept the performance by Intermediary and shall tender its performance to Intermediary.

12.16                 No Public Disclosure.  Neither Purchaser nor Seller shall make any public disclosure of the terms of this transaction prior to the Close of Escrow without the prior written consent of the other party.

12.17                 Covenants, Representations and Warranties.  Except as otherwise set forth in this Agreement, all of the covenants, representations and agreements of Seller and Purchaser set forth in this Agreement shall survive the Close of Escrow, except that all representations and warranties shall survive only for a period of nine (9) months after the Close of Escrow.  By proceeding with the closing of the sale transaction, Seller and Purchaser shall be deemed to have waived, and so covenant to waive, any claims of defaults or breaches by the other party existing on or as of the Close of Escrow whether under this Agreement and any other document or instrument executed by the other party in connection with this transaction, of which the waiving party was aware prior to the Close of Escrow for which the other party shall have no liability.  For purposes hereof, Purchaser shall be deemed to have knowledge of any such claims of defaults or breaches if any of Michael G. Medzigian, Michael C. Coolidge or Gil Murillo have actual knowledge of the matters giving rise thereto, without any duty of inquiry, any imputation of the knowledge of another to him, or independent investigation of the relevant matter by any of such individual(s), and without any personal liability.

12.18                 Confidentiality.  Other than as required or permitted by the terms of this Agreement, neither Purchaser nor seller shall release or cause or permit to be released any press notices or releases or publicity (oral or written) or advertising promotion relating to, or otherwise announce or disclose or cause or permit to be announced or disclosed, in any manner whatsoever, the terms and conditions of the purchase and sale transaction for the Property, nor shall Purchaser or its respective agents or representatives disclose, prior to the Close of Escrow, in any manner whatsoever, (a) the information provided to Purchaser by Seller or its representatives, or (b) any analyses, compilations, studies or other documents or records prepared by or on behalf of Purchaser, in connection with Purchaser’s due diligence investigation of the Property, without first obtaining the written consent of Seller (not to be unreasonably withheld) (collectively, “Proprietary Information”).  The foregoing shall not preclude Purchaser (i) from discussing the Proprietary Information with any person who is employed by Purchaser or who, on behalf of Purchaser, is actively and directly participating in the purchase and sale of the Property, including, without limitation, to Purchaser’s shareholders, partners, members, existing or prospective lenders, attorneys, accountants and other consultants and advisors, or (ii) from complying with all laws, rules, regulations and court orders, including, without limitation, governmental regulatory, disclosure, tax and reporting requirements; provided, however, that if Purchaser is required by applicable law or legal process to disclose any Proprietary Information, Purchaser agrees to furnish only that portion of the Proprietary Information which Purchaser is legally compelled to disclose and to use its best efforts to obtain assurance that, if possible, confidential treatment will be accorded to the Proprietary Information.  Purchaser shall inform its respective representatives of the confidential nature of the Proprietary Information and shall direct them to be bound by the terms of this section.  In addition to any other remedies available to Purchaser or Seller, Purchaser and Seller shall have the right to seek equitable relief, including, without limitation, injunctive relief or specific performance, against Purchaser or Seller, as applicable, in order to enforce the provisions of this section.  The provisions of this section shall survive any termination of this Agreement.

Purchaser agrees not to contact, directly or indirectly, any employees of the Hotel prior to the Close of Escrow, and agrees to be liable for all of Seller’s damages in the event of any such contact by Purchaser or any of its agents or representatives.

12.19                 Limitation on Liability.  In consideration of the benefits accruing hereunder, Seller and Purchaser agree that, in the event of any actual or alleged failure, breach or default of this Agreement by Seller or Purchaser:

(a)                                 The sole and exclusive remedy shall be against the defaulting party and its assets;

(b)                                 No owner of the defaulting party shall be sued or named as a party in any suit or action;

(c)                                  No service of process shall be made against any owner or employee of the defaulting party (except as may be necessary to secure jurisdiction of the defaulting party);

(d)                                 No owner or employee of the defaulting party shall be required to answer or otherwise plead to any service of process;

(e)                                  No judgment may be taken against any owner or employee of the defaulting party;

(f)                                   Any judgment taken against any owner or employee of the defaulting party may be vacated and set-aside at any time without hearing;

(g)                                  No claims shall be made against Tarsadia; and

(h)                                 No writ of execution will ever be levied against the assets of any owner or employee of the defaulting party.

These covenants and agreements are enforceable both by the defaulting party and also by any owner or employee of the defaulting party.

Notwithstanding the foregoing, however, the restrictions set forth above in clauses (a) — (h,) inclusive, shall not apply to the members of Seller to the extent, and only to the extent, that Seller is unable to perform any of its indemnification obligations pursuant to this Agreement within sixty (60) days of Notice by Purchaser to Seller, demanding performance, and then, subject to the limitations on liability set forth in the next paragraph of this Section 12.19, only by reason of Seller having distributed any of its assets to any of its members, to any of Seller’s affiliates or to any third party other than on an arm’s length basis.

In addition to the foregoing, and notwithstanding any other term or provision of this Agreement to the contrary, except as to Seller’s fraud, Seller shall have no liability for the breach of any representation, warranty, covenant, indemnity or other obligation expressly stated to survive the Close of Escrow (collectively, “Seller’s Post-Closing Obligations”), unless and until the aggregate amount of Purchaser’s out-of-pocket damages and third party expenses directly resulting from such breaches shall exceed, and then only to the extent the same exceeds, One Hundred Thousand Dollars ($100,000.00).  Furthermore, Seller’s aggregate liability under this Agreement (or otherwise) for the breach of any and all of Seller’s Post-Closing Obligations shall, in no event individually or in the aggregate, exceed three percent (3%) of the Purchase Price.  In no event shall Seller have any liability for special damages, loss of profits, punitive damages, consequential damages, or damages for diminution-in-value, but shall only be liable for Purchaser’s actual out-of-pocket damages and third party expenses (subject to the aforementioned cap).

12.20                 No Third-Party Beneficiaries.  Seller and Purchaser agree that there are no third parties who are intended to benefit from or who are entitled to rely on any of the provisions of this Agreement.  No third party shall be entitled to assert any claims or to enforce any rights whatsoever pursuant to this Agreement.  The covenants and agreements provided in this Agreement are solely for the benefit of Seller and Purchaser and their permitted successors and assigns respectively.

12.21                 Electronic and Facsimile Signatures.  The execution of this Agreement and all Notices given hereunder and all amendments hereto, may be effected by facsimile and/or electronically transmitted signatures, all of which shall be treated as originals; provided, however, that the party receiving a copy hereof with a facsimile and/or electronically transmitted signature may, by written notice to the other, require the prompt delivery of an original signature to evidence and confirm the delivery of the facsimile signature.  Purchaser and Seller each intend to be bound by its respective facsimile and/or electronically transmitted signature, and is aware that the other party will rely thereon, and each party waives any defenses to the enforcement of the Agreement delivered by facsimile and/or electronic transmission.

12.22                 Purchaser Audit Rights.  Seller shall engage (at Purchaser’s sole cost and expense) McGladrey LLP (the “305 Auditor”) to undertake an audit of the books and records of Seller pertaining to the Hotel and certain limited matters involving Seller.  Notwithstanding anything to the contrary in this Agreement, to the extent not otherwise delivered to Purchaser in accordance with this Agreement, Seller agrees to promptly deliver to its 305 Auditor the audit request materials as listed on Exhibit “J-1” attached hereto.  During the Due Diligence Period and for a period of seventy-five (75) days after the Close of Escrow, Seller shall provide such additional information and/or make available to Seller’s 305 Auditor (who shall be subject to a duty of confidentiality as set forth in its engagement letter with Seller) such of the Excluded Documents as are reasonably necessary in connection with the preparation of the audit required to be undertaken in connection with Purchaser’s filings with the Securities and Exchange Commission; provided, however, that Purchaser shall reimburse Seller, promptly upon Seller’s request, for any actual costs incurred by Seller or its affiliates in undertaking such audit and making such Excluded Documents available to Purchaser.  Seller shall execute and provide a management representations letter in a form substantially similar to those attached hereto as Exhibit “J-2”  required by the 305 Auditor in connection with the preparation of any such filings.

12.23                 Waiver of Jury Trial.  ALL DISPUTES WITH RESPECT TO THIS AGREEMENT, WHETHER ARISING IN CONTRACT, TORT OR OTHERWISE ARISING OUT OF, CONNECTED WITH, OR RELATED OR INCIDENTAL TO, THE TRANSACTION GIVING RISE TO THIS AGREEMENT, SHALL BE TRIED BEFORE A JUDGE IN A COURT OF COMPETENT JURISDICTION AS PROVIDED HEREIN, WITHOUT A JURY.  THE JUDGE IN SUCH COURT OF COMPETENT JURISDICTION SHALL HAVE THE POWER TO GRANT ALL LEGAL AND EQUITABLE REMEDIES.  BY EXECUTING THIS AGREEMENT, EACH PARTY HEREBY WAIVES AND COVENANTS NOT TO ASSERT THEIR CONSTITUTIONAL RIGHT TO TRIAL BY JURY OF ANY DISPUTES RELATING TO THIS AGREEMENT AND/OR THE ACTS OR OMISSIONS OF A PARTY HERETO THEREUNDER, WHETHER ARISING IN CONTRACT, TORT OR OTHERWISE ARISING OUT OF, CONNECTED WITH, OR RELATED OR INCIDENTAL TO, THE TRANSACTION GIVING RISE TO THIS AGREEMENT.  THIS MUTUAL WAIVER OF JURY TRIAL SHALL BE BINDING UPON THE RESPECTIVE SUCCESSORS AND ASSIGNS OF SUCH PARTIES AND UPON ALL PERSONS AND ENTITIES ASSERTING RIGHTS OR CLAIMS OR OTHERWISE ACTING ON BEHALF OF A PARTY AND THEIR RESPECTIVE SUCCESSORS AND ASSIGNS.

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[Signatures on following page]

XIII.

EXECUTION

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed on the 16th day of October, 2012.

SELLER:

GASLAMP HOLDINGS, LLC,
a California limited liability company

By:	/s/ Nilesh Madhav
Name:	Nilesh Madhav
Title:	Manager

PURCHASER:

CWI MISSION VALLEY HOTEL, LLC
a Delaware limited liability company

By:	/s/ Michael G. Medzigian
Name:	Michael G. Medzigian
Title:	President and Chief Executive Officer

ESCROW HOLDER HEREBY ACKNOWLEDGES
AND AGREES TO THE ESCROW INSTRUCTIONS
SET FORTH IN THIS AGREEMENT.

FIRST AMERICAN TITLE INSURANCE COMPANY

BY:	/s/ Jill Siegel
/s/ Jill Siegel, Underwriting Counsel

Dated:	10/16/12

SCHEDULE “A”

CONTRACTS

COURTYARD MISSION VALLEY

HOTEL CONTRACTS AND SERVICE AGREEMENTS            * ‘ month to month’ terms listed as N/A for “next renewal”

Vendor	Last Renewal/ Expiration Date	Next* Renewal/ Expiration Date	Notes
24 Hour Elevator	5-Jul-12	4-Ju1-13	Elevator Inspection and Maintenenance
ASCAP	1-Jan-12	31-Dec-12	Media licensing for public areas
AVMS	1-Apr-08	N/A	Audio Visual Service for Meeting Rooms
Brickman	1-Mar-12	N/A	Landscape service provider
Crystal Blue Pool	27-Jun-11	N/A	Pool Service/Maintenance
ECS	30-Mar-12	29-Mar-13	Fire Alarm Monitoring
Environmental Grease	7-Oct-12	N/A	Regular Hood Cleaning and Grease Trap
Global Power	10-Jan-1 2	N/A	Preventative Maint/Inspections for (2) Generators
Lodgenet	1-Nov-08	N/A	In Room PPV Movies and Cable TV
Marriott ARSO	1-Jan-12	31-Dec-12	Call Center Reservations
Micros	13-Nov-11	12-Nov-12	F&B POS Equipment support/service
Mission Linen Supply	20-Jul-12	N/A	Banquet Linen rental
San Diego Zoological Society	5-Dec-11	N/A	Discounted Ticket Agreement
Steritech	3-Dec-08	N/A	Pest Control Monthly Service
US Security Associates	14-Feb-09	N/A	Nightly Security service (10p-6a)
Waste Management	unknown	N/A	Trash and Recycling removal

EXHIBIT “B”

LAND LEGAL DESCRIPTION

THE LAND REFERRED TO HEREIN BELOW IS SITUATED IN THE CITY OF SAN DIEGO, COUNTY OF SAN DIEGO, STATE OF CALIFORNIA, AND IS DESCRIBED AS FOLLOWS:

LOT 1 OF HOLIDAY INN, IN THE CITY OF SAN DIEGO, COUNTY OF SAN DIEGO, STATE OF CALIFORNIA, ACCORDING TO MAP THEREOF RECORDED NO. 5661, FILED IN THE OFFICE OF THE COUNTY RECORDER OF SAN DIEGO COUNTY, DECEMBER 16, 1965.

APN : 444-110-05

SCHEDULE “C”

PROPRIETARY COMPUTER SYSTEMS

•      Evolution’s domain Controller, which basically serves to authenticate users back to the Evolution’s Domain.

•      A program called Falcon, which allows the Evolution Call Center and the hotel to work together in terms of pricing and reservations.

•      Evolution’s PIX firewall, which is used to create a secure encrypted connection between the Hotel and Evolution.

•      Various individual user computers, such as the GMs computer, the DOS computer, etc.

•      Delphi...Users at this Hotel come back to Evolution for their access to Delphi.  The Hotel currently operates on an “enterprise” Delphi program.  On the Closing Date, Seller will disconnect the Hotel from the enterprise Delphi system so that the Hotel will be operated on a “stand alone” basis (or Purchaser may link it to its enterprise system).  Delphi will extract the data on the system (pursuant to an “extraction agreement”) that is specific to the Hotel and move it to the system of Purchaser, at Purchaser’s cost, and Purchaser shall be obligated to enter into a license agreement for the use of the Delphi system with the owner/ licensor thereof.

EXHIBIT “D”

LIQUOR TRANSFER AGREEMENT

AGREEMENT FOR PURCHASE AND SALE OF LIQUOR
AND LIQUOR LICENSES, AND ESCROW INSTRUCTIONS

between

MBP LAND, LLC

as Seller

and

as Purchaser

Courtyard by Marriott — Mission Valley

i

	10.13	Construction of Agreement	10
	10.14	No Public Disclosure	10
	10.15	Facsimile Signatures	11

XI.	EXECUTION		12

ii

AGREEMENT FOR PURCHASE AND SALE OF LIQUOR
AND LIQUOR LICENSES, AND ESCROW INSTRUCTIONS

This AGREEMENT FOR PURCHASE AND SALE OF LIQUOR AND LIQUOR LICENSES, AND ESCROW INSTRUCTIONS (the “Agreement”) is made and entered into as of the          day of                   , 2012, by and between MBP LAND, LLC, a California limited liability company (“Seller”), and                                                                                (“Purchaser”).

RECITALS

A.            Gaslamp Holdings, LLC, a California limited liability company (“Hotel Owner”) and Purchaser have heretofore entered into that certain Purchase and Sale Agreement and Escrow Instructions dated                         , 2012 (the “Hotel Purchase Agreement”), pursuant to the terms of which Hotel Owner has agreed to sell, and Purchaser has agreed to purchase Hotel Owner’s interest in the Property (as defined therein), located at 595 Hotel Circle South, San Diego, California.

B.            Seller currently holds certain liquor license(s) used in connection with the operation of the restaurant, lounge(s) and liquor business conducted at the Hotel, all as listed on Exhibit “A” attached hereto (collectively the “Licenses”).

C.            Subject to the terms and conditions set forth below, Purchaser desires to purchase from Seller, and Seller desires to sell to Purchaser, (i) the Licenses, and (ii) the opened and unopened wine, beer and other alcoholic beverages stock located at the Hotel as of the Closing Date (collectively the “Liquor”).  The Licenses and Liquor are sometimes collectively referred to as the “Assets.”

D.            The Assets are not part of the purchase and sale contemplated by the Hotel Purchase Agreement.

E.            Unless otherwise defined herein, all capitalized terms shall have the meanings ascribed to them in the Hotel Purchase Agreement.

AGREEMENT

NOW, THEREFORE, for valuable consideration, including the promises, covenants, representations and warranties hereinafter set forth, the receipt and adequacy of which are hereby acknowledged, the parties, intending to be legally and equitably bound, agree as follows:

1

I.

AGREEMENT TO PURCHASE; PURCHASE PRICE;
AND PAYMENT OF PURCHASE PRICE

1.1          Purchase and Sale.  Subject to the terms and conditions of this Agreement, Seller agrees to sell, assign and transfer to Purchaser, and Purchaser agrees to purchase from Seller, all of Seller’s right, title and interest in and to the Assets.

1.2          Purchase Price and Payment of Purchase Price.  The purchase price (the “Purchase Price”) for the Assets shall be as follows:

(a)           For the Licenses, the sum of Fifteen Thousand Dollars ($15,000); and

(b)           For the Liquor, an amount equal to Seller’s invoiced cost for all unopened items as of the Closing Date.

Concurrently with Purchaser’s and Seller’s execution of this Agreement, and as a condition precedent to the effectiveness hereof, Purchaser shall deposit with Escrow Holder its demand promissory note in an amount equal to Fifteen Thousand Dollars ($15,000.00).  On the Liquor Delivery Date, Purchaser shall redeem the demand promissory note by the payment of the balance of the Purchase Price to Escrow Holder

II.

CONDITION TO PURCHASER’S OBLIGATIONS TO PURCHASE

Purchaser’s obligation to purchase the Licenses is subject to the satisfaction of each of the following conditions:

(a)           Except as arising from the acts or omissions of Purchaser, the approval of the Department of Alcohol Beverage Control (the “Department”) of the transfer of the Licenses from Seller to Purchaser; and

(b)           The performance by the Hotel Owner of all of its obligations under the Hotel Purchase Agreement.

III.

CONDITIONS TO SELLER’S OBLIGATIONS TO SELL

Seller’s obligation to transfer the Assets to Purchaser is subject to the satisfaction of each of the following conditions:

(a)           The deposit by Purchaser with Escrow Holder of the Purchase Price in cash or current funds on the Closing Date;

2

(b)           The performance of Purchaser of all of its obligations under the Hotel Purchase Agreement; and

(c)           As to the Licenses only, the approval by the Department of the transfer of the Licenses from Seller to Purchaser.

IV.

CLOSING AND DELIVERY OF THE ASSETS

4.1          Opening of Escrow; and Close of Escrow.  Concurrently herewith, (a) an escrow is being opened with Bay Commercial Bank (“Escrow Holder”) through which the purchase and sale contemplated hereby shall be consummated, and (b) a fully executed copy of this Agreement is being deposited with, and countersigned by, Escrow Holder.  This Agreement shall constitute escrow instructions to Escrow Holder and Escrow Holder is hereby appointed and designated to act as an escrow holder and is authorized and instructed to follow the escrow instructions set forth herein.  Escrow shall close on the first business day following the date upon which the Department shall have approved the transfer of the Licenses from Seller to Purchaser (the “Closing Date”), but in no event earlier than the closing under the Hotel Purchase Agreement, and in no event later than the date one hundred eighty (180) days after the closing under the Hotel Purchase Agreement.  If the Closing Date does not occur within one hundred eighty (180) days after the closing under the Hotel Purchase Agreement, or if the Department terminates or fails to renew the temporary liquor license(s) which Purchaser obtains without approving the transfer of the Licenses, then on such termination date, (i) if the reason therefor is the result of the actions or omissions of Seller, Seller shall be deemed in default hereunder and, at the option of Purchaser, (A) (1) all amounts deposited by Purchaser hereunder  (including the demand promissory note referenced in Section 1.2 above), and all interest earned thereon, less any costs, expenses or fees to be paid by  Purchaser hereunder, shall be returned to Purchaser, (2) Purchaser shall be relieved of its obligations hereunder, and (3) this Agreement shall be deemed null and void and of no further force or effect, or (B) Purchaser can proceed to acquire the Liquor, in which case Seller shall unconditionally surrender the Licenses to the Department, and Purchaser may pursue its rights and remedies against Seller, and (ii) if the reason therefor is the result of the actions or omissions of Purchaser, then (A) all amounts deposited by Purchaser hereunder and all interest earned thereon, less any costs, expenses or fees to be paid hereunder, shall be released to Seller, (B) Purchaser shall proceed to acquire the Liquor, but not the Licenses, and Purchaser shall redeem the demand promissory note as required by Section 1.2 above, and (C) Seller and Purchaser shall automatically be relieved of any further of their respective obligations hereunder with respect to the Licenses.

Notwithstanding the foregoing, however, if, despite the good faith efforts of Seller and Purchaser, and if not otherwise arising from the acts or omissions of Purchaser, the Department fails to consent to the transfer of the Licenses or refuses to issue a temporary liquor license prior to the Closing Date, Seller agrees to enter into an interim liquor management agreement with Seller, on customary and reasonable terms (including indemnification and expense reimbursement provisions) for a period not to exceed ninety (90) days.

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4.2          Disbursements and Actions by Escrow Holder.  On the Closing Date, Escrow Holder shall pay out of the Purchase Price the claims of the bona fide creditors of Seller who file their claims with Escrow Holder before Escrow Holder is notified by the Department of its approval of the transfer of the Licenses or, if the Purchase Price is not sufficient to pay the claims in full, Escrow Holder shall distribute the Purchase Price as follows in accordance with Section 24074 of the California Business and Professions Code (the “Code”):

(i)            First, to the United States for claims based on income or withholding taxes; and thereafter for claims based on any tax other than specified in Section 24049 of the Code;

(ii)           Second, to the payment of claims for wages, salaries or fringe benefits of employees of Seller earned or accruing prior to the sale, transfer, or opening of an escrow for the sale thereof;

(iii)          Third, to the payment of claims of secured creditors to the extent of the proceeds which arise from the sale of the security;

(iv)          Fourth, to the payment of claims on mechanics’ liens;

(v)           Fifth, to the payment of escrow fees and the payment of claims for prevailing brokerage fees for services rendered and claims for reasonable attorneys’ fees for services rendered;

(vi)          Sixth, to the payment of claims for goods sold and delivered to Seller for resale at Seller’s licensed premises and the payment of claims for services rendered, performed, or supplied in connection with the operation of the licensed business, and to the payment of claims of a landlord, to the extent of proceeds on past due rent;

(vii)         Seventh, to the payment of other claims which have been reduced to court-ordered judgments, including claims for court-ordered support of a minor child; and

(viii)        Eighth, to the payment of all other claims.

The payment shall apply only to claims arising prior to the Close of Escrow (as referenced in the Hotel Purchase Agreement).  The payment of these claims shall be paid pro rata if sufficient assets are not available for the payment of the claims in full.  If Seller disputes any claim, Escrow Holder shall notify the claimant, and the amount or pro rata amount thereof shall be retained by Escrow Holder for a period of twenty-five (25) days, and if not attached, shall be paid to Seller.  Escrow Holder shall make the payment or distribution within one (1) business day after the completion of the transfer of the Licenses.  After the payment of all claims as provided herein, Escrow Holder shall distribute any remaining portion of the Purchase Price to Seller.  Upon such actions, the provisions of escrow established hereby shall have been fulfilled.

4.3          Additional Duties of Escrow Holder.  Escrow Holder shall comply with all provisions of Section 24074.1 of the Code including, without limitation, the following:  (i) Escrow Holder shall acknowledge receipt of each claim for a creditor not more than ten (10)

4

days after, and shall give written notice thereof to each party hereto immediately after, the receipt by Escrow Holder of such claim, and (ii) Escrow Holder shall, not more than ten (10) days after the Licenses have been transferred and prior to the distribution of the Purchase Price, advise each creditor who filed a claim against the escrow established hereunder whether or not there are sufficient assets in the escrow to pay all creditors in full.  If the assets in the escrow are sufficient to pay all creditors in full, Escrow Holder shall also advise each creditor of the date on or before which payment will be made.  If there are not sufficient assets to pay all creditors in full, Escrow Holder shall then advise each creditor who filed the claim the following:  (A) the total assets placed in escrow with it and the nature of each assets; (B) the name of each creditor who filed a claim against the escrow and the amount of said claim; (C) the amount Escrow Holder proposes to pay to each creditor; and (D) the date on or before which said amount will be paid to the creditors.

4.4          Rights of Escrow Holder.  If, without fault on the part of Escrow Holder, any controversy or litigation with respect to the subject matter hereof arises, the parties hereto shall jointly and severally hold Escrow Holder free and harmless from and against any and all loss, damage, liability or expense, including, without limitation, reasonable attorney’s fees, to which Escrow Holder may be put or which it may incur by reason of, or in connection with, such controversy or litigation.  If conflicting demands are made upon Escrow Holder with respect to the subject matter hereof, the parties hereto expressly agree that Escrow Holder shall have the absolute right, at its election, to do either, or both, of the following:

(i)            Withhold and stop all proceedings and performance of the transactions contemplated hereby and await settlement of the controversy or litigation by filing appropriate legal proceedings or otherwise, as it may require; or

(ii)           File suit for declaratory relief or interpleader and obtain an order from the court requiring the parties to interplead and litigate in such court their several claims and rights among themselves.  Upon the filing of any such declaratory relief or interpleader suit, Escrow Holder shall thereupon be fully released and discharged from all obligations to further perform any or all duties or obligations imposed by this Agreement.

4.5          Closing Costs.  Purchaser shall pay all escrow fees and related costs of Escrow Holder.  Purchaser shall pay all transfer fees to be paid in connection with the transfer of the Licenses from Seller to Purchaser.  Purchaser shall pay all sales and use taxes payable in connection with the transfer of the Assets to Purchaser.  Except to the extent otherwise specifically provided in this Section 4.5, all other expenses incurred by Seller and Purchaser with respect to the negotiation, documentation and closing of this transaction, including, without limitation, Purchaser’s and Seller’s attorneys’ fees, shall be borne and paid exclusively by the party incurring and/or responsible for the same.

4.6          Cancellation Fees and Expenses.  In the event the escrow created with Escrow Holder terminates because of the nonsatisfaction of any condition or for a reason other than the default of Purchaser or Seller under this Agreement, the cancellation charges required to be paid to Escrow Holder shall be borne equally by Seller and Purchaser.  All other charges shall be borne by the party incurring the same.

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4.7          Delivery of Liquor.  On the later of (i) the issuance to Purchaser of the temporary liquor license (which shall not occur earlier than the closing under the Hotel Purchase Agreement), or (ii) the Close of Escrow (as defined in the Hotel Purchase Agreement) under the Hotel Purchase Agreement, Seller shall deliver to Purchaser a Bill of Sale for the Liquor, and shall release possession thereof to Purchaser.  The date upon which the Liquor are delivered to Purchaser in accordance with the provisions of this Section 4.7 is hereinafter referred to as the “Liquor Delivery Date.”

V.

SELLER’S REPRESENTATIONS, WARRANTIES AND COVENANTS

Seller shall cooperate with Purchaser in executing such applications and statements, and shall take such actions as may be reasonably required by the Department in order to effectuate the transfer of the Assets from Seller to Purchaser.  Seller shall cooperate, as may be necessary or appropriate, to enable Escrow Holder to complete all aspects of bulk sale requirements under applicable law, and as contemplated by Sections 4.2 and 4.3 above, so as to convey a clear title to the Assets to Purchaser.

VI.

PURCHASER’S REPRESENTATIONS, WARRANTIES AND COVENANTS

Purchaser, at its sole cost, shall execute such applications and statements and take such actions as may be required by the Department in order to effectuate the transfer of the Liquor and the Licenses from Seller to Purchaser.

VII.

COOPERATION

The parties agree to cooperate in good faith with one another to the extent practicable to arrange concurrent closings of the transactions contemplated by this Agreement and the Hotel Purchase Agreement so as to avoid bookkeeping, operational and other difficulties that are likely to be experienced in the event of nonconcurrent closings.  In the event the transaction contemplated by this Agreement closes, or is prepared to close, but the transaction contemplated by the Hotel Purchase Agreement does not close or is canceled, Seller and Purchaser agree that Escrow Holder shall hold in escrow the temporary liquor license(s) issued to Purchaser until the earlier of (a) either Seller or Purchaser, by written notice delivered to the other within ten (10) business days following failure of the transaction under the Hotel Purchase Agreement to close, elects to obligate both Seller and Purchaser to take immediate steps to rescind the transaction under this Agreement and to restore the parties to their original positions as soon as reasonably possible, or (b) the transaction specified in the Hotel Purchase Agreement is consummated.  In the event the Hotel Purchase Agreement is prepared to close, but the transaction contemplated this Agreement is not, then Seller shall, upon the request of Purchaser and until to temporary Liquor License is issued to Purchaser, manage the liquor operations at the Hotel pursuant to the

6

terms of a separate liquor management agreement to be executed (as described in Section 4.1 hereof).

VIII.

BROKER’S COMMISSION

Neither party hereto has had any contact or dealing regarding the matter of this transaction, through any broker or other person who can claim a right to a commission or finder’s fee as a procuring cause of the sale contemplated herein.  In the event that any broker or finder perfects a claim for a commission or finder’s fee, the party to whom the broker or finder makes a claim shall indemnify, save harmless and defend the other party from said claim and all costs and expenses (including reasonable attorneys’ fees) incurred by the other party in defending against the same.

IX.

NOTICES

Except as otherwise expressly provided in this Agreement, all notices, requests, demands and other communications hereunder (“Notice”) shall be in writing and shall be deemed delivered by (i) hand delivery upon receipt, (ii) registered mail or certified mail, return receipt requested, postage prepaid, upon delivery to the address indicated in the Notice, (iii) by confirmed telecopy or facsimile transmission when sent, or (iv) overnight courier (next business day delivery) on the next business day at 12:00 noon, whichever shall occur first, as follows:

To Seller:                                                                                                                     MBP LAND, LLC

Attn:  Manager
620 Newport Center Drive
Fourteenth Floor
Newport Beach, CA 92660

With a Copy to:                                                                                 Tarsadia Investments, LLC

Attention: Edward G. Coss, Esq.
620 Newport Center Drive
Fourteenth Floor
Newport Beach, CA 92660

To Purchaser:

Attn:

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To Liquor Escrow Agent:                                 Chloe A. Flowers

Senior Vice President - Escrow Services
Bay Commercial Bank
3895 East Castro Valley Blvd., #A
Castro Valley, CA  94552
Fax: (510) 836-8979

Any correctly addressed Notice that is refused, unclaimed or undelivered because of an act or omission of the party to be notified shall be considered to be effective as of the first day that the Notice was refused, unclaimed or considered undeliverable by the postal authorities, messenger or overnight delivery service.  The parties hereto shall have the right from time to time, and at any time, to change their respective addresses and each shall have the right to specify as its address any other address within the United States of America, by giving to the other party at least thirty (30) days prior written notice thereof, in the manner prescribed herein; provided, however, that to be effective, any such change of address must be actually received (as evidenced by a return receipt).

X.

MISCELLANEOUS PROVISIONS

10.1        Further Assurances.  Purchaser and Seller each agree to use their respective best efforts promptly to proceed with respect to the transactions contemplated by this Agreement.  Whenever and as reasonably requested so to do by the other party, each party hereto shall execute, acknowledge and deliver, or cause to be executed, acknowledged or delivered, any and all such further applications, conveyances, assignments, instruments, approvals and consents and other further instruments and documents as may reasonably be necessary, expedient or proper in order to complete the transfer of the Licenses, and shall do any and all other acts as so requested in order to carry out the intent and purpose of this Agreement  Without limiting the generality of the foregoing, Seller hereby agrees to cooperate fully with Purchaser in obtaining the approval from the Department of the sale of the Licenses including, without limitation, promptly upon the request of Purchaser, executing and delivering the required Applications for Alcoholic Beverage License (ABC Form 211), the Requests to Surrender or Cancel License (ABC Form 231), and the Notices of Withdrawal of Application (ABC Form 209) with respect to the Licenses, which forms are necessary in order for Purchaser to obtain a temporary license from the Department.

10.2        Covenants, Agreements, Representations and Warranties Survive Closing.  Except as otherwise set forth in this Agreement, all of the covenants, representations and agreements of Seller and Purchaser set forth in this Agreement shall survive the Close of Escrow.

10.3        Governing Law.  This Agreement shall be governed by and construed in accordance with the laws of the State of California.  If any legal action is necessary to enforce the terms and conditions of this Agreement, the parties hereby agree that the Superior Court of California, County of Orange, shall be the sole jurisdiction and venue for the bringing of the action.

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10.4        Professional Fees and Costs.  If a lawsuit, arbitration or other proceedings are instituted by any party to enforce any of the terms or conditions of this Agreement against any other party hereto, the prevailing party in such litigation, arbitration or proceedings shall be entitled, as an additional item of damages, to such reasonable attorneys’ and other professional fees and costs (including, but not limited to, witness fees), court costs, arbitrators’ fees, arbitration administrative fees, travel expenses, and other out-of pocket expenses or costs of such other proceedings, whether or not such litigation or proceedings proceed to a final judgment or award.  For the purposes of this section, any party receiving an arbitration award or a judgment for damages or other amounts shall be deemed to be the prevailing party, regardless of amount of the damage awarded or whether the award or judgment was based on all or some of such party’s claims or causes of action, and any party against whom a lawsuit, arbitration or other proceeding is instituted and later voluntarily dismissed by the instituting party shall be deemed to be the prevailing party.

10.5        Exhibits and Schedules a Part of this Agreement.  The Exhibits and Schedules attached hereto are incorporated in this Agreement by reference and are hereby made a part hereof.

10.6        Executed Counterparts.  This Agreement may be executed in any number of counterparts and by different parties hereto in separate counterparts, each of which when so executed and delivered shall be deemed an original, but all such counterparts together shall constitute but one and the same instrument; signature pages may be detached from multiple separate counterparts and attached to a single counterpart so that all signature pages are physically attached to the same document.  This Agreement shall become effective upon the due execution and delivery of this Agreement to the parties hereto.

10.7        Assignment.  Purchaser may not, and shall have no right or power to, assign, convey and otherwise transfer all or any part of its interest or rights herein without the prior written consent of Seller, which consent may be withheld in Seller’s sole discretion, and any attempted assignment without Seller’s written consent shall be void, invalid and unenforceable.  Notwithstanding the foregoing, however, Purchaser may assign and transfer all of its rights and obligations under this Agreement to one (1) or more wholly owned subsidiary(ies) of Purchaser, or to an entity that is one hundred percent (100%) owned by an entity that, directly or indirectly, owns one hundred percent (100%) of Purchaser; provided, however, that Purchaser shall not be released of its obligations under this Agreement as a result of any such assignment.  Any assignment as permitted in the preceding sentence shall be conditioned upon Purchaser delivering to Seller and Escrow Holder, within forty-eight (48) hours of any such assignment, Notice thereof, together with copies of the resolutions of Purchaser and such assignee authorizing such assignment.  As a further condition to any such permitted assignment, Purchaser shall cause its assignee to executed an assignment and assumption agreement of Purchaser’s obligations under this Agreement (in form and content reasonably and mutually acceptable), and such other documents and instruments as Escrow Holder may reasonably request.

10.8        Successors and Assigns.  Subject to the provisions of Section 10.7 above, this Agreement shall be binding upon and inure to the benefit of the parties’ respective successors and permitted assigns.

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10.9        Time Is of the Essence.  Time is of the essence of this Agreement.

10.10      Entire Agreement.  This Agreement, and Exhibits and Schedules and other documents and instruments attached to or referenced herein, contain all representations and the entire understanding and agreement between the parties hereto with respect to the purchase of the Assets, and all prior and contemporaneous understandings, agreements and representations, whether oral or written, are entirely superseded.  No amendment of this Agreement shall be binding unless in writing and executed by the parties hereto.

10.11      Waiver.  Failure or delay by either party to insist on the strict performance of any covenant, term, provision or condition hereunder, or to exercise any option herein contained, or to pursue any claim or right arising herefrom, shall not constitute or be construed as a waiver of such covenant, term, provision, condition, option, claim or right.  Any waiver by either party shall be effective only if in a writing delivered to the other party hereto and setting forth, with specificity, the covenant, term, provision or condition so waived.  Any such waiver shall not constitute or be construed as a continuing waiver of any subsequent default.

10.12      Headings.  The headings of this Agreement are for purposes of convenience only and shall not limit or define the meaning of the provisions of this Agreement.

10.13      Construction of Agreement.  The parties hereto have negotiated this Agreement at length, and have had the opportunity to consult with, and be represented by, their own competent counsel.  This Agreement is, therefore, deemed to have been jointly prepared.  In determining the meaning of, or resolving any ambiguity with respect to, any word, phrase or provision of this Agreement, no uncertainty or ambiguity shall be construed or resolved against any party under any rule of construction, including the party primarily responsible for the drafting and preparation of this Agreement.

The words “herein,” “hereof,” “hereunder” and words of similar reference shall mean this Agreement.  The words “this Agreement” include the exhibits, addenda and any future written modifications, unless otherwise indicated by the context.  All words in this Agreement shall be deemed to include any number or gender as the context or sense of the Agreement requires.  The words “will,” “shall” and “must” in this Agreement indicate a mandatory obligation.  The use of the words “include,” “includes” and “including” followed by one or more examples is intended to be illustrative and is not a limitation on the scope of the description or term for which the examples are provided.  All dollar amounts set forth in this Agreement are stated in United States dollars, unless otherwise specified.  The words “day” and “days” refer to calendar days unless otherwise stated.  The words “business day” refer to a day other than a Saturday, Sunday or legal holiday on which banking institutions are closed.  The words “month” and “months” refer to calendar months unless otherwise stated.  The words “year” and “years” refer to calendar years unless otherwise stated.

10.14      No Public Disclosure.  Other than as expressly permitted or required by the terms of this Agreement, neither party shall make any public disclosure of the terms of this transaction without the prior written consent of the other party prior to the Close of Escrow.

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10.15      Facsimile Signatures.  The execution of this Agreement and all Notices given hereunder and all amendments hereto, may be effected by facsimile signatures, all of which shall be treated as originals; provided, however, that the party receiving a document with a facsimile signature may, by Notice to the other, require the prompt delivery of an original signature to evidence and confirm the delivery of the facsimile signature.  Purchaser and Seller each intend to be bound by its respective facsimile transmitted signature, and is aware that the other party will rely thereon, and each party waives any defenses to the enforcement of the Agreement, and documents, and any Notices delivered by facsimile transmission.

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XI.

EXECUTION

IN WITNESS WHEREOF, the parties have entered into this Agreement as of the day and year first above written.

SELLER:

MBP LAND, LLC
a California limited liability company

BY:	MKP ONE, LLC, a California limited liability company, its Manager

By:
Name:	Mayur Patel
Title:	Member

PURCHASER:

,
a

By:
Name:
Title:

ESCROW HOLDER HEREBY ACKNOWLEDGES
AND AGREES TO THE ESCROW INSTRUCTIONS
SET FORTH IN THIS AGREEMENT THIS          DAY
OF                           , 2012.

BAY COMMERICAL BANK

BY:
Chloe Flowers

12

EXHIBIT “A”

LIQUOR LICENSES

STATE OF CALIFORNIA

DEPARTMENT OF ALCOHOLIC BEVERAGE CONTROL

ALCOHOLIC BEVERAGE LICENSE

ON-SALE GENERAL EATING PLACE

VALID FROM		EXPIRES
MBP LAND LLC
May 01, 2012	620 NEWPORT CENTER DR	Apr 30, 2013
14TH FL
NEWPORT BEACH, CA 92660-5420

TYPE NUMBER DUP

47 465627

AREA CODE		RENEWAL

3710 10

BUSINESS ADDRESS	DBA: COURTYARD BY MARRIOTT
(IF DIFFERENT)	595 HOTEL CIR S
SAN DIEGO, CA 92108-3403
CONDITIONS

OWNERS:	MBP LAND LLC	7

IMPORTANT INFORMATION

EFFECTIVE PERIOD: This license is effective only for the operating period shown above.  A new license will be sent 4 to 6 weeks after the expiration date on your license if payment is timely.  Your license status will remain in good standing for 60 days after the expiration date if the renewal payment was received timely.  To check the status of you license visit http://www.abc.ca.gov/datport/LQSMenu.html.

RENEWAL NOTICES: Renewal notices are sent to premises address unless a specific mailing address is requested. If a notice is not received 30 days before expiration date shown above, contact the nearest ABC office.  To assure receipt of notices, advise you local ABC office of any change in address.

RENEWAL DATES: It is the licensee’s responsibility to pay the required renewal fee by the expiration date shown above.

A Penalty is charged for late renewal and the license can be automatically revoked for failure to pay.

RENEWAL PAYMENTS: Renewal payments can be made in person by visiting your local office or sent by mail to ABC Headquarters, 3927 Lennane Drive, Suite 100, Sacramento, CA 95834.  If you do not have your renewal notice, your license number and the reason for payment (ex. “renewal”) must be clearly indicated on the check.  You can contact your local ABC office for your renewal fee amount.

SEASONAL LICENSES: It is the licensee’s responsibility to pay the required renewal fee prior to the next operating period.

POSTING: Cover this license with glass or other transparent material and post it on premises in a conspicuous place.

CONDITIONS: A copy of all applicable conditions must be kept on premises.

LICENSEE NAME: Only 10 names will be printed on each license. If there are more names associated with the license, they will be indicated by “AND XX OTHERS”.  All names are on file and available upon request from your local ABC office.

DBA: If you change your business name please notify you local ABC office.

If you have any questions regarding this license, contact your local ABC office.  You can find the contact information for each district office at http://www.abc.ca.gov/distmap.html.

NOTE: CONTACT YOUR LOCAL ABC OFFICE IF YOUR LICENSED PREMISES WILL BE TEMPORARILY CLOSED FOR MORE THAN 15 DAYS OR WILL BE PERMANENTLY CLOSED.

License Serial#  384331

1

STATE OF CALIFORNIA

DEPARTMENT OF ALCOHOLIC BEVERAGE CONTROL

ALCOHOLIC BEVERAGE LICENSE

PORTABLE BAR

VALID FROM		EXPIRES
MBP LAND LLC
May 01, 2012	620 NEWPORT CENTER DR	Apr 30, 2013
14TH FL
NEWPORT BEACH, CA 92660-6420

TYPE NUMBER DUP

68 465627 1

AREA CODE		RENEWAL

3710 10

BUSINESS ADDRESS	DBA: COURTYARD BY MARRIOTT
(IF DIFFERENT)	595 HOTEL CIR S
SAN DIEGO, CA 92108-3403
CONDITIONS

OWNERS:	MBP LAND LLC	7

IMPORTANT INFORMATION

EFFECTIVE PERIOD: This license is effective only for the operating period shown above.  A new license will be sent 4 to 6 weeks after the expiration date on your license if payment is timely.  Your license status will remain in good standing for 60 days after the expiration date if the renewal payment was received timely.  To check the status of your license, visit http://www.abc.ca.gov/datport/LQSMenu.html.

RENEWAL NOTICES: Renewal notices are sent to premises address unless a specific mailing address is requested. If a notice is not received 30 days before expiration date shown above, contact the nearest ABC office.  To assure receipt of notices, advise you local ABC office of any change in address.

RENEWAL DATES: It is the licensee’s responsibility to pay the required renewal fee by the expiration date shown above.

A Penalty is charged for late renewal and the license can be automatically revoked for failure to pay.

RENEWAL PAYMENTS: Renewal payments can be made in person by visiting your local office or sent by mail to ABC Headquarters, 3927 Lennane Drive, Suite 100, Sacramento, CA 95834.  If you do not have your renewal notice, your license number and the reason for payment (ex. “renewal”) must be clearly indicated on the check.  You can contact your local ABC office for your renewal fee amount.

SEASONAL LICENSES: It is the licensee’s responsibility to pay the required renewal fee prior to the next operating period.

POSTING: Cover this license with glass or other transparent material and post it on premises in a conspicuous place.

CONDITIONS: A copy of all applicable conditions must be kept on premises.

LICENSEE NAME: Only 10 names will be printed on each license. If there are more names associated with the license, they will be indicated by “AND XX OTHERS”.  All names are on file and available upon request from you local ABC office.

DBA: If you change your business name please notify you local ABC office.

If you have any questions regarding this license, contact your local ABC office.  You can find the contact information for each district office at http://www.abc.ca.gov/distmap.html.

NOTE: CONTACT YOUR LOCAL ABC OFFICE IF YOUR LICENSED PREMISES WILL BE TEMPORARILY CLOSED FOR MORE THAN 15 DAYS OR WILL BE PERMANENTLY CLOSED.

License Serial#  384331

2

SCHEDULE “E”

DUE DILIGENCE MATERIALS

1.              Annual profit and loss statements for the Hotel for 2009, 2010, 2011, and through June 30, 2012.

2.              Monthly profit and loss statements for the Hotel for 2009, 2010, 2011, and through June 30, 2012.

3.              Balance sheet for the Hotel for December 31, 2009, 2010, and 2011.

4.              Metrics and statistics such as occupancy, average rate, RevPAR, etc. for the Hotel by month for the last three years including STR reports.

5.              Capital expenditures for the Hotel the period of January 1, 2009 through Dec. 31, 2011.

6.              Real and personal property tax bills for 2009, 2010 and 2011 for the Hotel, as well as copies of any open appeals that have been prepared or filed.

7.              List of all insurance coverages for the Hotel.

8.              Seller’s preliminary report of title for the Hotel.

9.              Copies of all service contracts, leases, franchise or license agreements, permits, management agreements, union agreements, and any instruments with respect to the Hotel that Buyer is expected to assume.

10.       Copies of all trademarks, trade names, and copyrights of Seller for the Hotel.

11.       Copies of all environmental reports performed by the Seller for the Hotel, if my.

12.       Survey (as-built), legal description, architectural and engineering plans and specifications, as well as a site plan with zoning specifications, for the Hotel, in each case if any.

13.       2012 health, fire, building and elevator inspection reports for the Hotel, if any.

14.       Physical inventories of supplies, consumables, and inventories for the Hotel, if any.

15.       Employee census listing all employee positions, salary or wage scale, benefits to which they are entitled, and accrued benefits including vacation and any other payments, in each case for the Hotel.

16.       A summary of the health insurance program available to employees of the Hotel.

17.       A summary of workers’ compensation insurance coverage as well as a summary of claims experience for each of the last three years for the Hotel.

18.       Most recent group bookings pace report for the Hotel.

19.       Detailed list of advanced reservations and bookings for the Hotel, including name of party, deposit received, rate guaranteed, dates, status, and other pertinent information. Include copies of all contracts relative to future definite group bookings and corporate and locally negotiated rates.

20.       List of all purveyors and sources of supplies and services for the Hotel.

21.       Details of any pending or expected litigation as well as claims where litigation has not commenced including all employee claims with respect to the Hotel.

22.       List of all tenants, rent rolls, deposits, and terms of lease for the Hotel.

23.       Copies of any Seller contemplated renovation expansion or redevelopment programs, including scope of work, estimate cost of implementation, design schemes or programs, architectural renderings and any other reports related to a contemplated renovation, in each case for the Hotel.

24.       Management organization chart for all salaried employees, with notations identifying exempt and non-exempt employees, for the Hotel.

25.       Copies of the 2010, 2011 and 2012 business plans, including the marketing, advertising and public relations plans for the Hotel.

26.       Market segmentation reports for each of the last three years showing average rates and room nights for each market segment, if any, for the Hotel.

27.       Courtyard by Marriott PIP (if any) for the Hotel.

28.       Current first mortgage documents including Loan Agreement and Promissory Note for the Hotel.

EXHIBIT “F”

DEED

(attached)

RECORDING REQUESTED BY

AND WHEN RECORDED MAIL THIS DEED AND, UNLESS
OTHERWISE SHOWN BELOW, MAIL TAX STATEMENT TO:

SPACE ABOVE IS FOR THE RECORDER’S USE

GRANT DEED

THE UNDERSIGNED GRANTOR(s) DECLARE(s) DOCUMENTARY TRANSFER TAX is $ unincorporated area X City of San Diego Parcel No. 444-110-05

IN ACCORDANCE WITH SECTION 11932 OF THE CALIFORNIA REVENUE & TAXATION CODE, GRANTOR (DEFINED BELOW) HAS DECLARED THE AMOUNT OF TAX THAT IS DUE BY A SEPARATE STATEMENT NOT BEING RECORDED WITH THIS GRANT DEED.

computed on the full value of the interest or property conveyed; or computed on the full value less value of liens or encumbrances remaining at the time of sale, and

FOR VALUABLE CONSIDERATION, receipt of which is hereby acknowledged,

GASLAMP HOLDINGS, LLC, a California limited liability company

hereby GRANT(S) to                                                                                 , a Delaware limited liability company,

the following described real property (land and improvements) in the CITY OF SAN DIEGO, State of California:

SEE EXHIBIT “A” ATTACHED HERETO AND INCORPORATED HEREIN BY THIS REFERENCE.

subject to all covenants, conditions, easements, restrictions, rights of way, and other exceptions to title of record.

595 Hotel Circle South
San Diego, CA 92108

Dated , 2012	GASLAMP HOLDINGS, LLC,
a California limited liability company

BY:
NAME:
TITLE:

ACKNOWLEDGMENTS

STATE OF                         )

                                             ) ss

COUNTY OF                     )

On                                                before me,                                                       , a notary public in and for said County and State, personally appeared                                                                          personally known to me (or proved to me on the basis of satisfactory evidence) to be the person(s) whose name(s) is/are subscribed to the within instrument and acknowledged to me that he/she/they executed the same in his/her/their authorized capacity(ies), and that by his/her/their signature(s) on the instrument the person(s), or the entity upon behalf of which the person(s), acted, executed the instrument.

WITNESS my hand and official seal.

(Signature of Notary Public

This area for notorial seal

EXHIBIT “G”

BILL OF SALE

(595 Hotel Circle South, San Diego, CA 92108)

GASLAMP HOLDINGS, LLC, a California limited liability company (“Seller”), in consideration of the purchase price paid by                                                                 , a Delaware limited liability company (“Purchaser”), as set forth in that certain Purchase and Sale Agreement and Escrow Instructions dated                               , 2012 (as amended and/or assigned, the “Agreement”), the terms of which are incorporated herein by reference, the receipt and sufficiency of such consideration being hereby acknowledged, has sold and assigned, and by this Bill of Sale does hereby grant, assign and set over to Purchaser, its representatives, successors and assigns, without representation or warranty except as expressly set forth in the Agreement, and subject to the terms of the Agreement, all of the following assets located at 595 Hotel Circle South, San Diego, California, on which are constructed such improvements in, by and through which is operated a hotel and hospitality business commonly known as “Courtyard by Marriott - Mission Valley:”

The Personal Property (as defined in the Agreement); and

The Inventory (as defined in the Agreement).

To have and to hold same unto Purchaser, its representatives, successors and assigns forever.

[The Remainder of This Page Has Been Intentionally Left Blank]

IN WITNESS WHEREOF, this Bill of Sale is executed this          day of                           , 2012.

GASLAMP HOLDINGS, LLC,
a California limited liability company

By:
Name:
Title:

EXHIBIT “H”

ASSIGNMENT OF INTANGIBLE PROPERTY
(595 Hotel Circle South, San Diego, CA 92108)

This ASSIGNMENT OF INTANGIBLE PROPERTY (the “Assignment”) is dated the          day of                               , 2012, and is made by and between GASLAMP HOLDINGS, LLC, a California limited liability company (“Assignor”), and                                                     , a Delaware limited liability company (“Assignee”).

RECITALS

A.            Assignor and Assignee have previously entered into that certain Purchase and Sale Agreement and Escrow Instructions dated                             , 2012 (as amended and/or assigned, the “Agreement”), pursuant to which Assignor has agreed to sell to Assignee, and Assignee has agreed to purchase from Assignor, all of Assignor’s right title and interest in and to that certain real and personal property (as defined in the Agreement) located at and more commonly known as 595 Hotel Circle South, San Diego, California, on which are constructed such improvements in, by and through which is operated a hotel and hospitality business commonly known as “Courtyard by Marriott - Mission Valley” (the “Hotel”).

B.            The effectiveness of this Assignment is dependent upon the sale, transfer and delivery of the Property to Assignee pursuant to the Agreement, and will not supersede any of the obligations of the parties under the Agreement.

C.            All capitalized terms shall have the meanings ascribed to them in the Agreement.

AGREEMENT

NOW, THEREFORE, in consideration of the foregoing recitals, the mutual benefits accruing to the parties hereto, and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, it is hereby agreed as follows:

I

ASSIGNMENT

1.1          Effective Date.  This Assignment shall take effect at and as of the date hereof, and incorporates by this reference all covenants and obligations of Assignor and Assignee contained in the Agreement with respect to the Intangible Property which imply or require performance on and after the date hereof.

1.2          Assignment of Intangible Property.  Assignor hereby assigns and transfers to Assignee, without representation or warranty except as expressly set forth in the Agreement, and subject to terms of the Agreement, all of its right, title and interest in and to all of the Intangible Property.

1.3          Assumption of Intangible Property.  Assignee hereby accepts the assignment made hereby and assumes and agrees to perform, as a direct obligation, all duties and obligations required to be performed on and after the date hereof by Assignor in connection with the Intangible Property assigned hereby, to the same extent as if Assignee had been an original party thereto.

1.4          Further Assurances.  Whenever and so often as requested by a party, the other party will promptly execute and deliver or cause to be executed and delivered all such other and further instruments, documents or assurances, and promptly do or cause to be done all such other and further things as may be necessary and reasonably required in order to further and more fully vest in such requesting party all rights, interests, powers, benefits privileges and advantages conferred or intended to be conferred upon it by this Assignment.

1.5          Successors and Assigns.  The rights and obligations of the parties hereto shall be for the benefit of, and binding upon, the successors and assigns of the parties hereto.

1.6          Governing Law.  This Assignment shall be governed by and construed in accordance with the laws of the State of California applicable to agreements made and to be wholly performed within said state.

II

COUNTERPARTS

This Assignment may be executed in any number of counterparts and by different parties hereto in separate counterparts and delivered by facsimile, each of which when so executed and delivered shall be deemed an original, but all such counterparts together shall constitute but one and the same instrument; signature pages may be detached from multiple separate counterparts and attached to a single counterpart so that all signature pages are physically attached to the same document.  This Assignment shall become effective upon the due execution and delivery of this Assignment to the parties hereto.

[The Remainder of This Page Has Been Intentionally Left Blank]

III

EXECUTION

IN WITNESS WHEREOF, the parties hereto have executed this Assignment the day and year first above written.

ASSIGNOR:

GASLAMP HOLDINGS, LLC,
a California limited liability company

By:
Name:
Title:

ASSIGNEE:

,
a Delaware limited liability company

By:
Name:
Title:

EXHIBIT “I”

ASSIGNMENT AND ASSUMPTION OF CONTRACTS
(595 Hotel Circle South, San Diego, CA 92108)

This ASSIGNMENT AND ASSUMPTION OF CONTRACTS (the “Assignment”) is dated the          day of                               , 2012, and is made by and between GASLAMP HOLDINGS, LLC, a California limited liability company (“Assignor”), and                                                       , a Delaware limited liability company (“Assignee”).

RECITALS

A.            Assignor and Assignee are parties to that certain Purchase and Sale Agreement and Escrow Instructions dated                           , 2012 (as amended and/or assigned, the “Agreement”) pursuant to which Assignor has agreed to sell to Assignee, and Assignee has agreed to purchase from Assignor, all of Assignor’s right title and interest in and to that certain Property (as defined in the Agreement) located at and more commonly known as 595 Hotel Circle South, San Diego, California, on which are constructed such improvements in, by and through which is operated a hotel and hospitality business commonly known as “Courtyard by Marriott - Mission Valley” (the “Hotel”).

B.            The Hotel and/or the Property are the subject of certain contracts and leases as referenced in the Agreement (collectively the “Contracts”), used and/or executed in connection with the ownership and/or operation of the Hotel and/or the Property.

C.            The effectiveness of this Assignment is dependent upon consummation of the sale, transfer and delivery of the Property to Assignee pursuant to the Agreement, and will not supersede any of the obligations of the parties under the Agreement.

D.            All capitalized terms shall have the meanings ascribed to them in the Agreement.

AGREEMENT

NOW, THEREFORE, in consideration of the foregoing recitals, the mutual benefits accruing to the parties hereto, and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, it is hereby agreed as follows:

I

ASSIGNMENT

1.1          Effective Date.  This Assignment shall take effect at and as of the date hereof, and incorporates by this reference all covenants and obligations of Assignor and Assignee contained in the Agreement with respect to the Contracts which imply or require performance on and after the date hereof.

1.2          Assignment of Contracts.  Assignor hereby assigns and transfers to Assignee all of its rights and obligations, in, under and to all of the Contracts, without representation or warranty except as expressly set forth in the Agreement and subject to the terms of the Agreement, and delegates to Assignee all of its duties thereunder.

1.3          Assumption of Contracts.  Assignee hereby accepts the assignment made hereby and assumes and agrees to pay and perform, as a direct obligation, all sums, payments, duties and obligations required to be paid and performed on and after the date hereof by Assignor under the Contracts assigned hereby to the same extent as if Assignee had been an original party thereto.

1.4          Indemnification.  Assignor agrees to indemnify and hold Assignee harmless from and against all damages, losses, claims and liabilities (including attorneys’ fees) pertaining to or arising in connection with the Contracts from actions or omissions occurring prior to the date hereof.  Assignee agrees to indemnify and hold Assignor harmless from and against all damages, losses, claims and liabilities (including attorneys’ fees) pertaining to or arising in connection with the Contracts from actions or omission occurring on or after the date hereof.

1.5          Further Assurances.  Whenever and so often as requested by a party, the other party will promptly execute and deliver or cause to be executed and delivered all such other and further instruments, documents or assurances, and promptly do or cause to be done all such other and further things as may be necessary and reasonably required in order to further and more fully vest in such requesting party all rights, interests, powers, benefits privileges and advantages conferred or intended to be conferred upon it by this Assignment.

1.6          Successors and Assigns.  The rights and obligations of the parties hereto shall be for the benefit of, and binding upon, the successors and assigns of the parties hereto.

1.7          Governing Law.  This Assignment shall be governed by and construed in accordance with the laws of the State of California applicable to agreements made and to be wholly performed within said state.

II

COUNTERPARTS

This Assignment may be executed in any number of counterparts and by different parties hereto in separate counterparts and delivered by facsimile, each of which when so executed and delivered shall be deemed an original, but all such counterparts together shall constitute but one and the same instrument; signature pages may be detached from multiple separate counterparts and attached to a single counterpart so that all signature pages are physically attached to the same document.  This Assignment shall become effective upon the due execution and delivery of this Assignment to the parties hereto.

[The Remainder of This Page Has Been Intentionally Left Blank]

III

EXECUTION

IN WITNESS WHEREOF, the parties hereto have executed this Assignment the day and year first above written.

ASSIGNOR:

GASLAMP HOLDINGS, LLC,
a California limited liability company

By:
Name:
Title:

ASSIGNEE:

,
a Delaware limited liability company

By:
Name:
Title:

EXHIBIT “J-1”

AUDIT REQUEST MATERIALS

3-05 Audit	Date
Schedule of Requests	Received	Comments

NOTE: Where possible, please provide the requested information in an electronic format. Also, please note there will be additional requests as we progress through the audit as this is not an all-inclusive list.

Internal Controls

1 Process narratives for the all control cycles (purchase and payables, treasury, revenue and receivables, fixed assets, payroll, month-end close process, etc) in place during the periods under audit

2 Narrative for the night auditor packet process

3 Availability of night audit packets for selection (selections to be made at a later date)

4                 Narrative describing the IT environment including applications used, IT governance structure, planned IT changes and processes for systems developments and change management, physical and logical security and data backup and recovery.

5 Copies of the SOC 1 reports (formerly known as SAS 70) for the payroll service provider for the last three years

General

1 Closed trial balances (in excel) for the years ended 12/31/10 and 12/31/11

2 December 2010 and 2011 Balance Sheets and Statements of Operations (detailed by department)

3 Complete general ledger detail for the years ended 12/31/10 and 12/31/11

4 Please provide copies of the following executed agreements or documents (if applicable):
a. Organization chart (Review only in Seller’s office)
b. LLC Agreement (Review only in Seller’s office)
c. Articles of Organization
d. Management agreement
e. Franchise agreement
f. Loan Agreement, Promissory Agreement and Guaranties
g. Other material or significant contracts or agreements relevant to the audit

5 Copies of 2010 and 2011 federal and state tax returns (if available)

Cash

1 Bank reconciliations for all cash accounts as of 12/31/10 and 12/31/11

2 Listing of all bank accounts used during the last three years (including accounts that have been closed), including name of institution and account number

3 Copies of all December 2010 and 2011 bank statements

4 Copies of all January 2011 and 2012 bank statements

5 Copies of all monthly 2010 and 2011 depository cash account bank statements

6 Copies of all restricted cash/escrow statements as of 12/31/10 and 12/31/11

Notes receivable (if applicable)

1 Rollforward of notes receivable during the period under audit detailing beginning balance, advances, repayments and ending balance as of 12/31/11

Revenue and receivables

1 Guest ledger and accounts receivable aging detail (city ledger) as of 12/31/10 and 12/31/11

2 Detail of Reserves for bad debt with explanation of adequacy as of 12/31/10 and 12/31/11

3 Copies of all STAR reports for 2010 and 2011 (if available)

4 Listing of all sales tax and occupancy tax payments made during 2010 and 2011. We will request copies of the corresponding tax returns as necessary.

Prepaid expenses

1                 Detail of other assets and prepaids as of 12/31/10 and 12/31/11 (as they’d appear on the financial statement line item). Invoice and payment support will be requested after we look at the detail, if necessary.

Investment in hotels

1                 Detail of investment in hotels rollforward, including listing of all additions and dispositions, for the period from inception through 12/31/11. We will request check copies and invoices for selected additions.

2 Depreciation schedules as of 12/31/10 and 12/31/11 for all fixed assets

3 Support for the initial purchase (either land or hotel), including the Purchase and Sale agreement and closing escrow statement.

4                 FAS 141 purchase price allocation from the original purchase of the hotel (if the hotel has never been audited). If the hotel has never been audited and there was significant renovation work completed since inception, we will need details of all construction costs.

Deferred loan costs, franchise fees or any other deferred charges

1                 Rollforward of deferred loan costs, franchise fees or any other deferred charges from inception detailing the initial basis, amortization, disposals and ending balance as 12/31/11. We will request additional support for significant additions (if applicable).

Accounts payable and accrued expenses

1 Accounts payable aging detail as of 12/31/10 and 12/31/11.

2 Advance deposit ledger as of 12/31/10 and 12/31/11.

3 Reconciliations of accrued expense accounts as of 12/31/10 and 12/31/11, including accrued vacation, accrued payroll, accrued other, etc.

4 Check register detail for the periods 1/1/11 - 2/28/11 and 1/1/12 - 2/29/12. We will request invoices for selected items and may be required to update testing throughout the audit.

5 Copies of December2010 and 2011 sales tax and occupancy tax returns

Long-Term Debt (if applicable)

1 Rollforward of notes payable from inception detailing beginning balance, advances, repayments and ending balance as of 12/31/11.

2 Loan confirmation forms for all loans held in the last three years sent back to McGladrey for independent mailing - templates to be provided.

Members’ Equity

1 Rollforward schedule for equity detailing contributions, distributions, income/loss, and other activity from inception to 12/31/11 (Review only in Seller’s office)

2                 Schedule/detail of contributions and distributions that occurred during 2009, 2010 and 2011. If applicable, please provide check copies or wire transfer statements so that we can verify the material owner contributions/distributions. We will make selections for the material contributions/distributions.(Review only in Seller’s office)

Profit and Loss

1 Copies of all legal invoices paid during the years ending 12/31/10 and 12/31/11. From this detail, we will select which legal firms to send confirmations to, if deemed necessary.

2 Reconciliation for the report from the payroll service provider to the trial balance for the years ending 12/31/10 and 12/31/11.

3 Calculation of the management fees and asset management fees paid for the years ended 12/31/10 and 12/31/11.

4 Copies of all real estate tax bills paid during 2010 and 2011.

Interim Review

1 Closed trial balance (in excel) for the nine months ended 9/30/11 and 9/30/12

2 September 2011 and September 2012 Balance Sheets and Statements of Operations (detailed by department)

3 Bank reconciliations for all cash accounts as of 9/30/11 and 9/30/12

4 Copies of all September 2011 and 2012 bank statements

5 Copies of all restricted cash/escrow statements as of 9/30/11 and 9/30/12

6 Rollforward of notes receivable detailing beginning balance at 1/1/12, advances, repayments and ending balance as of 9/30/12

7 Guest ledger and accounts receivable aging detail (city ledger) as of 9/30/11 and 9/30/12

8 Detail of Reserves for bad debt with explanation of adequacy as of 9/30/11 and 9/30/12

9                 Detail of investment in hotels rollforward, including listing of all additions and dispositions, for the period from 1/1/12 through 9/30/12. We will request check copies and invoices for selected additions.

10 Depreciation schedules as of 9/30/12 for all fixed assets

11          Rollforward of deferred loan costs, franchise fees or any other deferred charges detailing the beginning balance at 1/1/12, amortization, disposals and ending balance as 9/30/12. We will request additional support for significant additions (if applicable).

12 Accounts payable aging detail as of 9/30/11 and 9/30/12.

13 Advance deposit ledger as of 9/30/11 and 9/30/12.

14 Reconciliations of accrued expense accounts as of 9/30/11 and 9/30/12, including accrued vacation, accrued payroll, accrued other, etc.

15 Rollforward schedule for equity detailing contributions, distributions, income/loss, and other activity from1/1/12 to 9/30/12

16 Copies of all real estate tax bills paid during 2012.

The listing is not all inclusive. Additional requests will be made after reviewing detail. There will be additional requests if the hotels have never been audited and/or the records were kept on a basis other than GAAP (cash or tax basis).

EXHIBIT “J-2”

FORM MANAGEMENT REPRESENTATIONS LETTER

REPORT DATE

McGladrey LLP

1 South Wacker Drive

Suite 800

Chicago, IL 60606

In connection with your audits of the balance sheet of [COMPANY] (the “Company”) as of December 31, 2011 and 2010, and the related statements of income, changes in members’ equity and cash flows for the years then ended, we confirm that we are responsible for the fair presentation in the financial statements of financial position, results of operations, and cash flows in conformity with accounting principles generally accepted in the United States of America.

We confirm, to the best of our knowledge and belief, the following representations made to you during your audit:

1.              The financial statements referred to above are fairly presented in conformity with accounting principles generally accepted in the United States of America.

2.              We have made available to you all financial records and related data and have responded truthfully to all inquiries made to you during your audits.

3.              We have no knowledge of fraud or suspected fraud affecting the Company involving:

a.              Management.

b.              Employees who have significant roles in the internal control.

c.               Others where the fraud could have a material effect on the financial statements.

4.              We acknowledge our responsibility for the design and implementation of programs and controls to provide reasonable assurance that fraud is prevented and detected.

5.              We have no knowledge of any allegations of fraud or suspected fraud affecting the Company received in communications from employees, former employees, analysts, regulators, short sellers, or others.

6.             We are aware of no significant deficiencies, including material weaknesses, in the design or operation of internal controls that could adversely affect the Company’s ability to record, process, summarize, and report financial data.

7.              There have been no communications from regulatory agencies concerning noncompliance with, or deficiencies in, financial reporting practices.

8.              We have no plans or intentions that may materially affect the carrying value or classification of assets.  In that regard, long-lived assets, including intangibles, that are impaired or to be disposed of have been recorded at the lower of their cost or fair value.

9.              The following have been properly recorded and/or disclosed in the financial statements:

a.              Related-party relationships, transactions, and related amounts receivable or payable, including sales, purchases, loans, transfers, leasing arrangements, and guarantees, all of which have been recorded in accordance with the economic substance of the transactions.

b.              Liens or encumbrances on assets and pledges of assets.

c.               Amounts of contractual obligations for construction and/or purchase of real property, equipment, other assets, and intangibles.

d.              All significant estimates and material concentrations known to management that are required to be disclosed in accordance with the Risks and Uncertainties Topic of the FASB Accounting Standards Codification.  Significant estimates are estimates at the balance sheet date that could change materially within the next year.  Concentrations refer to volumes of business, revenues, available sources of supply, or markets for which events could occur that would significantly disrupt normal finances within the next year.

e.               Assets and liabilities measured at fair value in accordance with the Fair Value Measurements and Disclosures Topic of the FASB Accounting Standards Codification.

10.       We have evaluated the tax positions under the two-step approach for recognition and measurement of uncertain tax positions required by the Income Taxes Topic of the FASB Accounting Standards Codification and we believe there are no current and deferred assets and liabilities related to the accounting for income taxes.

11.       We are responsible for making the accounting estimates included in the [consolidated] [combined] financial statements.  Those estimates reflect our judgment based on our knowledge and experience about past and current events and our assumptions about conditions we expect to exist and courses of action we expect to take.

12.       There are no:

a.              Material transactions that have not been properly recorded in the accounting records underlying the financial statements.

b.              Violations or possible violations of laws or regulations whose effects should be considered for disclosure in the financial statements or as a basis for recording a loss contingency.  In that regard, we specifically represent that we have not been designated as, or alleged to be, a “potentially responsible party” by the Environmental Protection Agency in connection with any environmental contamination.

c.               Other material liabilities or gain or loss contingencies that are required to be accrued or disclosed by the Contingencies Topic of the FASB Accounting Standards Codification.

d.              Derivative financial instruments.

e.               Guarantees, whether written or oral, under which the Company is contingently liable.

f.                Arrangements with financial institutions involving compensating balances or other arrangements involving restrictions on cash balances.

g.               Lines of credit or similar arrangements.

h.              Agreements to repurchase assets previously sold.

i.                  Security agreements in effect under the Uniform Commercial Code.

j.                 Investments in debt and equity securities.

k.              Liabilities that are subordinated to any other actual or possible liabilities of the Company.

l.                  All leases and material amounts of rental obligations under long-term leases.

13.       We are not aware of any pending or threatened litigation, claims, or assessments, or unasserted claims or assessments that are required to be accrued or disclosed in the financial statements in accordance with the Contingencies Topic of the FASB Accounting Standards Codification, and we have not consulted a lawyer concerning litigation, claims, or assessments.

14.      The Company has satisfactory title to all owned assets.

2

15.       We have complied with all aspects of contractual agreements that would have a material effect on the financial statements in the event of noncompliance.

16.       We are responsible for determining that significant events or transactions that have occurred since the balance sheet date and through [DATE OF MANAGEMENT’S EVALUATION AS DISCLOSED IN THE FINANCIAL STATEMENTS], have been recognized or disclosed in the financial statements.  No events or transactions [other than those disclosed in the [consolidated] [combined] financial statements] have occurred subsequent to the balance sheet date and through [DATE OF MANAGEMENT’S EVALUATION AS DISCLOSED IN THE FINANCIAL STATEMENTS] that would require recognition or disclosure in the [consolidated] [combined] financial statements.  We further represent that as of [DATE OF MANAGEMENT’S EVALUATION AS DISCLOSED IN THE FINANCIAL STATEMENTS], the financial statements were complete in a form and format that complied with accounting principles generally accepted in the United States of America, and all approvals necessary for issuance of the financial statements had been obtained.

17.       During the course of your audit, you may have accumulated records containing data that should be reflected in our books and records.  All such data have been so reflected.  Accordingly, copies of such records in your possession are no longer needed by us.

COMPANY

[NAME OF CHIEF EXECUTIVE OFFICER AND TITLE OR EQUIVALENT]

[NAME OF CHIEF FINANCIAL OFFICER AND TITLE OR EQUIVALENT]

3

EXHIBIT 7.2.14

PERMITS

County of San Diego Air Polution Control District - Certificate of Registration

County of San Diego Air Polution Control District - Permit to Operate

City of San Diego Public Utilities Department - FEWD Permit

Conveyance Permit - 1 Left

Conveyance Permit - 2 Right

Conveyance Permit - 3 Left

Conveyance Permit - 4 Right

Conveyance Permit - Serv 5

Environmental Health Permit - Pool

Environmental Health Permit - Restaurant Food Facility

Department of Environmental Health Unified Program Facility Permit

Department of Alcoholic Beverage Control Type 68

Department of Alcoholic Beverage Control Type 47

California State Board of Equalization Sellers Permit

City of San Diego Fire Rescue Department

City of San Diego Business Tax Certificate